Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-258348

Prospectus Supplement No. 1
(to prospectus dated April 28, 2022)

Up to 44,350,000 Shares of Class A Common Stock
and
Up to 1,195,006,622 Shares of Class A Common Stock
Up to 44,350,000 Warrants to Purchase Class A Common Stock
Offered by the Selling Securityholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 18, 2022 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-258348), as amended, with the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 5, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of an aggregate of up to 44,350,000 shares of our common stock, par value $0.0001 per share (“Class A common stock”), consisting of (a) 42,850,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (b) 1,500,000 shares of Class A common stock issuable upon exercise of the Working Capital Warrants, and (2) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 1,195,006,622 shares of Class A common stock, consisting of (i) 1,118,905,164 issued and outstanding shares of Class A common stock, (ii) 31,751,458 shares of Class A common stock subject to vesting and/or exercise of the assumed Lucid Equity Awards and (iii) 44,350,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants, and (b) 44,350,000 warrants representing the Private Placement Warrants and the Working Capital Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Ayar, our majority stockholder, also currently has the ability to nominate five of the nine directors to our Board.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on The Nasdaq Stock Market LLC under the symbol “LCID.” On May 5, 2022, the closing price of our Class A common stock was $18.85 per share.

Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 7 of the Prospectus and in our other documents subsequently filed with the SEC, including the Quarterly Report.

Neither the SEC nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

May 6, 2022

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(MARK ONE)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2022

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 001-39408

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0891392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard, Newark, CA 94560

(Address of principal executive offices) (Zip code)

(510) 648-3553

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	LCID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes     ☐  No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files)   ☒  Yes     ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act).    ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   ☐  Yes     ☒  No

Number of shares of the registrant’s common stock outstanding at April 29, 2022: 1,667,840,573

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. They appear in a number of places throughout this Quarterly Report on Form 10-Q and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate, including estimates and forecasts of financial and operational metrics, projections of market opportunity, market share and product sales, expectations and timing related to commercial product launches and production volumes, future strategies and products, including with respect to energy storage systems and automotive partnerships, manufacturing capabilities and facilities, studio openings, sales channels and strategies, future vehicle programs, expansion and the potential success of our go-to-market strategy and our financial and operating guidance, future capital expenditures and other operating expenses, future market launches and international expansion, including our planned manufacturing facility in Saudi Arabia and related timing and value to Lucid, and our needs for additional financing. Such forward-looking statements are based on available current market material and our current expectations, beliefs and forecasts concerning future developments. Factors that may impact such forward-looking statements include:

•	changes in domestic and foreign business, market, financial, political and legal conditions, including the ongoing conflict between Russia and Ukraine;

•	risks related to the timing of expected business milestones and commercial product launches, including our ability to mass produce the Lucid Air and complete the tooling of our manufacturing facility;

•	risks related to the expansion of our manufacturing facility, the construction of new manufacturing facilities and the increase of our production capacity;

•	risks related to our supply chain and our ability to complete the tooling of our manufacturing facilities over time and scale production of the Lucid Air and other vehicles;

•	risks related to the construction of new manufacturing facilities and the increase of our production capacity;

•	risks related to future market adoption of our offerings;

•	the effects of competition and the pace and depth of electric vehicle adoption generally on our future business;

•	changes in regulatory requirements, governmental incentives and fuel and energy prices;

•	our ability to rapidly innovate;

•	our ability to enter into or maintain partnerships with original equipment manufacturers, vendors and technology providers;

•	our ability to effectively manage our growth and recruit and retain key employees, including our chief executive officer and executive team;

•	risks related to potential vehicle recalls;

•	our ability to establish our brand, and capture additional market share, and the risks associated with negative press or reputational harm;

•	future changes to vehicle specifications which may impact performance, pricing, and other expectations;

•	our ability to manage expenses;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•	the impact of the global COVID-19 pandemic on our supply chain, projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and

•	other factors disclosed in this Quarterly Report on Form 10-Q or our other filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements contained in this Quarterly Report on Form 10-Q are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in Part II, Item 1A. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Frequently Used Terms

Unless otherwise stated in Item I. Financial Statements and accompanying footnotes, or the context otherwise requires, references in this Quarterly Report on Form 10-Q to:

“2009 Plan” are to the Atieva, Inc. 2009 Share Plan duly adopted by the board of directors of Legacy Lucid on December 17, 2009;

“2014 Plan” are to the Atieva, Inc. 2014 Share Plan duly adopted by the board of directors of Legacy Lucid on May 14, 2014;

“2021 Plan” are to the Atieva, Inc. 2021 Stock Incentive Plan duly adopted by the compensation committee of the board of directors of Legacy Lucid on January 13, 2021 and approved by Legacy Lucid’s shareholders on January 21, 2021;

“2026 Notes” are to the 1.25% Convertible Senior Notes due 2026;

“Ayar” are to Ayar Third Investment Company, an affiliate of PIF;

“Board” are, prior to consummation of the Transactions, to the board of directors of Legacy Lucid, and, following consummation of the Transactions, to the board of directors of Lucid Group Inc., a Delaware corporation;

“Churchill” or “CCIV” are to Churchill Capital Corp IV, a Delaware corporation and our predecessor company prior to the consummation of the Transactions, which changed its name to Lucid Group, Inc. following the consummation of the Transactions, and its consolidated subsidiaries;

“Churchill’s Class A common stock” are to Churchill’s Class A common stock, par value $0.0001 per share;

“Churchill’s Class B common stock” are to Churchill’s Class B common stock, par value $0.0001 per share;

“Churchill IPO” are to the initial public offering by Churchill which closed on August 3, 2020;

“Closing” are to the consummation of the Transactions;

“Closing Date” are to July 23, 2021, the date on which the Transactions were consummated;

“common stock” are, prior to the consummation of the Transactions, to Churchill’s Class A common stock and Churchill’s Class B common stock and, following the consummation of the Transactions, to the common stock of Lucid Group, Inc., par value $0.0001 per share;

“Effective Time” are to the date and time when the Merger became effective;

“ESG” are to the Environmental, Social and Governance;

“EV” are to electric vehicle;

“Exchange Ratio” are to the quotient as defined in, and calculated in accordance with, the Merger Agreement, which is 2.644;

“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of February 22, 2021, by and among the Company, the Sponsor, Ayar and certain other parties thereto;

“Legacy Lucid” are to Atieva, Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its consolidated subsidiaries before the Closing Date;

“Legacy Lucid Common Shares” are to the common shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Awards” are to all issued and outstanding stock options, restricted stock units or other compensatory equity securities in respect of shares of Legacy Lucid outstanding as of immediately prior to the closing of the Merger, including, without limitation, any Legacy Lucid Options and Legacy Lucid RSUs;

“Legacy Lucid Share Plans” are to the 2009 Plan, the 2014 Plan, the 2021 Plan, in each case as amended from time to time in accordance with their terms;

“Legacy Lucid Options” are to all issued and outstanding options to purchase or otherwise acquire Legacy Lucid Common Shares (whether or not vested) held by any person, including share options granted under any Legacy Lucid Share Plan;

“Legacy Lucid Preferred Shares” are to, collectively, Legacy Lucid Series A Preferred Shares, Legacy Lucid Series B Preferred Shares, Legacy Lucid Series C Preferred Shares, Legacy Lucid Series D Preferred Shares and Legacy Lucid Series E Preferred Shares;

“Legacy Lucid Series A Preferred Shares” are to the Series A preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series B Preferred Shares” are to the Series B preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series C Preferred Shares” are to the Series C preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series D Preferred Shares” are to the Series D preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Series E Preferred Shares” are to the Series E preferred shares, par value $0.0001 per share, of Legacy Lucid;

“Legacy Lucid Shares” are to the Legacy Lucid Common Shares and Legacy Lucid Preferred Shares;

“Legacy Lucid RSUs” are to all issued and outstanding restricted stock unit awards with respect to Legacy Lucid Common Shares outstanding under any Legacy Lucid Share Plan;

“Lucid Awards” are to Lucid Options and Lucid RSUs;

“Lucid Options” are to all issued and outstanding options to purchase shares of common stock immediately following the closing of the Merger;

“Lucid RSUs” are to all issued and outstanding restricted stock unit awards with respect to shares of common stock immediately following the closing of the Merger;

“Merger” are to the merger of a merger subsidiary of Churchill and Atieva, Inc., with Atieva, Inc. surviving such merger as a wholly owned subsidiary of Churchill;

“Merger Sub” are to Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill, Legacy Lucid and Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;

“PIF” are to the Public Investment Fund;

“PIPE Investment” are to the private placement subscription agreements that Churchill entered into contemporaneously with the execution of the Merger Agreement whereby Churchill has agreed to issue and sell to certain investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share. The PIPE Investment closed simultaneously with the Closing of the Merger;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“PIPE Subscription Agreements” are to the common stock subscription agreements entered into by and among Churchill, and the investors party thereto, in each case, dated as of February 22, 2021 and entered into in connection with the PIPE Investment;

“Private Placement Warrants” are to Churchill’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;

“Promissory Note” are to the unsecured promissory note issued by Churchill to the Sponsor in an aggregate principal amount of $1,500,000. The Sponsor has elected to exercise its option to convert the unpaid balance of the Promissory Note of $1,500,000 into Working Capital Warrants;

“Public Warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);

“Sponsor” are to Churchill Sponsor IV LLC, a Delaware limited liability company and an affiliate of M. Klein and Company;

“Transactions” are to the Merger, together with the other transactions consummated under the Merger Agreement and the related agreements;

“Warrant Agreement” are to the Warrant Agreement, dated July 29, 2020, entered into in connection with the Churchill IPO by and between Continental Stock Transfer & Trust Company and Churchill; and

“Working Capital Warrants” are to the warrants to purchase Churchill’s Class A common stock pursuant to the terms of the Promissory Note, on terms identical to the terms of the Private Placement Warrants.

Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to Legacy Lucid and its subsidiaries prior to the Closing, and Lucid Group, Inc., a Delaware corporation, and its subsidiaries after the Closing.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

LUCID GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$5,391,844	$6,262,905
Accounts receivable, net	867	3,148
Inventory	333,906	127,250
Prepaid expenses	42,325	70,346
Other current assets	95,489	43,328
Total current assets	5,864,431	6,506,977
Property, plant and equipment, net	1,327,544	1,182,153
Right-of-use assets	166,625	161,974
Other noncurrent assets	43,240	30,609
TOTAL ASSETS	$7,401,840	$7,881,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,440	$41,342
Accrued compensation	28,757	32,364
Finance lease liabilities, current portion	4,485	4,183
Other current liabilities	412,258	318,212
Total current liabilities	511,940	396,101
Finance lease liabilities, net of current portion	6,039	6,083
Common stock warrant liability	871,478	1,394,808
Long-term debt	1,988,047	1,986,791
Other long-term liabilities	194,867	188,575
Total liabilities	3,572,371	3,972,358
Commitments and contingencies (Note 15)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of March 31, 2022 and December 31, 2021; no shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001; 15,000,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 1,667,597,533 and 1,648,413,415 shares issued and 1,666,739,708 and 1,647,555,590 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	167	165
Additional paid-in capital	9,997,176	9,995,778
Treasury stock, at cost, 857,825 shares at March 31, 2022 and December 31, 2021	(20,716)	(20,716)
Accumulated deficit	(6,147,158)	(6,065,872)
Total stockholders' equity	3,829,469	3,909,355
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,401,840	$7,881,713

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUCID GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue	$57,675	$313

Costs and expenses
Cost of revenue	245,970	85
Research and development	186,076	167,369
Selling, general and administrative	223,159	131,652
Total cost and expenses	655,205	299,106

Loss from operations	(597,530)	(298,793)

Other income (expense), net:
Change in fair value of forward contracts	—	(442,164)
Change in fair value of convertible preferred stock warrant liability	—	(6,976)
Change in fair value of common stock warrant liability	523,330	—
Interest expense, net	(7,705)	(5)
Other income (expense), net	942	(10)
Total other income (expense), net	516,567	(449,155)
Loss before provision for income taxes	(80,963)	(747,948)
Provision for income taxes	323	4
Net loss and comprehensive loss	(81,286)	(747,952)
Deemed dividend related to the issuance of Series E convertible preferred stock	—	(2,167,333)
Net loss attributable to common stockholders	(81,286)	(2,915,285)
Weighted average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	1,654,322,379	32,650,874
Net loss per share attributable to common stockholders, basic and diluted	$(0.05)	$(89.29)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUCID GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

Unaudited

(in thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
Three Months Ended March 31, 2022	Shares	Amount	Shares(1)	Amount	Capital	Stock	Deficit	Equity (Deficit)
Balance as of January 1, 2022	—	$—	1,647,555,590	$165	$9,995,778	$(20,716)	$(6,065,872)	$3,909,355
Net loss	—	—	—	—	—	—	(81,286)	(81,286)
Issuance and sale of common stock for tax withholdings of employee RSUs	—	—	—	—	(182,265)	—	—	(182,265)
Issuance of common stock upon vesting of employee RSUs	—	—	7,081,008	1	(1)	—	—	—
Issuance of common stock upon exercise of stock options	—	—	12,103,110	1	9,113	—	—	9,114
Stock-based compensation	—	—	—	—	174,551	—	—	174,551
Balance as of March 31, 2022	—	$—	1,666,739,708	$167	$9,997,176	$(20,716)	$(6,147,158)	$3,829,469

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
Three Months Ended March 31, 2021	Shares(1)	Amount	Shares(1)	Amount	Capital	Stock	Deficit	Equity (Deficit)
Balance as of January 1, 2021	957,159,704	$2,494,076	28,791,702	$3	$38,113	$—	$(1,356,893)	$(1,318,777)
Net loss	—	—	—	—	—	—	(747,952)	(747,952)
Repurchase of Series B convertible preferred stock	(3,525,365)	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	1,546,799	12,936	—	—	—	—	—	—
Issuance of Series E convertible preferred stock	133,818,821	1,844,886	—	—	(38,115)	—	(2,129,217)	(2,167,332)
Stock-based compensation related to Series E convertible preferred stock	—	102,913	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	6,897,516	—	4,316	—	—	4,316
Stock-based compensation	—	—	—	—	1,882	—	—	1,882
Balance as of March 31, 2021	1,088,999,959	$4,454,811	35,689,218	$3	$6,196	$—	$(4,234,062)	$(4,227,863)

(1) The number of shares of convertible preferred stock and common stock issued and outstanding prior to the Merger have been retroactively adjusted by the Exchange Ratio to give effect to the reverse recapitalization treatment of the Merger. See Note 1 - Description of Business and Note 3 - Reverse Capitalization for more information.

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUCID GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(81,286)	$(747,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,242	4,919
Amortization of insurance premium	7,499	—
Non-cash operating lease cost	4,104	6,296
Stock-based compensation	174,551	104,795
Loss on disposal of property and equipment	—	56
Amortization of debt discounts and issuance costs	1,255	—
Write-down of inventory	96,366	—
Change in fair value of contingent forward contract liability	—	442,164
Change in fair value of preferred stock warrant liability	—	6,976
Change in fair value of common stock warrant liability	(523,330)	—
Changes in operating assets and liabilities:
Accounts receivable	2,281	(378)
Inventory	(303,022)	(5,267)
Prepaid expenses	20,523	(3,782)
Other current assets	(49,625)	(544)
Other noncurrent assets and security deposit	(11,175)	(2,899)
Accounts payable	5,713	(14,544)
Accrued compensation	(3,607)	3,646
Operating lease liability	(3,099)	(4,099)
Other liabilities and accrued liabilities	128,060	(11,124)
Other long-term liabilities	1,901	3,011
Net cash used in operating activities	(494,649)	(218,726)
Cash flows from investing activities:
Purchases of property, equipment, and software	(185,082)	(94,779)
Net cash used in investing activities	(185,082)	(94,779)
Cash flows from financing activities:
Payment for short-term insurance financing note	(12,949)	—
Payment for capital lease liabilities	—	(298)
Payment for finance lease liabilities	(1,201)	—
Repurchase of Series B convertible preferred stock	—	(3,000)
Proceeds from issuance of Series D convertible preferred stock	—	3,000
Proceeds from issuance of Series E convertible preferred stock	—	507,080
Proceeds from exercise of stock options	9,114	4,316
Stock repurchases from employees for tax withholdings	(182,265)	—
Net cash (used in) provided by financing activities	(187,301)	511,098
Net (decrease) increase in cash, cash equivalents, and restricted cash	(867,032)	197,593
Beginning cash, cash equivalents, and restricted cash	6,298,020	640,418
Ending cash, cash equivalents, and restricted cash	$5,430,988	$838,011

Supplemental disclosure of cash flow information:
Cash paid for interest	$312	$57
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	(2,753)	(16,357)
Property and equipment and right-of-use assets obtained through leases	10,008	4,073
Issuance of Series D convertible preferred stock upon exercise of preferred stock warrants	—	9,936
Issuance of Series E convertible preferred stock contingent forward contracts	—	2,167,332
Issuance of Series E convertible preferred stock upon settlement of contingent forward contracts	$—	$1,444,886

The accompanying notes are an integral part of these condensed consolidated financial statements.

LUCID GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

March 31, 2022

NOTE 1 – DESCRIPTION OF BUSINESS

Overview

Lucid Group, Inc. (“Lucid”) is a technology and automotive company focused on designing, developing, manufacturing, and selling the next generation of EV, EV powertrains and battery systems.

Lucid was originally incorporated in Delaware on April 30, 2020 under the name Churchill Capital Corp IV (formerly known as Annetta Acquisition Corp) (“Churchill”) as a special purpose acquisition company with the purpose of effecting a merger with one or more operating businesses. On February 22, 2021, Churchill entered into a definitive merger agreement (the “Merger Agreement”) with Atieva, Inc. (“Legacy Lucid”) in which Legacy Lucid would become a wholly owned subsidiary of Churchill (the “Merger”). Upon the closing of the Merger on July 23, 2021 (the “Closing”), Churchill was immediately renamed to “Lucid Group, Inc.” The Merger between Churchill and Legacy Lucid was accounted for as a reverse recapitalization. See Note 3 – Reverse Recapitalization for more information.

Throughout the notes to the condensed consolidated financial statements, unless otherwise noted, the “Company,” “we,” “us” or “our” and similar terms refer to Legacy Lucid and its subsidiaries prior to the consummation of the Merger, and Lucid and its subsidiaries after the consummation of the Merger.

Liquidity

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through March 31, 2022, the Company has incurred operating losses and negative cash flows from operating activities. For the three months ended March 31, 2022 and 2021, the Company has incurred operating losses, including net losses of $81.3 million and $748.0 million, respectively. The Company has an accumulated deficit of $6.1 billion as of March 31, 2022.

During the quarter ended June 30, 2021, the Company completed the first phase of the construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company began commercial production of its first vehicle, the Lucid Air, in September 2021 and delivered its first vehicles in late October 2021. The Company continues to expand the Arizona plant, start of construction of a manufacturing facility in the Kingdom of Saudi Arabia, and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources are not identified and confirmed.

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company funded operations primarily with issuances of convertible preferred stock and convertible notes. Upon the completion of the Merger, the Company received $4,400.3 million in cash proceeds, net of transaction costs. In December 2021, the Company issued an aggregate of $2,012.5 million principal amount of 1.25% convertible senior notes due in December 2026.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including our ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

The COVID-19 pandemic continues to impact the global economy and cause significant macroeconomic uncertainty. Infection rates vary across the jurisdictions in which the Company operates. Governmental authorities have continued to implement numerous and constantly evolving measures to try to contain the virus, such as travel bans and restrictions, masking recommendations and mandates, vaccine recommendations and mandates, limits on gatherings, quarantines, shelter-in-place orders and business shutdowns. The Company has taken proactive action to protect the health and safety of its employees, customers, partners and suppliers, consistent with the latest and evolving governmental guidelines. The Company expects to continue to implement appropriate measures until the COVID-19 pandemic is adequately contained. The Company continues to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and may take additional actions based on their recommendations and requirements or as the Company otherwise sees fit to protect the health and safety of its employees, customers, partners and suppliers.

While certain of the Company and its suppliers’ operations have from time-to-time been temporarily affected by government-mandated restrictions, the Company was able to commence deliveries of the Lucid Air to customers and to proceed with the construction of the Arizona plant. Broader impacts of the pandemic have included inflationary pressure as well as ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays and a shortfall of semiconductor supply. Because the Company relies on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in its vehicles, as well as provisioning and servicing equipment in its manufacturing facilities, the Company has been affected by inflation and such industry-wide challenges in logistics and supply chains. While the Company continues to focus on mitigating risks to its operations and supply chain in the current industry environment, the Company expects that these industry-wide trends will continue to affect its cost structure as well as its ability and the ability of its suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future.

In the current circumstances, given the dynamic nature of the situation, any impact on the Company’s financial condition, results of operations or cash flows in the future continues to be difficult to estimate and predict, as it depends on future events that are highly uncertain and cannot be predicted with accuracy, including, but not limited to, the duration and continued spread of the outbreak, its severity, potential additional waves of infection, the emergence of more virulent or more dangerous strains of the virus, the actions taken to mitigate the virus or its impact, the development, distribution, efficacy and acceptance of vaccines worldwide, how quickly and to what extent normal economic and operating conditions can resume, the broader impact that the pandemic is having on the economy and our industry and specific implications the pandemic may have on the Company’s suppliers and on global logistics. See “Risk Factors” in Part II, Item 1A of this Quarterly Report on Form 10-Q (the “Quarterly Report”) for additional information regarding risks associated with the COVID-19 pandemic, including under the caption “The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.”

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Form 10-K filed with the SEC on February 28, 2022.

In management’s opinion, these unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022 and 2021. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the full year ending December 31, 2022 or any other future interim or annual period.

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, inventory valuation, the determination of the useful lives of property and equipment, fair value of preferred stock warrants, fair value of common stock warrants, fair value of contingent forward contracts liability, valuation of deferred income tax assets and uncertain tax positions, fair value of common stock and other assumptions used to measure stock-based compensation expense, and estimated incremental borrowing rates for assessing operating and financing lease liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Restricted cash in other current assets and noncurrent assets is primarily related to letters of credit issued to the landlords for certain of the Company’s leasehold facilities.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash to amounts shown in the statements of cash flows (in thousands):

	March 31, 2022	December 31, 2021	March 31, 2021	December 31, 2020
Cash and cash equivalents	$5,391,844	$6,262,905	$809,978	$614,412
Restricted cash included in other current assets	13,312	10,740	11,790	11,278
Restricted cash included in other noncurrent assets	25,832	24,375	16,243	14,728
Total cash, cash equivalents, and restricted cash	$5,430,988	$6,298,020	$838,011	$640,418

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable primarily consists of current trade receivables from a single customer as of March 31, 2022 and December 31, 2021, which relates specifically to sales of its battery packs.

Summary of Significant Accounting Policies

The Company’s significant accounting policies are discussed in Note 2 of the notes to the consolidated financial statements included in the Company’s Form 10-K filed with the SEC on February 28, 2022. There have been no significant changes to these policies during the three months ended March 31, 2022.

Recently Adopted Accounting Pronouncements

In November 2021, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The disclosure requirements include information about the nature of the transactions and the related accounting policy, the line items on the balance sheet and income statement that are affected by the transactions, the amount applicable to each financial statement line and significant terms and conditions of the transactions. The guidance is effective for annual periods beginning after December 15, 2021 and can be applied either prospectively or retrospectively. The Company has adopted ASU 2021-10 prospectively on January 1, 2022. The adoption of this ASU did not have an impact to the consolidated financial statements and related disclosures.

NOTE 3 – REVERSE RECAPITALIZATION

On July 23, 2021, upon the consummation of the Merger, all holders of 451,295,965 issued and outstanding Legacy Lucid common stock received shares of Lucid common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 2.644 (the “Exchange Ratio”) resulting in 1,193,226,511 shares of Lucid common stock issued and outstanding as of the Closing and all holders of 42,182,931 issued and outstanding Legacy Lucid equity awards received Lucid equity awards covering 111,531,080 shares of Lucid common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:

•	the cancellation and conversion of all 437,182,072 issued and outstanding shares of Legacy Lucid preferred stock into 437,182,072 shares of Legacy Lucid common stock at the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association at the date and time that the Merger became effective (“Effective Time”);

•	the surrender and exchange of all 451,295,965 issued and outstanding shares of Legacy Lucid common stock (including Legacy Lucid common stock resulting from the conversion of the Legacy Lucid preferred stock) into 1,193,226,511 shares of Lucid common stock as adjusted by the Exchange Ratio;

•	the cancellation and exchange of all 25,764,610 granted and outstanding vested and unvested Legacy Lucid options, which became 68,121,210 Lucid options exercisable for shares of Lucid common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio; and

•	the cancellation and exchange of all 16,418,321 granted and outstanding vested and unvested Legacy Lucid RSUs, which became 43,409,870 Lucid RSUs for shares of Lucid common stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio.

The other related events that occurred in connection with the Closing are summarized below:

•	Churchill entered into separate private placement subscription agreements (the “PIPE Investment”) contemporaneously with the execution of the Merger Agreement pursuant to which Churchill agreed to sell and issue an aggregate of 166,666,667 shares of common stock at a purchase price of $15.00 per share for an aggregate purchase price of $2,500.0 million. The PIPE Investment closed simultaneously with the Closing of the Merger;

•	Churchill Sponsor IV LLC (the “Churchill Sponsor”) exercised its right to convert the outstanding and unpaid amount of $1.5 million under the working capital loan provided by the Churchill Sponsor to Churchill into an additional 1,500,000 Private Placement Warrants at a price of $1.00 per warrant in satisfaction of such loan;

•	Churchill and the Churchill Sponsor entered into a letter agreement (the “Sponsor Agreement”), pursuant to which the Churchill Sponsor agreed that 17,250,000 shares of Churchill’s issued and outstanding common stock beneficially held by the Churchill Sponsor (the “Sponsor Earnback Shares”) and 14,783,333 Private Placement Warrants beneficially held by the Churchill Sponsor (the “Sponsor Earnback Warrants”) to purchase shares of the Churchill’s common stock shall become subject to transfer restrictions and contingent forfeiture provisions upon the Closing of the Merger until Lucid’s stock price exceeded certain predetermined levels in the post-Merger period. Any such shares and warrants not released from these transfer restrictions during the earnback period, which expires on the fifth anniversary of the Closing, will be forfeited back to Lucid for no consideration. See Note 12 - Earnback Shares and Warrants for more information; and

•	Churchill redeemed 21,644 public shares of Churchill’s Class A common stock at approximately $10.00 per share for an aggregate payment of $0.2 million.

After giving effect to the Merger and the redemption of Churchill shares as described above, the number of shares of common stock issued and outstanding immediately following the consummation of the Merger was as follows:

Shares
Churchill public shares, prior to redemptions	207,000,000
Less redemption of Churchill shares	(21,644)
Churchill public shares, net of redemptions	206,978,356
Churchill Sponsor shares(1)	51,750,000
PIPE shares(2)	166,666,667
Total shares of Churchill common stock outstanding immediately prior to the Merger	425,395,023
Legacy Lucid shares	1,193,226,511
Total shares of Lucid common stock outstanding immediately after the Merger(3)(4)	1,618,621,534

(1)	The 51,750,000 shares beneficially owned by the Churchill Sponsor as of the Closing of the Merger includes the 17,250,000 Sponsor Earnback Shares.

(2)	Reflects the sale and issuance of 166,666,667 shares of common stock to the PIPE Investors at $15.00 per share.

(3)	Excludes 111,531,080 shares of common stock as of the Closing of the Merger to be reserved for potential future issuance upon the exercise of Lucid options or settlement of Lucid RSUs.

(4)	Excludes the 85,750,000 warrants issued and outstanding as of the Closing of the Merger, which includes the 41,400,000 public warrants and the 44,350,000 Private Placement Warrants held by the Churchill Sponsor. The 44,350,000 Private Placement Warrants beneficially owned by the Churchill Sponsor as of the consummation of the Merger includes the 14,783,333 Sponsor Earnback Warrants.

The Merger has been accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Churchill has been treated as the acquired company for financial reporting purposes. The reverse recapitalization accounting treatment was primarily determined based on the stockholders of Legacy Lucid having a relative majority of the voting power of Lucid and having the ability to nominate the majority of the members of the Lucid board of directors, senior management of Legacy Lucid comprise the senior management of Lucid, and the strategy and operations of Legacy Lucid prior to the Merger comprise the only ongoing strategy and operations of Lucid. Accordingly, for accounting purposes, the financial statements of Lucid represent a continuation of the financial statements of Legacy Lucid with the Merger being treated as the equivalent of Legacy Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Legacy Lucid and the accumulated deficit of Legacy Lucid has been carried forward after Closing.

All periods prior to the Merger have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization.

In connection with the Closing of the Merger, the Company raised $4,439.2 million of gross proceeds, including the contribution of $2,070.1 million of cash held in Churchill’s trust account from its initial public offering along with $2,500.0 million of cash raised by Churchill in connection with the PIPE Investment and $0.4 million of cash held in the Churchill operating cash account. The gross proceeds were net of $0.2 million paid to redeem 21,644 shares of Churchill Class A common stock held by public stockholders and $131.4 million in costs incurred by Churchill prior to the Closing. The Company additionally incurred $38.9 million of transaction costs, consisting of banking, legal, and other professional fees, of which $36.2 million was recorded as a reduction to additional paid-in capital of proceeds and the remaining $2.7 million was expensed in July 2021. The total net cash proceeds to the Company were $4,400.3 million.

NOTE 4 – BALANCE SHEETS COMPONENTS

INVENTORY

Inventory as of March 31, 2022 and December 31, 2021 were as follows (in thousands):

	March 31, 2022	December 31, 2021
Raw materials	$234,444	$87,646
Work in progress	43,082	30,641
Finished goods	56,380	8,963
Total inventory	$333,906	$127,250

Inventory as of March 31, 2022 and December 31, 2021 was comprised of raw materials, work in progress related to the production of vehicles for sale and finished goods inventory including vehicles in transit to fulfill customer orders and new vehicles available for sale. We write down inventory for any excess or obsolete inventories or when we believe that the net realizable value of inventories is less than the carrying value. During the three months ended March 31, 2022, we recorded write-downs of $96.4 million in cost of revenues. No write-downs were recorded during the three months ended March 31, 2021.

PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment as of March 31, 2022 and December 31, 2021 were as follows (in thousands):

	March 31, 2022	December 31, 2021
Land and land improvements	$1,050	$1,050
Building and improvements	197,268	195,952
Machinery, Tooling and Vehicles	652,725	601,791
Computer equipment and software	32,961	27,968
Leasehold improvements	144,457	135,533
Furniture and fixtures	19,207	15,352
Finance leases	14,779	13,601
Construction in progress	389,228	276,919
Total property, plant, and equipment	1,451,675	1,268,166
Less accumulated depreciation and amortization	(124,131)	(86,013)
Property, plant, and equipment — net	$1,327,544	$1,182,153

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	March 31, 2022	December 31, 2021
Machinery and Tooling	$207,847	$132,943
Construction of Arizona plant	136,459	112,970
Leasehold improvements	44,922	31,006
Total construction in progress	$389,228	$276,919

Depreciation and amortization expense for the three months ended March 31, 2022 and 2021 was approximately $38.2 million and $4.9 million, respectively.

OTHER CURRENT AND LONG-TERM LIABILITIES

Other current liabilities and long-term liabilities as of March 31, 2022 and December 31, 2021 were as follows (in thousands):

	March 31, 2022	December 31, 2021
Engineering, design, and testing accrual	$20,251	$33,950
Construction in progress	97,754	92,590
Accrued purchases (1)	98,527	12,225
Retail leasehold improvements accrual	14,888	15,796
Other professional services accrual	23,741	13,944
Tooling liability	20,866	23,966
Short-term insurance financing note	4,399	15,281
Operating lease liabilities, current portion	12,448	11,056
Other current liabilities	119,384	99,404
Total other current liabilities	$412,258	$318,212

(1) Accrued purchases primarily reflects inventory purchases and related transportation charges that had not been invoiced.

	March 31, 2022	December 31, 2021
Operating lease liabilities, net of current portion	$189,516	$185,323
Other long-term liabilities	5,351	3,252
Total other long-term liabilities	$194,867	$188,575

NOTE 5 - FAIR VALUE MEASUREMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs may result in a significantly higher or lower measurement.

Level 1 investments consist solely of money market fund which is valued using quoted prices that are available in an active market. Level 3 liabilities consist of convertible preferred stock warrant liability, contingent forward contract liability and common stock warrant liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 7 “Contingent Forward Contracts,” Note 8 “Convertible Preferred Stock Warrant Liability” and Note 9 “Common Stock Warrant Liability”.

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of March 31, 2022 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$5,250,516	$—	$—	$5,250,516
Total cash and cash equivalents	$5,250,516	$—	$—	$5,250,516
Other noncurrent assets
Money market funds	$25,832	$—	$—	$25,832
Total assets	$5,276,348	$—	$—	$5,276,348

Liabilities:
Common stock warrant liability	$—	$—	$871,478	$871,478
Total liabilities	$—	$—	$871,478	$871,478

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$6,102,017	$—	$—	$6,102,017
Total cash and cash equivalents	$6,102,017	$—	$—	$6,102,017
Other noncurrent assets
Money market funds	23,179	$—	$—	$23,179
Total assets	$6,125,196	$—	$—	$6,125,196

Liabilities:
Common stock warrant liability	$—	$—	$1,394,808	$1,394,808
Total liabilities	$—	$—	$1,394,808	$1,394,808

A reconciliation of the contingent forward contract liability, convertible preferred stock warrant liability and common stock warrant liability measured and recorded at fair value on a recurring basis was as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
	Common Stock Warrant Liability	Contingent Forward Contract Liability	Convertible Preferred Stock Warrant Liability
Fair value-beginning of period	$1,394,808	$—	$2,960
Issuance	—	2,167,332	—
Change in fair value	(523,330)	442,164	6,976
Settlement	—	(1,444,886)	(9,936)
Fair value-end of period	$871,478	$1,164,610	$—

NOTE 6 – LONG-TERM DEBT

2026 Notes

In December 2021, the Company issued an aggregate of $2,012.5 million principal amount of 1.25% convertible senior notes due in December 2026 (the “2026 Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, at an issuance price equal to 99.5% of the principal amount of 2026 Notes. The 2026 Notes have been designated as green bonds, whose proceeds will be allocated in accordance with the Company’s green bond framework. The 2026 Notes were issued pursuant to and are governed by an indenture dated December 14, 2021, between the Company and U.S. Bank National Association as the trustee. The proceeds from the issuance of the 2026 Notes were $1,986.6 million, net of the issuance discount and debt issuance costs.

The 2026 Notes are unsecured obligations which bear regular interest at 1.25% per annum and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The 2026 Notes will mature on December 15, 2026, unless repurchased, redeemed, or converted in accordance with their terms prior to such date. The 2026 Notes are convertible into cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock, at the Company’s election, at an initial conversion rate of 18.2548 shares of Class A common stock per $1,000 principal amount of 2026 Notes, which is equivalent to an initial conversion price of approximately $54.78 per share of our Class A common stock. The conversion rate is subject to customary adjustments for certain dilutive events. The Company may redeem for cash all or any portion of the 2026 Notes, at the Company’s option, on or after December 20, 2024 if the last reported sale price of our Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest up to the day before the redemption date. The holders may require the Company to repurchase the 2026 Notes upon the occurrence of certain fundamental change transactions at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest up to the day before the redemption date.

Holders of the 2026 Notes may convert all or a portion of their 2026 Notes at their option prior to September 15, 2026, in multiples of $1,000 principal amounts, only under the following circumstances:

•	during any calendar quarter commencing after the quarter ending on March 31, 2022 (and only during such calendar quarter), if the Company’s common stock price exceeds 130% of the conversion price for at least 20 trading days during the 30 consecutive trading days at the end of the prior calendar quarter;

•	during the five consecutive business days immediately after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day;

•	upon the occurrence of specified corporate events; or

•	if the Company calls any or all 2026 Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the notes called for redemption.

On or after September 15, 2026, the 2026 Notes are convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Holders of the 2026 Notes who convert the 2026 Notes in connection with a make-whole fundamental change, as defined in the indenture governing the 2026 Notes, or in connection with a redemption may be entitled to an increase in the conversion rate.

The Company accounted for the issuance of the 2026 Notes as a single liability measured at its amortized cost, as no other embedded features require bifurcation and recognition as derivatives. The following is a summary of the 2026 Notes as of March 31, 2022 and December 31, 2021 (in millions):

	March 31, 2022	December 31, 2021
Principal Amount	$2,012.5	$2,012.5
Unamortized Debt Discounts and Issuance Costs	24.5	25.7
Net Carrying Amount	1,988.0	1,986.8

Fair Value (Level 2)	$1,528.2	$1,984.6

Interest expense related to the 2026 Notes was $7.5 million, including $6.3 million contractual interest and $1.2 million attributable to the amortization of the debt discounts and debt issuance costs for the three months ended March 31, 2022. The effective interest rate for the convertible note is 1.5%.

The 2026 Notes were not eligible for conversion as of March 31, 2022 and December 31, 2021. No sinking fund is provided for the 2026 Notes, which means that the Company is not required to redeem or retire them periodically.

Saudi Industrial Development Fund (“SIDF”) Loan Agreement

On February 27, 2022, Lucid, LLC, a limited liability company established in the Kingdom of Saudi Arabia and a subsidiary of the Company (“Lucid LLC”) entered into a loan agreement (as subsequently amended, the “SIDF Loan Agreement”) with the SIDF. Under the SIDF Loan Agreement, SIDF has committed to provide loans (the “SIDF Loans”) to Lucid LLC in an aggregate principal amount of up to SAR 5.19 billion (approximately $1.4 billion); provided that SIDF may reduce the availability of SIDF Loans under the facility in certain circumstances. SIDF Loans will be subject to repayment in semi-annual installments in amounts ranging from SAR 25 million to SAR 350 million, commencing on April 3, 2026 and ending on November 12, 2038. SIDF Loans are financing and will be used to finance certain costs in connection with the development and construction of the Company’s planned manufacturing facility in the Kingdom of Saudi Arabia (“the KSA Facility”). Lucid LLC may repay SIDF Loans earlier than the maturity date without penalty. Obligations under the SIDF Loan Agreement do not extend to the Company or any of its other subsidiaries.

SIDF Loans will not bear interest. Instead, Lucid LLC will be required to pay SIDF service fees, consisting of follow-up and technical evaluation fees, ranging, in aggregate, from SAR 415 million (approximately $111 million) to SAR 1.77 billion (approximately $471 million), over the term of the SIDF Loans. SIDF Loans will be secured by security interests in the equipment, machines and assets funded thereby.

The SIDF Loan Agreement contains certain restrictive financial covenants and imposes annual caps on Lucid LLC’s payment of dividends, distributions of paid-in capital or certain capital expenditures. The SIDF Loan Agreement also defines customary events of default, including abandonment of or failure to commence operations at the plant in the King Abdullah Economic City (“KAEC”), and drawdowns under the SIDF Loan Agreement are subject to certain conditions precedent. As of March 31, 2022, no amounts were outstanding under the SIDF Loan Agreement.

NOTE 7 - CONTINGENT FORWARD CONTRACTS

In September 2018, the Company entered into a securities purchase agreement with PIF. Along with the execution of the securities purchase agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred stock in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred stock financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018.

In March 2020, the Company received $200.0 million in exchange for 82,496,092 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contract liability into Series D convertible preferred stock. In June 2020, upon satisfaction of the second set of milestones (refer to Note 10 “Convertible Preferred Stock”), the Company received the remaining $200.0 million in exchange for 82,496,121 shares of Series D convertible preferred stock as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $39.6 million and reclassified the liability into Series D convertible preferred stock. The Series D contingent forward contract liability incurred a total fair value loss of $8.7 million during the year ended December 31, 2020. Since the Series D contingent forward contract liability was fully settled in June 2020, there was no related outstanding contingent forward contract liability as of December 31, 2020.

As discussed in Note 10 “Convertible Preferred Stock”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred stock upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred stock financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million for the issuance of Series E convertible preferred stock. Upon settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred stock. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Stock Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 133,818,821 Series E convertible preferred stock at $2.99 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred stockholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 23,737,221 shares of Series E convertible preferred stock on a pro rata basis at $2.99 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $2.99 per share, a number of Series E Preferred Stock to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”) and Ayar. Refer to Note 10 - Convertible Preferred Stock.

In April 2021, the Company issued 66,909,408 Series E convertible preferred stock from the fourth closing at $2.99 per share for cash consideration of $200.0 million. The Company received $107.1 million of the total issuance proceeds in March 2021 and the remaining $92.9 million in April 2021. See Note 10 - Convertible Preferred Stock for more information.

The Company determined the right to participate in future Series E convertible preferred share financing to be a freestanding financial instrument similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $1,444.9 million and $722.4 million for the third closing and fourth closing, respectively, as contingent forward contract liabilities. Since the contingent forward contract liability related to the third closing was fully settled in the same month following the execution of the amendment, the Company recorded no related fair value remeasurements in the condensed consolidated statements of operations.

The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred stock issued from the fourth closing included 3,034,194 shares to the Company’s management and 1,658,705 shares to members of the Board of Directors. The total issuance to the Company’s management included 535,275 shares offered to the CEO in April 2021. The offer to employees in the fourth closing to participate in future Series E convertible preferred stock financing represent a fully vested, equity classified award. The award’s full fair value on each recipient’s grant date was recorded as stock-based compensation, and the related contingent forward contract liability was derecognized. The Company revalued the contingent forward contract liability for the remaining participants and recorded $442.2 million fair value remeasurement loss related to the contingent forward contract liability for the three months ended March 31, 2021. Final fair value of the contingent forward contract liability of $1.2 billion was reclassified into Series E convertible preferred stock upon the fourth closing in April 2021. There was no related outstanding contingent forward contract liability as of December 31, 2021.

The fair value of the Series E convertible preferred stock contingent forward contract liability for the third closing was determined using a forward payoff. The Company’s inputs used in determining the fair value on the issuance date and settlement date, were as follows:

Stock Price	$13.79
Volatility	100.00%
Expected term (in years)	0.01
Risk-free rate	0.03%

The fair value of the Series E convertible preferred stock contingent forward contract liability for the fourth closing was determined using a forward and an option payoff. The Company’s inputs used in determining the fair value on the issuance date were as follows:

Fair value of Series E convertible preferred share	$13.79
Volatility	100.00%
Expected term (in years)	0.11
Risk-free rate	0.03%

The fair value of the Series E convertible preferred stock contingent forward contract liability for the fourth closing was determined as the difference between the Series E convertible preferred stock fair value and the purchase price. The Company estimated the fair value of each of the Series E convertible preferred stock on the settlement date by taking the closing price of Churchill’s Class A common stock on April 1, 2021 of $23.78 multiplied by the expected exchange ratio at the time, and discounted for lack of marketability.

NOTE 8 - CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY

In March and September 2017, the Company issued two convertible preferred stock warrants to purchase a total of 1,546,799 shares of Series D convertible preferred stock, with an exercise price of $1.94 per share. The convertible preferred stock warrants had been recorded at fair value using a Monte-Carlo simulation at issuance and had been subsequently remeasured to fair value each reporting period with the changes recorded in the condensed consolidated statements of operations. In February 2021, all the outstanding warrants were settled in its entirety at an exercise price of $1.94 per share for an aggregate purchase price of $3.0 million. Upon final settlement, the Company converted the warrant into $12.9 million Series D convertible preferred stock, and recorded $7.0 million losses related to fair value remeasurements of the warrants in the condensed consolidated statements of operations for the three months ended March 31, 2021.

NOTE 9 - COMMON STOCK WARRANT LIABILITY

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 44,350,000 Private Placement Warrants to purchase shares of Lucid’s common stock. The Private Placement Warrants were initially recognized as a liability with a fair value of $812.0 million and was remeasured to fair value of $1,394.8 million as of December 31, 2021. The Private Placement Warrants remained unexercised and were remeasured to fair value of $871.5 million as of March 31, 2022, resulting in a gain of $523.3 million for the three months ended March 31, 2022 recognized in the condensed consolidated statements of operations.

The 44,350,000 Private Placement Warrants included the 14,783,333 Sponsor Earnback Warrants subject to the contingent forfeiture provisions. The earnback triggering events were satisfied during the year ended December 31, 2021 such that the 14,783,333 Sponsor Earnback Warrants vested and are no longer subject to the transfer restrictions and contingent forfeiture provisions. See Note 12 - Earnback Shares and Warrants for more information.

The fair value of the Private Placement Warrants that were subject to the contingent forfeiture provisions was initially estimated using a Monte-Carlo simulation to estimate a distribution of potential outcomes over the earnback period related to the achievement of the volume-weighted average trading sale price (the “VWAP”) thresholds. The present value of the payoff in each simulation is calculated, and the fair value of the liability is determined by taking the average of all present values. The fair value of the Private Placement Warrants that were subject to the contingent forfeiture provisions were as follows:

July 23, 2021
Fair value of Tranche 1 with $20.00 VWAP threshold per share	$18.16
Fair value of Tranche 2 with $25.00 VWAP threshold per share	$18.07
Fair value of Tranche 3 with $30.00 VWAP threshold per share	$17.92

The fair value of the Private Placement Warrants that are not subject to the contingent forfeiture provisions was estimated using a Black-Scholes option pricing model, and were as follows:

	March 31, 2022	December 31,
Fair value of Private Placement Warrants per share	$19.65	$31.45

Assumptions used in the Monte-Carlo simulation models and Black-Scholes option pricing model take into account the contract terms as well as the quoted price of the Company’s common stock in an active market. The volatility is based on the actual market activity of the Company’s peer group as well as the Company's historical volatility. The expected life is based on the remaining contractual term of the warrants, and the risk free interest rate is based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the warrants’ expected life. The level 3 fair value inputs used in the Monte-Carlo simulation models and Black-Scholes option pricing models were as follows:

	March 31, 2022	December 31, 2021
Volatility	85.00%	85.00%
Expected term (in years)	4.3	4.6
Risk-free rate	2.43%	1.20%
Dividend yield	—%	—%

NOTE 10 – CONVERTIBLE PREFERRED STOCK

Convertible Preferred Stock

Upon the Closing of the Merger, all 1,155,909,367 shares of issued and outstanding convertible preferred stock were cancelled and converted into 1,155,909,367 shares of Lucid common stock based upon the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association at the date and time that the Merger became effective. As of March 31, 2022 and December 31, 2021, there were no issued and outstanding shares of convertible preferred stock.

In 2014 through April 2021, the Company had issued Series A, Series B, Series C, and Series D and Series E convertible preferred stock (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Stock”).

Convertible preferred stock was carried at its issuance price, net of issuance costs.

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Stock Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred stock. From September 2018 to December 31, 2019, the Company repurchased in aggregate 11,331,430 shares of Series C convertible preferred stock with $60.0 million at a per share price of $5.30 from the first and second Company repurchase.

Third Company Repurchase (Series C - August 2020)

In August 2020, the Company entered into a Stock Repurchase Agreement with the Sellers. Pursuant to the Stock Repurchase Agreement, the Company agreed to repurchase 9,656,589 shares of Series C convertible preferred stock owned by the Sellers in August 2020 at a price of $1.02 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred stock is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under stockholder’s equity in the condensed consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C stock repurchased.

Fourth Company Repurchase (Series C - December 2020)

In December 2020, the Company entered into a Stock Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 1,850,800 Series C convertible preferred stock from Blitz at a price of $1.21 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $2.42 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under stockholders’ deficit in the condensed consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B - December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 3,525,332 Series B convertible preferred stock having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred stock and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred stock. As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred stock subject to repurchase had been mandatorily redeemable within 45 days of the agreement and accordingly had been reclassified to other accrued liabilities on the condensed consolidated balance sheets.

Series D Preferred Stock Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible stock at various tranches. The first tranche of $200.0 million had been issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 7 – Contingent Forward Contracts). The second and third tranches of $400.0 million each had been issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 374,777,280 shares of Series D convertible preferred stock at a price of $2.33 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 82,496,092 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 82,496,121 shares of Series D convertible preferred stock.

See activities related to the PIF Convertible Notes and Series D convertible preferred stock funding as below (in thousands):

Conversion of Convertible Notes	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Contingent forward contract liability reclassified to Series D in March 2020	18,180
Series D received in June 2020	200,000
Contingent forward contract liability reclassified to Series D in June 2020	21,384
Conversion of preferred stock warrant to Series D in February 2021	3,000
Reclassification of preferred stock warrant liability to Series D in February 2021	9,936
Total proceeds of Series D	$1,324,485

Series E Convertible Preferred Stock Issuance

In September 2020, the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred stock pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred stock upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred stock financing to be freestanding, similar to a derivative in the form of contingent forward contracts, and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $2.99 per share of Series E convertible preferred stock. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 167,273,525 Series E convertible preferred stock as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 133,818,821 shares as the final issuance of Series E convertible preferred stock related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the condensed consolidated statements of operations and reclassified the liability into convertible preferred stock on the Company’s condensed consolidated balance sheets as of December 31, 2020.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Stock Purchase Agreement (“Amendment No. 1”). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 133,818,821 shares of Series E convertible preferred stock at $2.99 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred stockholders other than Ayar (“Eligible Holders”) to enter into the fourth closing to purchase up to 23,737,221 shares of Series E convertible preferred stock on a pro rata basis at $2.99 per share, aggregating to $71.0 million. In addition, the amendment allowed the Company to offer for purchase at the fourth closing at $2.99 per share, a number of Series E Preferred Stock to senior management employees, directors, consultants, advisors and/or contractors of the Company (“Additional Purchasers”). The aggregate number of Series E Preferred Stock sold at the third closing and fourth closing would not exceed 200.7 million shares (“Extension Amount”). Ayar committed to purchase the entire Extension Amount to the extent not subscribed by Eligible Holders or Additional Purchasers.

In April 2021, the Company issued 66,909,408 Series E convertible preferred stock from the fourth closing at $2.99 per share for cash consideration of $200.0 million. The Company received $107.1 million of the entire cash consideration in March 2021, and the remaining $92.9 million in April 2021. The Company issued Offer Notices to certain of the Company’s management and members of the Board of Directors in March 2021 and April 2021. The Series E convertible preferred stock issued from the fourth closing included 3,034,194 shares to the Company’s management and 1,658,705 shares to members of the Board of Directors. The total issuance to the Company’s management includes 535,275 shares offered to the CEO in April 2021. The offer to employees to participate in a future Series E convertible preferred stock financing represented a fully vested, equity classified award. The excess of the award’s fair value over the purchase price of $123.6 million on each recipient’s grant date during the year ended December 31, 2021 was recorded as stock-based compensation.

Along with the execution of Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred stock to 1,316,758,889 and 1,155,909,398 stock, respectively.

NOTE 11 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of undesignated preferred stock with a par value of $0.0001 per share with rights and preferences, including voting rights, designated from time to time by the board of directors. As of March 31, 2022 and December 31, 2021, there were no issued and outstanding shares of preferred stock.

Common Stock

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 425,395,023 new shares of common stock upon the Closing. The Company also converted all 1,155,909,367 shares of its issued and outstanding convertible preferred stock into 1,155,909,367 new shares of common stock as of the Closing of the Merger based upon the conversion rate as calculated pursuant to Legacy Lucid’s memorandum and articles of association. Immediately following the Merger, there were 1,618,621,534 shares of common stock outstanding with a par value of $0.0001. The holder of each share of common stock is entitled to one vote.

Common Stock Warrants

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, the Company effectively issued 41,400,000 publicly-traded warrants to purchase shares of its common stock. Each whole warrant entitled the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. The public warrants were exercisable as of August 22, 2021 and expire on July 23, 2026, if not yet exercised by the holder or redeemed by the Company.

During the year ended December 31, 2021, an aggregate of 41,034,197 public warrants were exercised, of which 25,966,976 were exercised on a cashless basis. The aggregate cash proceeds received from the exercise of these public warrants were $173.3 million. The Company redeemed the remaining 365,803 public warrants that were not exercised by the holders at a redemption price of $0.01 per warrant.

A summary of activity of the Company’s issued and outstanding public warrants was as follows:

December 31, 2021
Public warrants issued in connection with Merger on July 23, 2021	41,400,000
Number of public warrants exercised	(41,034,197)
Public warrants redeemed	(365,803)
Issued and outstanding public warrants as of December 31, 2021	—

Treasury Stock

In fiscal year 2021, the Company repurchased an aggregate of 857,825 shares of its common stock, including 712,742 shares from certain employees and 145,083 shares from directors of the Company’s predecessor, Atieva, Inc. at $24.15 per share. No common stock was repurchased for the three months ended March 31, 2022.

Common Stock Reserved for Issuance

The Company’s common stock reserved for future issuances as of March 31, 2022 and December 31, 2021, are as follows:

	March 31, 2022	December 31, 2021
Private warrants to purchase common stock	44,350,000	44,350,000
Stock options outstanding	50,700,238	64,119,902
Restricted stock units outstanding	34,235,618	48,234,611
Shares available for future grants under equity plans	24,781,391	16,761,960
If-converted common shares from convertible note	36,737,785	36,737,785
Total shares of common stock reserved	190,805,032	210,204,258

NOTE 12 – EARNBACK SHARES AND WARRANTS

During the period between the Closing and the five-year anniversary of the Closing, the Churchill Sponsor has subjected the 17,250,000 Sponsor Earnback Shares of issued and outstanding common stock and 14,783,333 Sponsor Earnback Warrants of issued and outstanding Private Placement Warrants to potential forfeiture to Lucid for no consideration until the occurrence of each tranche’s respective earnback triggering event. The earnback triggering events related to achieving a volume-weighted average trading sale price greater than or equal to $20.00, $25.00, and $30.00, respectively, for any 40 trading days within any 60 consecutive trading day period were satisfied during the year ended December 31, 2021. As a result, the 17,250,000 Sponsor Earnback Shares of issued and outstanding common stock and 14,783,333 Sponsor Earnback Warrants of issued and outstanding Private Placement Warrants were vested and no longer subject to the transfer restrictions and contingent forfeiture provisions.

NOTE 13 – STOCK-BASED AWARDS

Stock Options

A summary of stock option activity for the three months ended March 31, 2022 was as follows:

	Outstanding Options
	Number of Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Intrinsic Value (in thousands)
Balance—December 31, 2021	64,119,902	$1.08	6.6	$2,370,666
Options granted	—	—
Options exercised	(12,103,110)	0.76
Options canceled	(1,316,554)	1.60
Balance—March 31, 2022	50,700,238	$1.14	7.01	$1,231,047
Options vested and exercisable March 31, 2022	33,233,881	$0.90	6.32	$814,996

As of March 31, 2022, unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $10.2 million, which is expected to be recognized over a weighted-average period of 2.3 years.

Restricted Stock Unit

A summary of RSU award activity was as follows:

	Restricted Stock Units
	Time-Based Shares	Performance- Based Shares	Total Shares	Weighted- Average Grant- Date Fair Value
Balance as of December 31, 2021	32,210,200	16,024,411	48,234,611	$20.45
Granted	1,615,027	—	1,615,027	26.50
Vested	(1,174,633)	(13,934,271)	(15,108,904)	17.79
Cancelled/Forfeited	(505,116)	—	(505,116)	24.46
Balance as of March 31, 2022	32,145,478	2,090,140	34,235,618	$22.25

As of March 31, 2022, unrecognized stock-based compensation cost related to outstanding unvested time-based RSUs that are expected to vest was $476.2 million, which is expected to be recognized over a weighted-average period of 2.5 years.

All performance-based RSUs granted to the CEO are subject to performance and market conditions. The performance condition was satisfied upon the closing of the Merger. The fair value of these performance-based RSUs was measured on the grant date, March 27, 2021, using a Monte Carlo simulation model, with the following assumptions:

Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

The Company recognizes compensation expense on a graded vesting schedule over the requisite vesting period for the time-based awards and over the derived service period for the CEO performance-based awards. Stock-based compensation expense is recognized when the relevant performance condition is considered probable of achievement for the performance-based award. In the three months ended March 31, 2022, the market capitalization condition was met for the CEO performance-based awards for four of the five tranches and certified by the Board of Directors, representing an aggregate of 13,934,271 performance RSUs. We recorded stock-based compensation expense of $85.4 million for the four tranches during the three months ended March 31, 2022, and no such expense was recognized in the same period prior year. As of March 31, 2022, the unamortized expense for the fifth tranche, representing 2,090,140 RSUs, was $16.8 million which will be recognized over a period of 1.5 years. For the three months ended March 31, 2022, the Company withheld approximately 8.0 million shares of common stock by net settlement to meet the related tax withholding requirements related to the CEO time-based and performance-based RSUs.

Stock-Based Compensation Expense

Total employee and nonemployee stock-based compensation expense for the three months ended March 31, 2022 and 2021, is classified in the condensed consolidated statements of operations as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Cost of revenue	$8,599	$212
Research and development	49,756	12,952
Selling, general and administrative	116,196	91,631
Total	$174,551	$104,795

NOTE 14 – LEASES

The Company has entered into various non-cancellable operating and finance lease agreements for certain of the Company’s offices, manufacturing and warehouse facilities, retail and service locations, equipment and vehicles, worldwide.

The balances for the operating and finance leases where the Company is the lessee are presented as follows within the Company’s condensed consolidated balance sheet (in thousands):

	March 31, 2022	December 31, 2021
Operating leases:
Operating lease right-of-use assets	$166,625	$161,974

Other current liabilities	$12,448	$11,056
Other long-term liabilities	189,516	185,323
Total operating lease liabilities	$201,964	$196,379

Finance leases:
Property, plant and equipment, net	10,812	10,567
Total finance lease assets	$10,812	$10,567

Finance lease liabilities, current portion	$4,485	$4,183
Finance lease liabilities, net of current portion	6,039	6,083
Total finance lease liabilities	$10,524	$10,266

The components of lease expense are as follows within the Company’s condensed consolidated statement of operations (in thousands):

	Three Months Ended March 31,
	2022	2021
Operating lease expense:
Operating lease expense (1)	$9,578	$6,303
Variable lease expense	778	580

Finance lease expense:
Amortization of leased assets	$1,096	$615
Interest on lease liabilities	145	72
Total finance lease expense	$1,241	$687
Total lease expense	$11,597	$7,570

(1)	Includes short-term leases, which are immaterial.

Other information related to leases where the Company is the lessee was as follows:

	March 31, 2022	December 31, 2021
Weighted-average remaining lease term (in years):
Operating leases	8.0	7.8
Finance leases	2.6	2.5

Weighted-average discount rate:
Operating leases	10.62%	10.98%
Finance leases	5.67%	5.58%

As of March 31, 2022, the maturities of the Company’s operating and finance lease liabilities (excluding short-term leases) were as follows (in thousands):

	Operating Leases	Finance Leases
2022 (remainder of the year)	$23,616	$3,708
2023	39,618	4,613
2024	40,076	2,012
2025	39,265	500
2026	35,545	362
Thereafter	135,060	101
Total minimum lease payments	313,180	11,296
Less: Interest	(111,216)	(772)
Present value of lease obligations	201,964	10,524
Less: Current portion	(12,448)	(4,485)
Long-term portion of lease obligations	$189,516	$6,039

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Contractual Obligations

As of March 31, 2022 and December 31, 2021, the Company had $803.6 million and $286.0 million in commitments related to the Arizona manufacturing plant and equipment. These commitments represent future expected payments on open purchase orders entered into as of March 31, 2022 and December 31, 2021.

The Company entered into a non-cancellable long-term commitment to purchase certain inventory components. The estimated future payments having a remaining term in excess of one year as of March 31, 2022 was as follows (in thousands):

Years ended December 31,	Minimum Purchase Commitment
2022 (remainder of the year)	$45,300
2023	42,900
2024	49,800
Total	$138,000

Legal Matters

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief.

Beginning on April 18, 2021, two individual actions and two putative class actions were filed in federal courts in Alabama, California, New Jersey and Indiana, asserting claims under the federal securities laws against the Company (f/k/a Churchill Capital Corp IV), its wholly owned subsidiary, Atieva, Inc. (“Lucid Motors”), and certain current and former officers and directors of the Company, generally relating to the Merger. On September 16, 2021, the plaintiff in the New Jersey action voluntarily dismissed that lawsuit. The remaining actions were ultimately transferred to the Northern District of California and consolidated under the caption, In re CCIV / Lucid Motors Securities Litigation, Case No. 4:21-cv-09323-YGR (the “Consolidated Class Action”). On December 30, 2021, lead plaintiffs in the Consolidated Class Action filed a revised amended consolidated complaint (the “Complaint”), which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of shareholders who purchased stock in CCIV between February 5, 2021 and February 22, 2021. The Complaint names as defendants Lucid Motors and the Company’s chief executive officer, and generally alleges that, prior to the public announcement of the Merger, defendants purportedly made false or misleading statements regarding the expected start of production for the Lucid Air and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company moved to dismiss the Complaint on February 14, 2022. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the Complaint will be successful or that it will avoid liability in these matters.

On December 3, 2021, the Company received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the merger between Churchill Capital Corp. IV and Atieva, Inc. and certain projections and statements. The Company is cooperating fully with the SEC in its review.

In addition, two separate purported shareholders of the Company filed shareholder derivative actions, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Peter Rawlinson, et al., Case No. 4:22-cv-00531-YGR (N.D. Cal.) (filed on February 23, 2022). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the Lebbie complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action and the Williams-Spinks complaint asserts claims for breach of fiduciary duty, gross mismanagement, abuse of control, unjust enrichment, contribution under Sections 10(b) and 21D of the Exchange Act, and aiding and abetting breach of fiduciary duty in connection with the Consolidated Class Action. The complaints seek compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the actions.

On April 1, 2022, a putative class action was filed by purported shareholder Victor Mangino under federal securities laws against Lucid Group, Inc. and certain officers of the Company relating to statements updating projections and guidance provided in the late 2021 to early 2022 timeframe. The complaint was filed in the Northern District of California, captioned Victor W. Mangino v. Lucid Group, Inc., et al., Case No. 3:22-cv-02094-JD. The complaint names as defendants Lucid Group, Inc. and the Company’s chief executive officer and chief financial officer, and generally alleges that defendants purportedly made false or misleading statements regarding delivery and revenue projections and related matters. The complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses.

At this time, the Company does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, including the matters referenced above, to be material to the Company’s business or likely to result in a material adverse effect on its future operating results, financial condition or cash flows should such proceedings be resolved unfavorably.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to letters of credit and surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $35.3 million and $30.4 million as of March 31, 2022 and December 31, 2021, respectively, for which no liabilities are recorded on the condensed consolidated balance sheets.

NOTE 16 - INCOME TAXES

The Company's provision from income taxes for interim periods is determined using its effective tax rate that arise during the period. The Company's quarterly tax provision is subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company does business, and tax law developments.

The Company's effective tax rate for the three months ended March 31, 2022 and the same period prior year differs from the U.S. statutory rate of 21% as a result of our U.S. losses for which no benefit will be realized, as well as state taxes and our foreign operations which are subject to tax rates that differ from those in the United States. The Company recorded an income tax provision for the three months ended March 31, 2022 of $0.3 million as compared to $4 thousand for the same period in the prior year. The increase in the income tax provision was driven by the increased activities in foreign jurisdictions. This resulted in an effective tax rate of (0.4)% for the three months ended March 31, 2022, and 0.0% for the same period prior year.

There were no material changes to the Company’s unrecognized tax benefits during the three months ended March 31, 2022, and the Company does not expect to have any significant changes to unrecognized tax benefits through the end of the fiscal year.

NOTE 17 - NET LOSS PER SHARE

The weighted-average number of shares of common stock outstanding prior to the Merger have been retroactively adjusted by the Exchange Ratio to give effect to the reverse recapitalization treatment of the Merger. Shares of common stock issued as a result of the conversion of Legacy Lucid convertible preferred stock in connection with the Closing have been included in the basic net loss per share calculation on a prospective basis.

Basic and diluted net loss per share attributable to common stockholders are calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2022	2021
Net loss	$(81,286)	$(747,952)
Deemed dividend related to the issuance of Series E convertible preferred stock	—	(2,167,333)
Net loss attributable to common stockholders	$(81,286)	$(2,915,285)

Weighted-average shares outstanding—basic and diluted	1,654,322,379	32,650,874

Net loss per share:
Basic and diluted	$(0.05)	$(89.29)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
Excluded Securities	2022	2021
Convertible preferred stock (on an as-converted basis)	—	411,875,942
Private warrants to purchase common stock	44,350,000	—
Options outstanding to purchase common stock	50,700,238	13,394,808
RSUs outstanding	34,235,618	—
If-converted common shares from convertible note	36,737,785	—
Total	166,023,641	425,270,750

The 2,090,140 shares of common stock equivalents subject to RSUs are excluded from the anti-dilutive table above as the underlying shares remain contingently issuable since the market conditions have not been satisfied as of March 31, 2022.

NOTE 18 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan for the three months ended March 31, 2022 and 2021.

NOTE 19 - RELATED PARTY TRANSACTIONS

Professional Services Contract

In December 2021, we entered into an agreement with The Klein Group, LLC (“Klein”), an affiliate of Churchill Sponsor IV LLC who owns more than 5% of our common stock. Pursuant to the agreement, Klein will provide strategic advice and assistance in connection with capital markets and other strategic matters. The cost incurred under the agreement was $0.3 million for the three months ended March 31, 2022, and $2.3 million in the aggregate for the year ended December 31, 2021.

Lease

In February 2022, we entered into a lease agreement with KAEC, an affiliate of PIF, for its first international manufacturing plant in the Kingdom of Saudi Arabia. The lease has an initial term of 25 years expiring in Year 2047. As of March 31, 2022, the right-of-use assets and lease liabilities related to this lease were $5.1 million and $5.2 million, respectively. The lease expense recorded during the three months ended March 31, 2022 was immaterial.

NOTE 20 - SUBSEQUENT EVENTS

In connection with the preparation of the condensed consolidated financial statements for the three months ended March 31, 2022, the Company evaluated subsequent events and concluded there were no subsequent events that required recognition in the condensed consolidated financial statements.

On April 20, 2022, Lucid LLC, a wholly owned subsidiary of Lucid Group, Inc. (collectively, the “Company”), entered into a binding letter of undertaking (the “Letter of Undertaking”) with the Ministry of Finance of the Kingdom of Saudi Arabia (“KSA”). Under the terms of the Letter of Undertaking, the Government of KSA and its entities and corporate subsidiaries (collectively, the “Kingdom”) undertake to purchase up to 100,000 vehicles from the Company over a ten-year period, with an initial commitment to purchase 50,000 vehicles and an option to purchase up to an additional 50,000 vehicles during such ten-year period. The purchase price is determined by the lower of (i) the standard retail price for the applicable vehicle in the KSA; and (ii) the standard retail price for the applicable vehicle in the United States, plus actual cost of logistics, importing, and other actual costs of delivering and homologating vehicles to KSA regulations. The order quantity by the Kingdom will initially range from 1,000 and 2,000 vehicles annually and increase to between 4,000 and 7,000 vehicles annually starting in 2025 unless otherwise agreed by the Kingdom and the Company. The delivery of the vehicles is required to commence no later than the second quarter of 2023.

On April 29, 2022, Lucid LLC entered into a revolving credit facility agreement (the “GIB Facility Agreement”) with Gulf International Bank (“GIB”). GIB is an affiliate of PIF, which is an affiliate of Ayar, the controlling stockholder of the Company. The GIB Facility Agreement provides for two committed revolving credit facilities in an aggregate principal amount of SAR 1 billion (approximately $266.7 million). SAR 650 million (approximately $173.3 million) under the GIB Facility Agreement is available as bridge financing (the “Bridge Facility”) of Lucid LLC’s capital expenditures in connection with the KSA Facility. The remaining SAR 350 million (approximately $93.3 million) may be used for general corporate purposes (the “Working Capital Facility”). Loans under the Bridge Facility and the Working Capital Facility will have a maturity of no more than 12 months. The Bridge Facility will bear interest at a rate of 1.25% per annum over 3-month SAIBOR and the Working Capital Facility will bear interest at a rate of 1.70% per annum over 3-month SAIBOR and associated fees. Commitments under the GIB Facility Agreement will terminate, and all amounts then outstanding thereunder will become payable, on the third anniversary of the GIB Facility Agreement. The GIB Facility Agreement contains certain conditions precedent to drawdowns, representations and warranties and covenants of Lucid LLC and events of default.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022. This discussion may contain forward-looking statements based upon Lucid’s current expectation, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors”, in Part II, Item 1A of this Quarterly Report.

Overview

We are a technology and automotive company with a mission to inspire the adoption of sustainable energy by creating advanced technologies and the most captivating luxury electric vehicles, centered around the human experience. Our focus on in-house technological innovation, vertical integration, and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air.

We sell vehicles directly to consumers through our retail sales network and through direct online sales. We believe that owning our sales network provides an opportunity to closely manage the customer experience, gather direct customer feedback, and ensure that customer interactions are on-brand and tailored to our customers’ need. We also operate an in-house vehicle service network, with brick-and-mortar service centers in various geographies and a mobile service fleet. In addition to our in-house service capabilities, we established and continue to grow an approved list of specially trained collision repair shops which also serve as a repair hub for our mobile service offerings in some cases.

We began delivering the Lucid Air to customers in October 2021. We expect to launch additional vehicles over the coming decade. We have already commenced design and engineering work for Project Gravity, a luxury SUV that is expected to leverage many of the technological advancements and learnings from the Lucid Air. We expect to begin production of Project Gravity in the first half of 2024. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

Impact of the COVID-19 Pandemic on our Business

The COVID-19 pandemic continues to impact the global economy and cause significant macroeconomic uncertainty. Infection rates vary across the jurisdictions in which we operate. Governmental authorities have continued to implement numerous and constantly evolving measures to try to contain the virus, such as travel bans and restrictions, masking recommendations and mandates, vaccine recommendations and mandates, limits on gatherings, quarantines, shelter-in-place orders and business shutdowns. We have taken proactive action to protect the health and safety of our employees, customers, partners and suppliers, consistent with the latest and evolving governmental guidelines. We expect to continue to implement appropriate measures until the COVID-19 pandemic is adequately contained. We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and may take additional actions based on their recommendations and requirements or as we otherwise see fit to protect the health and safety of our employees, customers, partners and suppliers.

While certain of our and our suppliers’ operations have from time-to-time been temporarily affected by government-mandated restrictions, we were able to commence deliveries of the Lucid Air to customers and to proceed with the construction of the Arizona plant. Broader impacts of the pandemic have included inflationary pressure as well as ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays and a shortfall of semiconductor supply. Because we rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities, we have been affected by inflation and such industry-wide challenges in logistics and supply chains. While we continue to focus on mitigating risks to our operations and supply chain in the current industry environment, we expect that these industry-wide trends will continue to affect our cost structure as well as our ability and the ability of our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future.

In the current circumstances, given the dynamic nature of the situation, any impact on our financial condition, results of operations or cash flows in the future continues to be difficult to estimate and predict, as it depends on future events that are highly uncertain and cannot be predicted with accuracy, including, but not limited to, the duration and continued spread of the outbreak, its severity, potential additional waves of infection, the emergence of more virulent or more dangerous strains of the virus, the actions taken to mitigate the virus or its impact, the development, distribution, efficacy and acceptance of vaccines worldwide, how quickly and to what extent normal economic and operating conditions can resume, the broader impact that the pandemic is having on the economy and our industry and specific implications the pandemic may have on our suppliers and on global logistics. See “Risk Factors” in Part II, Item 1A of this Quarterly Report for additional information regarding risks associated with the COVID-19 pandemic, including under the caption “The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.”

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors” in Part II, Item 1A of this Quarterly Report.

Design and Technology Leadership

We believe that we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles. We have received significant interest in the Lucid Air from potential customers. As of March 31, 2022, we had refundable reservations and non-refundable orders of cars yet to be delivered that reflect potential sales greater than $2.7 billion.

Direct-to-Consumer Model

We operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to continue to incur significant expenses in our sales and marketing operations for sale of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of March 31, 2022, we had opened twenty four Studios and service centers, one in each of New York, New Jersey, Michigan, Texas, Virginia, Washington, and two in each of Arizona, Canada and Illinois, three in Florida, as well nine in California. We expect additional Studios opened in the second quarter of 2022, including our first European location. We also intend to hire additional sales, customer service, and service center personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.

Establishing Manufacturing Capacity

Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase as we continue our phased construction of our AMP-1 facilities and international expansion. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.

Technology Innovation

We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.

Inflationary Pressure

The U.S. economy has experienced increased inflation recently, including as a result of the COVID-19 pandemic. Our cost to manufacture a vehicle is heavily influenced by the cost of the key components and materials used in the vehicle, cost of labor, as well as cost of equipment used in our manufacturing facilities. As we continue our phased construction of our AMP-1 facility, increases in steel prices and cost of construction labor have led to higher capital expenditures. We expect that the inflationary pressure will persist for the foreseeable future.

Results of Operations

Revenue

The following table presents our revenue for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Revenue	$57,675	$313	$57,362	*nm

*nm - not meaningful

We began generating sales from the deliveries of vehicles in the fourth quarter of 2021. We recognize vehicle sales when the customer obtains control of the vehicle which is upon delivery. We also generate revenue from the sale of battery pack systems, supplies and related services for vehicles to a single customer.

Revenue increased by $57.4 million for the three months ended March 31, 2022 as compared to the same period prior year, primarily driven by higher customer deliveries of Lucid Air vehicles.

Cost of Revenue

The following table presents our cost of revenue for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Cost of revenue	$245,970	$85	$245,885	*nm

*nm - not meaningful

Costs of revenue related to vehicle sales primarily include direct parts, materials, shipping and handling costs, allocable overhead costs such as depreciation of manufacturing related equipment and facilities, information technology costs, personnel costs including wages and stock-based compensation, estimated warranty costs and charges to reduce inventories to their net realizable value or charges for inventory obsolescence.

Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, personnel costs including wages and stock-based compensation, and estimated warranty costs related to battery pack systems. Cost of battery pack systems also includes allocated overhead costs such as depreciation of manufacturing related equipment and facilities, and information technology costs.

Cost of revenues increased by $245.9 million for the three months ended March 31, 2022 as compared to the same period prior year, primarily due to the manufacture and sale of Lucid Air vehicles in the first quarter of 2022. We incurred significant personnel and overhead costs to operate our large-scale manufacturing facilities while ramping up production, with production activity for a limited quantity of vehicles in the quarter ended March 31, 2022. In the near term, we expect our production volume of vehicles continue to be significantly less than our manufacturing capacity. Additionally, we recorded an impairment charge of $96.4 million in the quarter ended March 31, 2022 to reduce our inventories to their net realizable values. We expect impairment charges could negatively affect our costs of vehicle sales in upcoming periods in the near term as we ramp production volumes up toward our manufacturing capacity.

Operating Expenses

The following table presents our operating expenses for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Operating expenses
Research and development	$186,076	$167,369	$18,707	11%
Selling, general and administrative	223,159	131,652	91,507	70%
Total operating expenses	$409,235	$299,021	$110,214	37%

Research and Development

Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity, and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and stock-based compensation. Research and development expenses also include prototype material, engineering, design and testing services, and allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Research and development expense increased by $18.7 million, or 11%, for the three months ended March 31, 2022 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $45.3 million due to growth in headcount (which included stock-based compensation expense of $36.8 million), partially offset by a decrease of $27.9 million for prototype material, engineering, design and testing services.

Selling, General, and Administrative

Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, facilities and real estate, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and stock-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Selling, general, and administrative expense increased by $91.5 million, or 70%, for the three months ended March 31, 2022 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $61.6 million due to growth in headcount (which included stock-based compensation expense of $24.6 million), and increase in higher utilization of contractors and professional fees by $11.0 million.

Other Income (Expense), net

The following table presents our other income and expense, net for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Other income (expense), net:
Change in fair value of forward contracts	—	(442,164)	442,164	(100)%
Change in fair value of convertible preferred stock warrant liability	—	(6,976)	6,976	(100)%
Change in fair value of common stock warrant liability	523,330	—	523,330	*nm
Interest expense, net	(7,705)	(5)	(7,700)	*nm
Other income (expense), net	942	(10)	952	*nm
Total other income (expense), net	516,567	(449,155)	965,722	(215)%

*nm - not meaningful

Change in Fair Value of Contingent Forward Contracts

Our contingent forward contracts provided the holder the right to purchase Legacy Lucid Series D preferred stock and Legacy Lucid Series E preferred stock in future periods and were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the condensed consolidated statements of operations and comprehensive loss.

Change in contingent forward contracts liability decreased by $442.2 million, or 100%, for the three months ended March 31, 2022 as compared to the same period prior year. The Legacy Lucid Series E contingent forward contracts were settled during six months ended June 30, 2021, and there are no future earnings adjustments pertaining to the contingent forward contracts.

Change in Fair Value of Convertible Preferred Stock Warrant Liability

Our convertible preferred stock warrant liability related to the warrants to purchase shares of Legacy Lucid Series D preferred stock was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our convertible preferred stock warrant liability were recognized in the condensed consolidated statements of operations and comprehensive loss. All issued and outstanding shares of Legacy Lucid Series D preferred stock were settled in March 2021 and there will no longer be future earnings adjustments pertaining to the convertible preferred share warrant liability related to Legacy Lucid Series D preferred stock.

We recorded loss of $7.0 million for the three months ended March 31, 2021 due to the changes in fair value of the convertible preferred stock warrant liability related to Legacy Lucid Series D preferred stock upon the exercise and settlement of all outstanding warrants to purchase Legacy Lucid Series D preferred stock.

Change in Fair Value of Common Stock Warrant Liability

Our common stock warrant liability relates to the Private Placement Warrants to purchase shares of Lucid Group common stock that were effectively issued upon the Closing in connection with the reverse recapitalization treatment of the Merger. Our common stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our common stock warrant liability were recognized in the condensed consolidated statements of operations and comprehensive loss.

The Private Placement Warrants remained unexercised as of March 31, 2022. The liability was remeasured to fair value, resulting in a gain of $523.3 million for the three months ended March 31, 2022, and was classified within change in fair value of common stock warrant liability in the condensed consolidated statements of operations. See Note 9 - Common Stock Warrant Liability in our condensed consolidated financial statements included elsewhere in this Quarterly Report for more information.

Interest Expense, net

Interest expense, net consists primarily of contractual interest and amortization of debt discounts and debt issuance costs incurred related to the 2026 Notes issued in December 2021, and interest on our capital leases.

Interest expense, net increased by $7.7 million for the three months ended March 31, 2022 as compared to the same period in the prior year, primarily related to the 2026 Notes issued in December 2021.

Other Income (Expense), net

Other income (expense), net consists primarily of income on money market funds and foreign currency gains and losses. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.

Other income (expense), net did not significantly fluctuate during the three months ended March 31, 2022 as compared to the same period prior year.

Provision for Income Taxes

	Three Months Ended March 31,
	2022	2021	$ Change	% Change
Provision for income taxes	323	4	319	*nm

*nm - not meaningful

Our provision for income taxes consist primarily of U.S. state and foreign income taxes in jurisdictions in which we operate. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

The provision for income taxes increased by $0.3 million for the three months ended March 31, 2022 as compared to the same period prior year, primarily due to changes in taxable income of our foreign operations.

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2022, Lucid had $5.4 billion of cash and cash equivalents. Our sources of cash are predominantly from proceeds from Lucid’s de-SPAC transaction with Churchill (plus PIPE), and the issuance of convertible debt.

We expect that our current sources of liquidity together with our projection of cash flows from operating activities will provide us with adequate liquidity over at least the next 12 months, including investment in funding (i) ongoing operations, (ii) research and development projects for new products/ technologies, (iii) ongoing production and manufacturing ramps at existing manufacturing facilities in Casa Grande, Arizona, (iv) Phase 2 of construction at Advanced Manufacturing Plant 1 (“AMP-1”) in Casa Grande, Arizona, (v) the start of construction of a manufacturing facility in the Kingdom of Saudi Arabia, (vi) retail Studios and service centers, and (vii) other initiatives related to the sale of vehicles and/ or technology.

We anticipate our cumulative spending on capital expenditures to be in the range of $2.0 billion for the fiscal year 2022 to support our continued commercialization and growth objectives as we strategically invest in manufacturing capacity and capabilities, our retail Studios and service center footprint throughout North America and across the globe, development of different products and technologies, and other areas supporting the growth of Lucid’s business. We expect our operating expenses to increase in the 2022 calendar year to grow and support the operations of a global automotive company targeting volumes in line with Lucid’s aspirations.

As of March 31, 2022, our total minimum lease payments are $324.5 million, of which $27.3 million is due in the current fiscal year. We also have a non-cancellable long-term commitment of $138.0 million to purchase certain inventory components. For details regarding these obligations, refer to Note 14 - Leases and Note 15 - Commitments and Contingencies.

2026 Notes

In December 2021, Lucid entered into a purchase agreement pursuant to which we issued $2,012.5 million of the 2026 Notes. The 2026 Notes accrue interest at a rate of 1.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2022. The 2026 Notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted. Before the close of business on the business day immediately before September 15, 2026, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after September 15, 2026, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. The initial conversion rate is 18.2548 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $54.78 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

International Manufacturing Expansion

On February 27, 2022, the Company announced that it has selected King Abdullah Economic City (“KAEC”) in the Kingdom of Saudi Arabia as the location of its first international manufacturing plant and signed related agreements with the Ministry of Investment of Saudi Arabia, the Saudi Industrial Development Fund, and the Economic City at KAEC. The agreements are estimated to provide financing and incentives of up to $3.4 billion in aggregate over the next 15 years to build and operate a manufacturing facility in the Kingdom. The operations at the new plant would initially consist of re-assembly of Lucid Air vehicle “kits” pre-manufactured in the U.S. and, over time, production of complete vehicles.

On February 27, 2022, Lucid LLC entered into a loan agreement (as subsequently amended, the “SIDF Loan Agreement”) with the SIDF. Under the SIDF Loan Agreement, SIDF has committed to provide loans (the “SIDF Loans”) to Lucid LLC in an aggregate principal amount of up to SAR 5.19 billion (approximately $1.4 billion); provided that SIDF may reduce the availability of SIDF Loans under the facility in certain circumstances. SIDF Loans will be subject to repayment in semi-annual installments in amounts ranging from SAR 25 million to SAR 350 million, commencing on April 3, 2026 and ending on November 12, 2038. SIDF Loans are financing and will be used to finance certain costs in connection with the development and construction of the Company’s planned manufacturing facility in the Kingdom of Saudi Arabia (“the KSA Facility”). Lucid LLC may repay SIDF Loans earlier than the maturity date without penalty. Obligations under the SIDF Loan Agreement do not extend to the Company or any of its other subsidiaries.

SIDF Loans will not bear interest. Instead, Lucid LLC will be required to pay SIDF service fees, consisting of follow-up and technical evaluation fees, ranging, in aggregate, from SAR 415 million (approximately $111 million) to SAR 1.77 billion (approximately $471 million), over the term of the SIDF Loans. SIDF Loans will be secured by security interests in the equipment, machines and assets funded thereby.

The SIDF Loan Agreement contains certain restrictive financial covenants and imposes annual caps on Lucid LLC’s payment of dividends, distributions of paid-in capital or certain capital expenditures. The SIDF Loan Agreement also defines customary events of default, including abandonment of or failure to commence operations at the plant in KAEC, and drawdowns under the SIDF Loan Agreement are subject to certain conditions precedent. As of March 31, 2022, no amounts were outstanding under the SIDF Loan Agreement.

In relation to the selection of the Kingdom of Saudi Arabia as the location for the KSA Facility, Lucid LLC entered into agreements with the Ministry of Investment of Saudi Arabia (“MISA”) under which the company will receive economic incentives over time subject to certain conditions.

We have generated significant losses from our operations as reflected in our accumulated deficit of $6.1 billion as of March 31, 2022 and December 31, 2021. Additionally, we have generated significant negative cash flows from operations and investing activities as we continue to support the growth of our business.

The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in the section entitled “Risk Factors” in Part II, Item 1A.

Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Three Months Ended March 31,
	2022	2021
Cash used in operating activities	(494,649)	(218,726)
Cash used in investing activities	(185,082)	(94,779)
Cash (used in) provided by financing activities	(187,301)	511,098
Net (decrease) increase in cash, cash equivalents, and restricted cash	(867,032)	197,593

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of cash outlays to support overall growth of the business, especially the costs related to inventory and sale of our vehicles, costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring after starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.

Net cash used in operating activities of $494.6 million for the three months ended March 31, 2022 primarily consisted of $81.3 million of net loss, adjusted for $201.3 million of non-cash charges and an increase in net operating assets of $212.1 million. The non-cash charges primarily included gain for changes in fair value of common stock warrant liability of $523.3 million, stock-based compensation expense of $174.6 million, write-down of inventory of $96.4 million, and depreciation and amortization of property and equipment of $38.2 million. The increase in net operating assets is primarily due to an increase in operating assets of $341.0 million offset by an increase in operating liabilities of $128.9 million.

Net cash used in operating activities of $218.7 million for the three months ended March 31, 2021 primarily consisted $748.0 million of net losses, adjusted for $565.2 million of non-cash charges and a decrease in net operating liabilities of $36.0 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $449.1 million, and convertible preferred stock related expense of $104.8 million. The decrease in net operating liabilities is primarily due to a decrease in operating liabilities of $23.1 million and an increase in operating assets of $12.9 million.

Cash Used in Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities of $185.1 million and $94.8 million for the three months ended March 31, 2022 and March 31, 2021, respectively was entirely attributable to capital expenditures.

Cash Provided by Financing Activities

Since inception, we have financed our operations primarily from the issuances of equity securities, including convertible preferred stock, the proceeds of the Merger, and the 2026 Notes.

Net cash used in financing activities of $187.3 million during the three months ended March 31, 2022 was primarily attributable to $180.6 million of remittance for tax withholding obligations in connection with vesting of the CEO time-based and performance-based RSUs through net settlement, $12.9 million for the payment of short-term insurance financing note and $1.2 million for the payment of finance lease liabilities, partially offset by $9.1 million of proceeds from the exercises of stock options.

Net cash provided by financing activities of $511.1 million during the three months ended March 31, 2021 was primarily attributable to $507.1 million of proceeds from the issuance of Legacy Lucid Series E preferred stock, $4.3 million of proceeds from the exercises of stock options and $3.0 million of proceeds from the issuance of Legacy Lucid Series D preferred stock, partially offset by $3.0 million cash paid for the repurchase of Legacy Lucid Series B preferred stock.

Critical Accounting Policies and Estimates

The condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

For a description of our critical accounting policies and estimates, refer to Part II, Item 7, Critical Accounting Policies and Estimates in our Annual Report on Form 10-K for the year ended December 31, 2021. There have been no material changes to our critical accounting policies and estimates since our Annual Report on Form 10-K for the year ended December 31, 2021.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Item 3. Qualitative and Quantitative Disclosures about Market Risk.

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and due to inflationary pressure.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents, restricted cash, and short-term investments. We had cash, cash equivalents and restricted cash totaling $5.4 billion as of March 31, 2022. Our cash and cash equivalents was invested primarily in money market funds. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a had material impact on the value of our cash, cash equivalents as of March 31, 2022.

Inflationary Pressure

The U.S. economy has experienced increased inflation recently, including as a result of the COVID-19 pandemic. Our cost to manufacture a vehicle is heavily influenced by the cost of the key components and materials used in the vehicle, cost of labor, as well as cost of equipment used in our manufacturing facilities. As we continue our phased construction of our AMP-1 facility, increases in steel prices and cost of construction labor have led to higher capital expenditures. We expect that the inflationary pressure will persist for the foreseeable future.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Quarterly Report on Form 10-Q.

Based on their evaluation, our principal executive officer and principal financial officer concluded that as of March 31, 2022, our disclosure controls and procedures are designed to, and are effective to, provide reasonable assurance that the information we are required to disclose in reports we file or submit under the Exchange Act is (i) recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the fiscal quarter ended March 31, 2022, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Limitations on Effectiveness of Controls and Procedures

In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

For a description of our legal proceedings, please see the description set forth in the “Legal Matters” section in Note 15 – Commitments and Contingencies in the notes to the condensed consolidated financial statements in Item 1 of Part I of this Quarterly Report, which is incorporated herein by reference.

Item 1A. Risk Factors.

A description of the risks and uncertainties associated with our business is set forth below. You should carefully consider the risks and uncertainties described below, as well as the other information in this Quarterly Report, including our condensed consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described below, or of additional risks and uncertainties not presently known to us or that we currently deem immaterial, could materially and adversely affect our business, results of operations, financial condition and growth prospects. In such an event, the market price of our common stock could decline, and you could lose all or part of your investment.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in this section titled Item 1A. “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in this section titled Item 1A. “Risk Factors,” alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

•	The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of investing in our common stock.

•	We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

•	We may be unable to adequately control the substantial costs associated with our operations.

•	We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.

•	The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.

•	The automotive market is highly competitive, and we may not be successful in competing in this industry.

•	We will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

•	We will not have a third-party retail product distribution and full service network.

•	We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.

•	If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

•	We face challenges providing charging solutions for our vehicles, both domestically and internationally.

•	We have limited experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.

•	Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

•	We have no experience to date in high volume manufacture of our vehicles.

•	If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

•	Our production and our ability to sustain future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.

•	We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

•	We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

•	Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells, or semiconductors, could harm our business.

•	Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

•	The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.

•	We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.

•	We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

•	We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect its ability to sell our vehicles.

•	We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of its intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

•	We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

•	If we identify material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.

•	We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are not controlled companies.

•	Ayar beneficially owns a significant equity interest in us and may take actions that conflict with other shareholder interests.

Risks Related to Our Business and Operations

The ongoing COVID-19 pandemic has adversely affected, and we cannot predict its ultimate impact on, our business, results of operations and financial condition.

The ongoing COVID-19 pandemic poses risks to our business, including through its impact on general economic conditions; manufacturing and supply chain operations; stay-at-home orders; and global financial markets. The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of our vehicles, or cancel their refundable deposits for our vehicles. Because of our premium brand positioning and pricing, an economic downturn is likely to have a heightened adverse effect on us, compared to many of our electric vehicle and traditional automotive industry competitors, to the extent that consumer demand for luxury goods is reduced in favor of lower-priced alternatives. Any economic recession or other downturn could also cause logistical challenges and other operational risks if any of our suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations. Further, the immediate or prolonged effects of the COVID-19 pandemic could significantly affect government finances and, accordingly, the continued availability of incentives related to electric vehicle purchases and other governmental support programs.

The spread of COVID-19 has also periodically disrupted our manufacturing operations and those of our suppliers. For example, the recent COVID-19 outbreak in China and the resulting lockdowns have caused parts supply delays with some impact on manufacturing operations in Arizona. Such disruptions to us and our suppliers have and could continue to negatively impact the production volume of our first vehicle, the Lucid Air sedan, as well other vehicles that we may introduce from time to time. Our manufacturing operations at a limited number of facilities in Casa Grande, Arizona concentrate this risk. In addition, broader impacts of the pandemic have included inflationary pressure, which impact our cost structure.

The pandemic has resulted in the imposition of travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders and business shutdowns, which have contributed to delays in the anticipated production schedule of the Lucid Air. These measures pose numerous operational risks and logistical challenges to our business. For example, we may be required to limit the number of employees and contractors at our manufacturing facilities in Casa Grande, Arizona or be required to cause a substantial number of employees and/or contractors to quarantine, which could cause further delays in tooling efforts or in the production schedule of the Lucid Air. In addition, regional, national and international travel restrictions have resulted in adverse impacts to our supply chain. For example, in certain instances, international travel restrictions have prevented our supply quality engineers from conducting in-person visits and parts production quality engineering with international suppliers, which has lengthened the time required to finalize and secure certain components of the Lucid Air. Further, our sales and marketing activities have been, and may in the future be, adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences, and our planned construction and opening of our Lucid Studio sales and service facilities in key markets has been delayed. The transition of some of our personnel to a remote workforce has also increased demand on our information technology resources and systems and increased data privacy and cybersecurity risks. These restrictive measures could be in place for a significant period of time and may be reinstituted or replaced with more burdensome restrictions if conditions deteriorate, which could adversely affect our start-up, manufacturing and sales and distribution plans and timelines.

In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase our cost of capital or limit our ability to access financing when we need it.

To address the uncertainties of COVID-19 and to help ensure the safety of our team members, we have implemented a vaccination mandate for certain of our employees and for certain individuals to enter many of our facilities and may implement further similar requirements in the future, which may have an impact on our hiring and/or our workforce and adversely impact our manufacturing capabilities and overall business operations.

The severity, magnitude and duration of the COVID-19 pandemic, including as a result of new variant and subvariant strains such as the Omicron strain and subvariants, and our economic and regulatory consequences are rapidly changing and uncertain. Accordingly, we cannot predict the ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

We are an early-stage company with a limited operating history, operating in a rapidly evolving and highly regulated market. Furthermore, we have only released one commercially available vehicle, and we have no experience manufacturing or selling a commercial product at scale. Because we have yet to generate significant revenue from the sale of electric vehicles, and as a result of the capital-intensive nature of our business, we expect to continue to incur substantial operating losses for the foreseeable future.

We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks relating to our ability to, among other things:

•	hire, integrate and retain professional and technical talent, including key members of management;

•	continue to make significant investments in research, development, manufacturing, marketing and sales;

•	successfully obtain, maintain, protect and enforce our intellectual property and defend against claims of intellectual property infringement, misappropriation or other violation;

•	build a well-recognized and respected brand;

•	establish, refine and scale our commercial manufacturing capabilities and distribution infrastructure;

•	establish and maintain satisfactory arrangements with third-party suppliers;

•	establish and expand a customer base;

•	navigate an evolving and complex regulatory environment;

•	anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in competitive landscape; and

•	successfully design, build, manufacture and market new variants and models of electric vehicles, such as Project Gravity.

We have incurred net losses each year since our inception and expect to incur increasing expenses and substantial losses for the foreseeable future.

We have incurred net losses each year since our inception, including net loss and comprehensive loss of approximately $81.3 million for the three months ended March 31, 2022. As of March 31, 2022, our accumulated deficit was approximately $6.1 billion. We expect to continue to incur substantial losses and increasing expenses in the foreseeable future as we:

•	continue to design, develop and manufacture our vehicles;

•	equip and expand our manufacturing facilities to produce our vehicles in Arizona and in international locations such as the Kingdom of Saudi Arabia;

•	build up inventories of parts and components for our vehicles;

•	manufacture an available inventory of our vehicles;

•	develop and deploy vehicle charging partnerships;

•	expand our design, research, development, maintenance and repair capabilities;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	expand our general and administrative functions to support our growing operations and status as a public company.

If our product development or commercialization of future vehicles is delayed, our costs and expenses may be significantly higher than we currently expect. Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, we expect our losses in future periods will be significant.

We may be unable to adequately control the substantial costs associated with our operations.

We will require significant capital to develop and grow our business. We have incurred and expect to continue to incur significant expenses, including leases, sales and distribution expenses as we build our brand and market our vehicles; expenses relating to developing and manufacturing our vehicles, tooling and expanding our manufacturing facilities; research and development expenses (including expenses related to the development of the Lucid Air, the Project Gravity SUV and other future products), raw material procurement costs; and general and administrative expenses as we scale our operations and incur the costs of being a public company. In addition, we expect to incur significant costs servicing and maintaining customers’ vehicles, including establishing our service operations and facilities. As a company, we do not have historical experience forecasting and budgeting for any of these expenses, and these expenses could be significantly higher than we currently anticipate. In addition, any disruption to our manufacturing operations, obtaining necessary equipment or supplies, expansion of our manufacturing facilities, or the procurement of permits and licenses relating to our expected manufacturing, sales and distribution model could significantly increase our expenses. In such event, we could be required to seek additional financing earlier than we expect, and such financing may not be available on commercially reasonable terms, or at all.

In the longer term, our ability to become profitable in the future will depend on our ability not only to control costs, but also to sell in quantities and at prices sufficient to achieve our expected margins. If we are unable to appropriately price and cost-efficiently design, manufacture, market, sell, distribute and service our vehicles, our margins, profitability and prospects will be materially and adversely affected.

We have received only a limited number of reservations for the Lucid Air, all of which may be cancelled.

Our customers may cancel their reservations without penalty and for any reason until they place an order for their vehicle. Any delays in customer deliveries or the changes in the pricing of the Lucid Air could result in significant customer cancellations. In addition, any event or incident which generates negative media coverage about us or the safety of our vehicles could also result in significant customer cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of vehicles. Accordingly, the number of reservations has significant limitations as a measure of demand for our vehicles, including demand for particular body styles, models or trim levels, or for future vehicle sales. If we encounter delays in customer deliveries of the Lucid Air that further lengthen wait times or in the event of negative media coverage, a significant number of reservations may be cancelled.

The automotive industry has significant barriers to entry that we must overcome in order to manufacture and sell electric vehicles at scale.

The automobile industry is characterized by significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. Since we are focused on the design of electric vehicles, we face a variety of added challenges to entry that a traditional automobile manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional gasoline engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric vehicles. While we have developed and started producing our first electric sedan and have completed the first phase of construction of our commercial manufacturing facility in Casa Grande, Arizona, we have not finished tooling all production lines at our Casa Grande facilities. If we are not able to overcome these barriers, our business, prospects, results of operations and financial condition will be negatively impacted, and our ability to grow our business will be harmed.

The automotive market is highly competitive, and we may not be successful in competing in this industry.

The global automotive market, particularly for electric and alternative fuel vehicles, is highly competitive, and we expect it will become even more so in the future. In recent years, the electric vehicle industry has grown, with several companies that focus completely or partially on the electric vehicle market. We expect additional companies to enter this market within the next several years. Electric vehicle manufacturers with which we compete include Tesla as well as an increasing number of U.S.-based and international entrants, many of which have announced plans to begin selling their own electric vehicles in the near-term. We also compete with established automobile manufacturers in the luxury vehicle segment, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. We compete for sales with luxury vehicles with internal combustion engines from established manufacturers. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do. We expect competition in our industry to significantly intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization, favorable governmental policies, and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets. There can be no assurance that we will be able to compete successfully in our markets.

We currently depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

We currently depend on revenue generated from a single vehicle model, the Lucid Air, and in the foreseeable future will be significantly dependent on a single or limited number of models. Although we have other vehicle models on our product roadmap, we currently do not expect to introduce another vehicle model for sale until 2024. We expect to rely on sales from the Lucid Air, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that production of the Lucid Air is delayed or reduced, or if the Lucid Air is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

We will not have a third-party retail product distribution and full service network.

Third-party dealer networks are the traditional method of vehicle sales distribution and service. Because we plan to sell directly to consumers, we will not have a traditional dealer product distribution and service network. We have limited experience distributing directly to consumers, and we expect that continuing to build a national and global in-house sales and marketing function, including an expanded physical sales, marketing and service footprint via our Lucid Studios and service centers, will be expensive and time consuming. If our lack of a traditional dealer distribution and service network results in lost opportunities to generate sales, it could limit our ability to grow. Moreover, our business model of selling directly to consumers and directly servicing all vehicles may be limited by regulatory constraints. To the extent we are unable to successfully execute on such plans in all markets, we may be required to develop a third-party dealer distribution and service network, including developing and implementing the necessary IT infrastructure to support them, which may prove costly, time-consuming or ineffective. If our use of an in-house sales, marketing and service team is not effective, our results of operations and financial conditions could be adversely affected.

Our sales will depend in part on our ability to establish and maintain confidence in our long-term business prospects among consumers, analysts and others within our industry.

Consumers may be less likely to purchase our products if they do not believe that our business will succeed or that our operations, including service and customer support operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to our liquidity and long-term business prospects.

Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our products, uncertainty regarding the future of electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Many of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future. In addition, as discussed above, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including us, and further challenging customer, supplier and analyst confidence in our long-term prospects.

Our ability to generate meaningful product revenue will depend on consumer adoption of electric vehicles.

We are developing and producing only electric vehicles and, accordingly, our ability to generate meaningful product revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as we expect or develops more slowly than we expect, or if there is a decrease in consumer demand for electric vehicles, our business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and our electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operations. Further, sales of vehicles in the automotive industry tend to be cyclical in many markets, which may expose us to increased volatility, especially as we expand and adjust our operations and retail strategies. Specifically, it is uncertain how such macroeconomic factors will impact us as a new entrant in an industry that has globally been experiencing a recent decline in sales.

Other factors that may influence the adoption of electric vehicles include:

•	perceptions about electric vehicle quality, safety, design, performance and cost;

•	perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

•	perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•	concerns about electric grid capacity and reliability;

•	perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

•	the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the quality and availability of service for electric vehicles, especially in international markets;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations and cost to charge an electric vehicle, especially in international markets, and related infrastructure costs and standardization;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for electric vehicles or our electric vehicles in particular, either of which would materially and adversely affect our business, results of operations, financial condition and prospects.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for our vehicles.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in our electric vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors. In addition, we expect to compete in part on the basis of our vehicles’ range, efficiency, charging speeds and performance, and improvements in the technology offered by competitors could reduce demand for the Lucid Air or other future vehicles. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models that reflect such technological developments, but our vehicles may become obsolete, and our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. Additionally, as new companies and larger, existing vehicle manufacturers continue to enter the electric vehicle space, we may lose any technological advantage we may have and suffer a decline in our competitive position. Any failure by us to successfully react to changes in existing technologies or the development of new technologies could materially harm our competitive position and growth prospects.

Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, results of operations and financial condition.

A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including our vehicles, could be reduced, and our business and revenue may be harmed.

Gasoline and other petroleum-based fuel prices have historically been extremely volatile, particularly during the ongoing COVID-19 pandemic, and it is difficult to ascertain whether such volatility will continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles, including our vehicles, may decrease, which would have an adverse effect on our business, prospects, financial condition and results of operations.

The unavailability, reduction or elimination of certain government and economic programs could have a material adverse effect on our business, prospects, financial condition and results of operations.

We expect to benefit from government and economic programs that encourage the development, manufacture or purchase of electric vehicles, such as zero emission vehicle credits, greenhouse gas credits and similar regulatory credits, the loss of which could harm our ability to generate revenue from the sale of such credits to other manufacturers; tax credits and other incentives to consumers, without which the net cost to consumers of our vehicles would increase, potentially reducing demand for our products; and investment tax credits for equipment, tooling and other capital needs, without which we may be unable to procure the necessary infrastructure for production to support our business and timeline; and certain other benefits, including a California sales and use tax exclusion and certain other hiring and job training credits in California and Arizona. We may also benefit from government loan programs, such as loans under the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy. Any reduction, elimination or selective application of tax and other governmental programs and incentives because of policy changes, the reduced need for such programs due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or our electric vehicles in particular, which would adversely affect our business, prospects, financial condition and results of operations. Further, we cannot assure you that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.

While certain U.S. federal and state tax credits and other incentives for alternative energy production and alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We may apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States federal and state governments, as well as foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

If we fail to manage our future growth effectively, we may not be able to develop, manufacture, distribute, market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, results of operations and financial condition. We intend to expand our operations significantly. We expect our future expansion will include:

•	expanding our management team;

•	hiring and training new personnel;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and

•	expanding into new markets and establishing sales, service and/or manufacturing operations in many of those markets.

We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our vehicles. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, engineering, manufacturing and servicing electric vehicles is intense, and we may not be able to identify, attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to identify, attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects. Our employee equity program is a key factor in our ability to attract and retain talent and continue to support the growth of the company. If we are unable to grant equity awards, or if we are forced to reduce the value of equity awards we grant due to shortage of shares available for issuance under our stock incentive plan, we may not be able to attract, hire and retain the personnel necessary for our business, which would have a material adverse effect on our business, prospects financial condition and results of operations.

In addition, we have no experience to date in high volume manufacturing of our vehicles. We cannot assure our investors that we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our vehicles. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could stunt our future growth and impair our ability to produce, market, service and sell or lease our vehicles successfully. In addition, our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. If any key personnel were to terminate their employment with us, such termination would likely increase the difficulty of managing our future growth and heighten the foregoing risks. If we fail to manage our growth effectively, such failure could result in negative publicity and damage to our brand and have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be unable to offer attractive leasing and financing options for the Lucid Air and future vehicles, which would adversely affect consumer demand for the Lucid Air and our future vehicles. In addition, offering leasing and financing options to customers could expose us to credit risk.

We currently intend to offer leasing and financing of our vehicles to potential customers through a third-party financing partner or partners, but we cannot provide any assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to us or our customers. Furthermore, because we have only sold a limited number of vehicles and no secondary market for our vehicles exists, the future resale value of our vehicles is difficult to predict, and the possibility that resale values could be lower than we expect increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. We believe that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury vehicle segments in which we compete, and if we are unable to offer our customers an attractive option to finance the purchase of or lease the Lucid Air or planned future vehicles, such failure could substantially reduce the population of potential customers and decrease demand for our vehicles.

Furthermore, offering leasing and financing alternatives to customers could expose us to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn caused by the ongoing COVID-19 pandemic and the recent conflict in Ukraine. If we are unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes us to excessive consumer credit risk, our business, competitive position, results of operations and financial condition could be adversely affected.

We are subject to risks associated with autonomous driving and advanced driver assistance system technology, and we cannot guarantee that our vehicles will achieve our targeted assisted or autonomous driving functionality within our projected timeframe, if ever.

Our vehicles are designed with advanced driver assistance system (“ADAS”) hardware, and we expect to release a Lucid Air software update and launch Project Gravity with Level 2 (partial automation) ADAS functionality, which we plan to upgrade with additional capabilities over time. ADAS technologies are emerging and subject to known and unknown risks, and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. In addition, self-driving technologies are the subject of intense public scrutiny and interest, and previous accidents involving autonomous driving features in other vehicles, including alleged failures or misuse of such features, have generated significant negative media attention and government investigations. We and others in our industry are subject to a Standing General Order issued by NHTSA that requires us to report any crashes in which certain ADAS features were active, and these crash reports will become publicly available. To the extent accidents associated with our ADAS technologies occur, we could be subject to significant liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, we face substantial competition in the development and deployment of ADAS technologies. Many of our competitors, including established automakers and technology companies, have devoted significant time and resources to developing self-driving technologies. If we are unable to develop competitive Level 2 or more advanced ADAS technologies in-house or acquire access to such technologies via partnerships or investments in other companies or assets, we may be unable to equip our vehicles with competitive ADAS features, which could damage our brand, reduce consumer demand for our vehicles or trigger cancellations of reservations and could have a material adverse effect on our business, results of operations, prospects and financial condition.

ADAS technology is also subject to considerable regulatory uncertainty, which exposes us to additional risks. See “— Risks Related to Litigation and Regulation — ADAS technology is subject to uncertain and evolving regulations.”

Our business and prospects depend significantly on our brand.

Our business and prospects will heavily depend on our ability to develop, maintain and strengthen the “Lucid” brand association with luxury and technological excellence. Promoting and positioning our brand will likely depend significantly on our ability to provide a consistently high-quality customer experience, an area in which we have limited experience. To promote our brand, we will be required to invest in, and over time we may be required to change our customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles or our competitors’ success. For example, certain of our competitors have been subject to significant scrutiny for incidents involving their self-driving technology and battery fires, which could result in similar scrutiny of us.

In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in our brand. The growing use of social media increases the speed with which information and opinions can be shared and, thus, the speed with which a company’s reputation can be affected. If we fail to correct or mitigate misinformation or negative information, including information spread through social media or traditional media channels, about us, the products we offer, our customer experience, or any aspect of our brand, our business, sales and results of operations could be adversely impacted. From time to time, our vehicles or those of our competitors may be evaluated and reviewed by third parties. Perceptions of our offerings in the marketplace may be significantly influenced by these reviews, which are disseminated via various media, including the internet. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles and reduce demand for our vehicles, which could have a material adverse effect on our business, results of operations, prospects and financial condition.

We face risks associated with international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

We anticipate having operations and subsidiaries in Europe, the Middle East and China that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services outside of the United States and may also expand our manufacturing activities outside the United States. However, we have no experience to date manufacturing, selling or servicing our vehicles outside of the United States, and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell, service and manufacture our vehicles, and require significant management attention. These risks include:

•	conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;

•	establishing localized supply chains and managing international supply chain and logistics costs;

•	establishing sufficient charging points for our customers in those jurisdictions, via partnerships or, if necessary, via development of our own charging networks;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

•	difficulties establishing international manufacturing operations, including difficulties establishing relationships with or establishing localized supplier bases and developing cost-effective and reliable supply chains for such manufacturing operations and financing such manufacturing operations;

•	foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

•	inflation as well as fluctuations in foreign currency exchange rates and interest rates, including risks related to any forward currency contracts, interest rate swaps or other hedging activities we undertake;

•	United States and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	foreign data privacy and security laws, regulations and obligations;

•	changes in diplomatic and trade relationships, including political risk and customer perceptions based on such changes and risks;

•	political instability, natural disasters, pandemics (including severity, magnitude and the duration of the COVID-19 pandemic), war or events of terrorism; and

•	the strength of international economies.

If we fail to successfully address these risks, our business, prospects, results of operations and financial condition could be materially harmed.

Uninsured losses could result in payment of substantial damages, which would decrease our cash reserves and could harm our cash flow and financial condition.

In the ordinary course of business, we may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. While we currently carry insurance that is customary for our size and operations, we may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, we may not maintain any at all. Additionally, the policies that we have may include significant deductibles, and we cannot be certain that our insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations. Further, insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in our risk profile in the future.

Increasing scrutiny and changing expectations from global regulations, our investors, customers and employees with respect to our ESG practices may impose additional costs on us or expose us to new or additional risks.

There is increased focus, including from governmental organizations and our investors, customers and employees, on ESG issues such as environmental stewardship, climate change, diversity and inclusion, racial justice and workplace conduct. There can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Negative public perception, adverse publicity or negative comments in social media could damage our reputation if we do not, or are not perceived to, adequately address these issues. Any harm to our reputation could impact our employees’ engagement and retention and the willingness of our customers and partners to do business with us.

It is possible that our stakeholders may not be satisfied with our ESG practices or the speed of their adoption and our systems may not be adequate to meet increasing global regulations on ESG topics. Actual or perceived shortcomings with respect to our ESG initiatives and reporting could negatively impact our business. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, a variety of organizations have developed ratings to measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. Investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Unfavorable ratings of our company or our industries, as well as non-inclusion of our stock on ESG-oriented investment funds, may lead to negative investor sentiment and the diversion of investment to other companies or industries, which could have a negative impact on our stock price.

In addition, due to the impacts of climate change, there are increasing risks to our business, including physical risks such as wildfires, floods, tornadoes or other events, that could cause disruptions to our supply chain, manufacturing, and corporate functions. We may incur additional costs and resources preparing for and addressing such risks.

Risks Related to Manufacturing and Supply Chain

We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.

Our plan to commercially manufacture and sell our vehicles is dependent upon the timely availability of funds, upon our finalizing of the related design, engineering, component procurement, testing, build-out and manufacturing plans in a timely manner and also upon our ability to execute these plans within the planned timeline. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and we have experienced in the past, and may experience in the future, such delays with regard to additional variants of the Lucid Air or our other vehicles. For example, we have experienced delays in the engineering of certain of our vehicle systems. Any future delays in the financing, design, manufacture and launch of the Lucid Air, including planned future variants, and any future electric vehicles could materially damage our business, prospects, financial condition and results of operations.

Many of our vehicles are still in the development and/or testing phase, including all of the variants of the Lucid Air other than the Dream Edition and the Grand Touring, and production of the Project Gravity SUV is not expected to begin until 2024, and may occur later or not at all. Additionally, prior to mass production of our electric vehicles, we will also need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where we intend to launch our vehicles. Likewise, we have encountered and may continue to encounter delays with the design, construction, and regulatory or other approvals necessary to bring online our future expansions of the Casa Grande manufacturing facilities, or other future manufacturing facilities.

Furthermore, we rely on third party suppliers for the development, manufacture, and/or provision and development of many of the key components and materials used in our vehicles, as well as provisioning and servicing equipment in our manufacturing facilities. We have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays, a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. These challenges have affected our ability, and the ability of our suppliers, to obtain parts, components and manufacturing equipment on a timely basis, and in some instances have resulted in increased costs. We expect that these industry-wide trends will continue for the foreseeable future. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

Any significant delay or other complication in the production ramp of the Lucid Air or the development, manufacture, launch and production ramp of our future products, features and services, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining related regulatory approvals, or inability to manage such ramps cost-effectively, could materially damage our brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to manufacture our vehicles, including the Lucid Air and Project Gravity, are and will be subject to risks, including with respect to:

•	our ability to ensure readiness of firmware features and functions to be integrated into the Lucid Air as planned and on the desired timeline;

•	our ability to finalize release candidate specifications for Project Gravity as planned and on the desired timeline;

•	any delays by us in delivering final component designs to our suppliers;

•	our or our suppliers’ ability to successfully tool their manufacturing facilities as planned and on the desired timeline;

•	our ability to ensure a working supply chain and desired supplier part quality and quantity as planned and on the desired timeline;

•	our ability to accurately manufacture vehicles within specified design tolerances;

•	our ability to establish, refine and scale, as well as make significant investments in manufacturing, supply chain management and logistics functions, including the related information technology systems and software applications;

•	our ability to adequately reduce and control the costs of key parts and materials;

•	our ability to manage any transitions or changes in our production process, planned or unplanned;

•	the occurrence of product defects that cannot be remedied without adversely affecting the production;

•	our ability to secure necessary funding;

•	our ability to negotiate and execute definitive agreements with various suppliers for hardware, software, or services necessary to engineer or manufacture our vehicles;

•	our ability to obtain required regulatory approvals and certifications;

•	our ability to comply with environmental, safety, and similar regulations and in a timely manner;

•	our ability to secure necessary components, services, or licenses on acceptable terms and in a timely manner;

•	our ability to attract, recruit, hire, retain and train skilled employees including supply chain management, supplier quality, manufacturing and logistics personnel;

•	our ability to implement effective and efficient quality controls;

•	delays or disruptions in our supply chain including raw material supplies;

•	our ability to maintain arrangements on commercially reasonable terms with our suppliers, delivery and other partners, after sales service providers, and other operationally significant third parties;

•	other delays, backlog in manufacturing and research and development of new models, and cost overruns;

•	the severity, magnitude and duration of the ongoing COVID-19 pandemic, including related business interruptions and other effects; and

•	any other risks identified herein.

We expect that we will require additional financing to fund our planned operations and expansion plans. If we are unable to arrange for required funds under the terms and on the timeline that we anticipate, our plans for tooling and building out our manufacturing facilities and for commercial production of our electric vehicles could be significantly delayed, which would materially adversely affect our business, prospects, financial condition and results of operations. See “Risks Related to Financing and Strategic Transactions — We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.”

Our ability to continue production and our future growth depends upon our ability to maintain relationships with our existing suppliers and source suppliers for our critical components, and to complete building out our supply chain, while effectively managing the risks due to such relationships.

Our success, including our ability to continue production of the Lucid Air, will depend on our ability to enter into supplier agreements and maintain our relationships with hundreds of suppliers that are critical to the output and production of our vehicles. To date, we have not secured long-term supply agreements for all of our components and for some components such as battery cells our supply agreements do not guarantee sufficient quantities of components for our vehicle production ramp curve. The supplier agreements we have or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. To the extent that we do not have long-term supply agreements with guaranteed pricing for our parts or components, we will be exposed to fluctuations in prices of components, materials and equipment. In addition, our agreements for the purchase of battery cells and other components often contain pricing provisions that are subject to adjustment based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment, whether due to supply chain or logistics issues or due to inflation, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our potential customers and could adversely affect our business, prospects, financial condition or results of operations.

We may also be at a disadvantage in negotiating supply agreements for the production of our vehicles due to our limited operating history. In addition, given that in many cases we are an aggregator of automotive parts produced by third party manufacturers, there is the possibility that supply agreements for the parts and components for our vehicles could be at costs that make it difficult for us to operate profitably.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

We rely on hundreds of third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source. Our limited, and in many cases single-source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for our production. Our third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles.

We have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased port congestion, intermittent supplier delays a shortfall of semiconductor supply, and international travel restrictions preventing supply quality engineers from conducting in-person visits and quality engineering for parts production. We expect that these industry-wide trends will continue to affect the ability of us and our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future, and may result in increased costs. We have also been impacted by changes in our supply chain or production needs, including cost increases from our suppliers, in order to meet our quality targets and development timelines as well as due to design changes. Likewise, any significant increases in our production may in the future require us to procure additional components in a short amount of time. Our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. In many cases, our suppliers provide us with custom-designed parts that would require significant lead time to obtain from alternative suppliers, or may not be available from alternative suppliers at all. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer.

In addition, we have experienced, and in the future could continue to experience, delays if our suppliers do not meet agreed upon timelines, experience capacity constraints, or deliver components that do not meet our quality standards. Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of our vehicles until an alternative supplier is able to supply the required material. Any such delay, even if caused by a delay or shortage in only one part, could significantly affect our ability to meet our planned vehicle production targets. Even in cases where we may be able to establish alternate supply relationships and obtain or engineer replacement components for our single source components, we may be unable to do so quickly, or at all, at prices or quality levels that are acceptable to us. This risk is heightened by the fact that we have less negotiating leverage with suppliers than larger and more established automobile manufacturers, which could adversely affect our ability to obtain necessary components and materials on a timely basis, on favorable pricing and other terms, or at all. The industry in which we operate has recently experienced severe supply chain disruptions, and we expect these conditions to continue for the foreseeable future. Any such supply disruption could materially and adversely affect our results of operations, financial condition and prospects.

Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations internationally and at much higher volumes. We have not yet scaled production in our manufacturing facilities to significant volumes or begun servicing vehicles at significant volumes. Accordingly, our ability to scale production and vehicle servicing and mitigate risks associated with these activities has not been thoroughly tested. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, successfully recruit and retain personnel with relevant experience, or successfully implement automation, inventory management and other systems or processes to accommodate the increased complexity in our supply chain and manufacturing operations, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our results of operations and financial condition.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the ongoing COVID-19 pandemic, and other factors beyond our and our suppliers’ control could also affect these suppliers’ ability to deliver components to us on a timely basis. We have also identified certain of our suppliers, including certain suppliers we deem critical, as having poor financial health or being at risk of bankruptcy. Although we routinely review our suppliers’ financial health and attempt to identify alternate suppliers where possible, the loss of any supplier, particularly a single- or limited-source supplier, or the disruption in the supply of components from our suppliers, could lead to vehicle design changes, production delays, idle manufacturing facilities and potential loss of access to important technology and parts for producing, servicing and supporting our vehicles, any of which could result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, results of operations and financial condition. In addition, if our suppliers experience substantial financial difficulties, cease operations or otherwise face business disruptions, including as a result of the effects of the COVID-19 pandemic, we may be required to provide substantial financial support to ensure supply continuity, which could have an additional adverse effect on our liquidity and financial condition.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors, could harm our business.

As we scale commercial production of our vehicles or any future energy storage systems, we have experienced and may continue to experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and adversely impact our business, results of operations, prospects and financial condition. For example, as we continue our phased construction of our AMP-1 facility, we have experienced increases in steel prices and cost of construction labor. In addition, we use various materials in our business, including aluminum, steel, lithium, nickel, copper, cobalt, neodymium, terbium, praseodymium and manganese, as well as lithium-ion cells and semiconductors from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions, inflationary pressure and global demand for these materials, including as a result of increased production of electric vehicles, energy storage products by our competitors and the global supply chain crisis, and could adversely affect our business and results of operations. For instance, we are exposed to multiple risks relating to lithium-ion cells. These risks include:

•	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

•	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies, and the Korean Won in particular, in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our ability to manufacture our vehicles or any future energy storage systems will depend on the continued supply of battery cells for the battery packs used in our products. We have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of our vehicles until a different supplier is fully qualified. Furthermore, our ability to manufacture our vehicles depends on continuing access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular, and it has impacted many automotive suppliers and manufacturers, including us, that incorporate semiconductors into the parts they supply or manufacture. We have experienced and may continue to experience an impact on our operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on us or our suppliers, which could delay or reduce planned production levels of the Lucid Air or planned future vehicles, impair our ability to continue production once started or force us or our suppliers to pay exorbitant rates for continued access to semiconductors, and of which could have a material adverse effect on our business, prospects and results of operations. In addition, prices and transportation expenses for these materials fluctuate depending on many factors beyond our control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. These risks could be further magnified by geographical developments such as the conflict between Ukraine and Russia. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell or semiconductor suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions have and may continue to result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our expected manufacturing and delivery timelines, and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We must develop complex software and technology systems, including in coordination with vendors and suppliers, in order to produce our electric vehicles, and there can be no assurance such systems will be successfully developed.

Our vehicles, including the Lucid Air, use a substantial amount of third-party and proprietary software and complex technological hardware to operate, some of which is still subject to further development and testing. The development and implementation of such advanced technologies is inherently complex, and requires coordination with our vendors and suppliers in order to integrate such technology into our electric vehicles and ensure it interoperates with other complex technology as designed and as expected.

We may fail to detect defects and errors that are subsequently revealed, and our control over the performance of third-party services and systems may be limited. Any defects or errors in, or which are attributed to, our technology, could result in, among other things:

•	delayed production and delivery of our vehicles, including the Lucid Air;

•	delayed market acceptance of our vehicles;

•	loss of customers or inability to attract new customers;

•	diversion of engineering or other resources for remedying the defect or error;

•	damage to our brand or reputation;

•	increased service and warranty costs;

•	legal action by customers or third parties, including product liability claims; and

•	penalties imposed by regulatory authorities.

In addition, if we are unable to develop the software and technology systems necessary to operate our vehicles, our competitive position will be harmed. We rely on third-party suppliers to develop a number of technologies for use in our products. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing and volume requirements to support our business plan. In addition, such technology may not satisfy the cost, performance useful life and warranty characteristics we anticipate in our business plan, which could materially adversely affect our business, prospects and results of operations.

If we fail to successfully tool our manufacturing facilities or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

While we have completed the initial phase of construction at our manufacturing facilities in Casa Grande, Arizona, tooling our facilities for production of our vehicles and our future expansion plans are complicated and present significant challenges. In addition, certain of our suppliers may be unable to complete tooling with respect to finalized components of our vehicles in the planned timeframe after we deliver final component specifications, which could adversely affect our ability to continue commercial production of the Lucid Air on the expected timing and at the quality levels we require. As with any large-scale capital project, these efforts could be subject to delays, cost overruns or other complications. These risks could be exacerbated because we are building our facilities from the ground up to support our electric vehicle production processes, which differ substantially from traditional automobile production processes for which expertise is more readily available. In connection with the commencement of commercial production at our Casa Grande facilities, we have hired and trained and continue to hire and train a significant number of employees and integrate a yet-to-be-fully-developed supply chain. Any failure to continue commercial production on schedule would lead to additional costs and would delay our ability to generate meaningful revenues. In addition, it could prevent us from gaining the confidence of potential customers, spur cancellations of reservations for the Lucid Air and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

In addition, if any of our manufacturing facilities are not constructed in conformity with our requirements, repair or remediation may be required to support our planned phased manufacturing build-out and could require us to take vehicle production offline, delay implementation of our planned phased manufacturing build-out, or construct alternate facilities, which could materially limit our manufacturing capacity, delay planned increases in manufacturing volumes, delay the start of production of the Project Gravity SUV or other future vehicles, or adversely affect our ability to timely sell and deliver our electric vehicles to customers. Any repair or remediation efforts could also require us to bear substantial additional costs, including both the direct costs of such activities and potentially costly litigation or other legal proceedings related to any identified defect, and there can be no assurance that our insurance policies or other recoveries would be sufficient to cover all or any of such costs. Any of the foregoing consequences could have a material adverse effect on our business, prospects, results of operations and financial condition and could cause our results of operations to differ materially from our current expectations. For example, a portion of our manufacturing facility in Casa Grande, Arizona, was not constructed in accordance with the contractual requirements. The facility is capable of supporting current production volumes, but it will likely require repair or remediation to support future production volumes. We plan to address such repairs or remediation as part of the phased build-out of our Casa Grande facility. Although we do not currently expect that we will be required to take vehicle production offline or reduce our planned manufacturing volumes, the repairs or remediation could entail significant costs, and we may be unable to recover some or all of such costs from the applicable contractor(s).

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

We expect to utilize a number of new manufacturing technologies, techniques and processes for our vehicles, such as motor winding equipment, and we may utilize additional new technologies, techniques and processes in the future. Certain design features in our vehicles present additional manufacturing challenges, such as large display screens and ADAS hardware. There is no guarantee that we will be able to successfully and timely introduce and scale any such new processes or features.

We also rely heavily on complex machinery for our operations, and our production involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing plant employs large-scale, complex machinery combining many components, which may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts that may not be available when needed. Furthermore, our Casa Grande facilities and the equipment we use to manufacture our vehicles will be costly to repair or replace and could require substantial lead-time to repair or replace and qualify for use.

Unexpected malfunctions of the manufacturing plant components may significantly decrease our operational efficiency, including by forcing manufacturing shutdowns in order to conduct repairs or troubleshoot manufacturing problems. Our facilities may also be harmed or rendered inoperable by natural or man-made disasters, including but not limited to earthquakes, tornadoes, flooding, fire, power outages, environmental hazards and remediation, costs associated with decommissioning of equipment, labor disputes and strikes, difficulty or delays in obtaining governmental permits and licenses, damages or defects in electronic systems, industrial accidents or health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles for some period of time. The inability to produce our vehicles or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. Should operational risks materialize, they may result in the personal injury to or death of our workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If we update or discontinue the use of our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.

We have invested and expect to continue to invest significantly in what we believe is state of the art tooling, machinery and other manufacturing equipment, and we depreciate the cost of such equipment over their expected useful lives. However, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we ramp the commercial production of our vehicles, our experience may cause us to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our results of operations could be negatively impacted.

We have no experience to date in high volume manufacture of our vehicles.

We cannot provide any assurance as to whether we will be able to develop efficient, automated, low-cost logistics and production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to maintain our production ramp curve and rates, or to satisfy the requirements of customers and potential customers. Any failure to develop such logistics and production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges have and may continue to arise as we ramp production of the Lucid Air, and it will be important that we address them promptly while continuing to control our logistics and manufacturing costs. If we are not successful in doing so, or if we experience issues with our logistics and manufacturing process improvements, we could face further delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Our vehicles or the components installed therein have in the past and may in the future contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Our vehicles will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If our vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of our vehicles such as bi-directional charging or ADAS features take longer than expected to become available, are legally restricted or become subject to additional regulation, our ability to develop, market and sell our products and services could be harmed. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. Any such defects or noncompliance with legal requirements could also result in safety recalls. See “— Risks Related to Litigation and Regulation — We have in the past and may choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.” As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

We face challenges providing charging solutions for our vehicles.

Demand for our vehicles will depend in part on the availability of charging infrastructure both domestically and internationally. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Although we have partnered with Electrify America and may partner with other third-party electric vehicle charging providers to offer charging stations to our customers, the charging infrastructure available to our customers may be insufficient to meet their needs or expectations, especially in certain international markets. Some potential customers may choose not to purchase our vehicles because of the lack of more widespread charging infrastructure, and some potential customers may be conditioned to favor or expect proprietary charging solutions, such as Tesla’s Supercharger network. In addition, although the current U.S. presidential administration has proposed a plan to deploy 500,000 additional public charging stations across the United States by 2030, appropriations for such a deployment may not occur at proposed levels, which could serve to limit the development of public charging infrastructure and increase the relative attractiveness to potential customers of a proprietary charging solution.

If we were to pursue development of a proprietary charging solution, we would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from our other important business initiatives. In addition, our limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder our ability to provide such solutions or make the provision of such solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing charging solutions, demand for our vehicles may suffer, and our reputation and business may be materially and adversely affected.

We have limited experience servicing our vehicles and their integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and results of operations may be materially and adversely affected.

Because commercial production of the Lucid Air has recently begun, we have limited experience servicing or repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Furthermore, some vehicle repairs may be done via over-the-air software updates, which poses additional risks to the vehicles software if any issues arise during an update. In addition, we plan to partner with certain third parties to perform some of the service on our vehicles, and there can be no assurance that we will be able to enter into acceptable arrangements with any such third-party providers or develop and implement the necessary IT infrastructure to support them. Further, although such servicing partners may have experience in servicing other electric vehicles, they will initially have no experience in servicing our vehicles. We also have a limited network of locations to perform service and will also rely upon mobile service vans with Lucid technicians to provide service to customers. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of vehicles we deliver increases. This risk is enhanced by our limited operating history and our limited data regarding our vehicles’ real-world reliability and service requirements. In addition, if we are unable to roll out and establish a widespread service network that provides satisfactory customer service, our customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect our sales, results of operations, prospects and financial condition.

Further, the motor vehicle industry laws in some states require that service facilities be available to service vehicles physically sold from locations in the state. In addition, the motor vehicle franchise laws in some states may preclude us from providing direct warranty service to consumers in that state. While we anticipate developing a service program that would satisfy regulatory requirements in these circumstances, the specifics of our service program are still being refined, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our vehicles, a large portion of which we have developed in-house. As we grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers, or if we establish a market perception that we do not maintain high-quality support, our brand and reputation could be adversely affected, and we may be subject to claims from our customers, which could result in loss of revenue or damages, and our business, results of operations, prospects and financial condition could be materially and adversely affected.

Insufficient reserves to cover future warranty or part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and results of operations.

We provide a new vehicle limited warranty on all vehicles and powertrain components and systems we sell. Now that our vehicles are in commercial production, we will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. In addition, we expect to provide a manufacturer’s warranty on any future products, including energy storage systems we sell and may provide additional warranties on installation workmanship or performance guarantees. Warranty reserves will include our management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of our limited operating history and the limited field data available to us, and changes to such estimates based on real-world observations may cause material changes to our warranty reserves in the future. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and results of operations could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims. In addition, if future laws or regulations impose additional warranty obligations on us that go beyond our manufacturer’s warranty, we may be exposed to materially higher warranty, parts replacement and repair expenses than we expect, and our reserves may be insufficient to cover such expenses.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of vehicles to our prospective customers. Currently, there is no historical basis for making judgments about the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our profitability in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of vehicles to our customers could be delayed, which would harm our business, financial condition and results of operations.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, health epidemics or pandemics, or security incidents.

We and our suppliers may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. For example, our corporate headquarters are located in seismically active regions in Northern California, and our manufacturing facilities in Arizona are located in a sandstorm-, flood- and tornado-prone area. If major disasters such as earthquakes, wildfires, floods, tornadoes or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and manufacturing facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, the ongoing COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. Furthermore, we could be impacted by physical security incidents at our facilities, which could result in significant damage to such facilities that could require us to delay or discontinue production of our vehicles. In addition, we have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona. To the extent any such physical security incidents are determined to result from insufficient security measures, we could face the risk of loss of our foreign trade zone approval, as well as financial penalties or fines, which could increase the cost of our duties and tariffs. See “— Risks Related to Litigation and Regulation — A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.” In addition, the military invasion of Ukraine by Russia and the sanctions against Russia resulting from such conflict may increase the likelihood of supply chain interruptions and may impair our ability to compete in current or future markets, or otherwise subject us to potential liability. See “— Risks Related to Litigation and Regulation — Changes in U.S. trade policy, including the imposition of tariffs or revocation of normal trade relations and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.” We may incur significant expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, results of operations and financial condition.

Our vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles make use of, and any future energy storage systems will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our vehicles or other battery packs that we produce could occur. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all crashes. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business and reputation.

In addition, as we expand our service network and scale the manufacturing of our vehicles and any future energy storage products, we will need to store lithium-ion cells at our Lucid Studios and our Casa Grande, Arizona manufacturing facilities. Any mishandling of battery cells or safety issue or fire related to the cells could disrupt our operations. Such damage or injury could also lead to adverse publicity and potentially a safety recall. In addition, the transportation and effective storage of lithium-ion batteries is also tightly regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit our ability to manufacture and deliver our vehicles and negatively affect our results of operations and financial condition. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, results of operations and financial condition.

Risks Related to Cybersecurity and Data Privacy

Any unauthorized control, manipulation, interruption or compromise of or access to our products or information technology systems could result in loss of confidence in us and our products, harm our business and materially adversely affect our financial performance, results of operations or prospects.

Our products contain complex information technology systems. For example, our vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality.

In addition, we expect to collect, store, transmit and otherwise process data from vehicles, customers, employees and other third parties as part of our business operations, which may include personal data or confidential or proprietary information. We also work with third-party service providers and vendors that collect, store and process such data on our behalf. We have taken certain measures to prevent unauthorized access and plan to continue to deploy additional measures as we grow. Our third-party service providers and vendors also take steps to protect the security and integrity of our and their information technology systems and our and their customers’ information. However, there can be no assurance that such systems and measures will not be compromised as a result of intentional misconduct, including by employees, contractors, or vendors, as well as by software bugs, human error, or technical malfunctions.

Furthermore, cyber threat actors may in the future attempt to gain unauthorized access to, modify, alter and use our vehicles, products and systems to (i) gain control of, (ii) change the functionality, user interface and performance characteristics of and/or (iii) gain access to data stored in or generated by, our vehicles, products and systems. Advances in technology, new vulnerability discoveries, an increased level of sophistication and diversity of our products and services, an increased level of expertise of cyber threat actors and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that we or our third-party service providers use. Some of our products and information technology systems contain or use open source software, which can create additional risks, including potential security vulnerabilities. We and our third-party service providers’ systems have in the past and may in the future be affected by security incidents. Our systems are also vulnerable to damage or interruption from, among other things, computer viruses, malware, ransomware, killware, wiperware, computer denial or degradation of service attacks, telecommunications failures, social engineering schemes (such as vishing, phishing or smishing), domain name spoofing, insider theft, physical theft, fire, terrorist attacks, natural disasters, power loss, war, or misuse, mistake or other attempts to harm our products and systems. Our data center and our third-party service providers’ or vendors’ data centers could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our or our third-party service providers’ or vendors’ data centers and/or cloud infrastructure could result in lengthy interruptions in our service and our business operations. There can be no assurance that any security or other operational measures that we or our third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

These risks have been heightened in connection with the ongoing conflict between Russia and Ukraine and we cannot be certain how this new risk landscape will impact our operations. When geopolitical conflicts develop, government systems as well as critical infrastructures such as financial services and utilities may be targeted by state-sponsored cyberattacks even if they are not directly involved in the conflict. There can be no assurance that our business will not become a potential target as adversaries may attack networks and systems indiscriminately. Such cyberattacks may potentially cause unauthorized access to our sensitive data (including our proprietary software codes), products, and systems, causing data breach, or disruption, modification, destruction to our systems and applications. As a result, we may suffer monetary losses, business interruption, and long-lasting operational issues, damage to our reputation and brand, loss of our intellectual property or trade secrets.

If we are unable to protect our products and systems (and the information stored in our systems) from unauthorized access, use, disclosure, disruption, modification, destruction or other breach, such problems or security breaches could have negative consequences for our business and future prospects, including compromise of vehicle integrity and physical safety, causing monetary losses, giving rise to liabilities under our contracts or to the owners of the applicable information, subjecting us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents, reducing customer demand for our products, harming our reputation and brand and compromising or leading to a loss of protection of our intellectual property or trade secrets. In addition, regardless of their veracity, reports of unauthorized access to our vehicles, systems or data, as well as other factors that may result in the perception that our vehicles, systems or data are vulnerable to being “hacked,” could negatively affect our brand. In addition, some members of the U.S. federal government, including certain members of Congress and the National Highway Traffic Safety Administration (“NHTSA”), have recently focused attention on automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. In addition, the United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all existing architectures/new vehicles from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. These and other regulations could adversely affect the timing of our entry into the European or other markets, and if such regulations or other future regulations are inconsistent with our approach to automotive cybersecurity, we would be required to modify our systems to comply with such regulations, which would impose additional costs and delays and could expose us to potential liability to the extent our automotive cybersecurity systems and practices are inconsistent with such regulation.

We may not have adequate insurance coverage to cover losses associated with any of the foregoing, if any. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

Furthermore, we are continuously expanding and improving our information technology systems. In particular, our volume production of the Lucid Air and planned future vehicles will necessitate continued development, maintenance and improvement of our information technology and communication systems in the United States and abroad, such as systems for product data management, vehicle management tools, vehicle security systems, vehicle security management processes, procurement of bill of material items, supply chain management, inventory management, production planning and execution, lean manufacturing, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. Our ability to operate our business will depend on the availability and effectiveness of these systems. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems, including the disruption of our data management, procurement, manufacturing execution, finance, supply chain, inventory management, and sales and service processes. We cannot be certain that these systems or their required functionality will be effectively and timely developed, implemented, maintained or expanded as planned. If we are unsuccessful in any of the foregoing, our operations may be disrupted, our ability to accurately or timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. If these systems or their functionality do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

In addition, our vehicles depend on the ability of software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware, including any over-the-air or other updates, may contain, errors, bugs, design defects or vulnerabilities, and our systems may be subject to technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may reside in third-party intellectual property or open source software and/or be inherently difficult to detect and may only be discovered after code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers will then be responsible for working with our service personnel to install such updates to the software, and their vehicle will be subject to these vulnerabilities until they do so. Any compromise of our intellectual property, proprietary information, systems or vehicles or inability prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware may cause us to suffer lengthy interruptions to our ability to operate our business and our customers’ ability to operate their vehicles, compromise of vehicle integrity and physical safety, damage to our reputation, loss of customers, loss of revenue, governmental fines, investigations or litigation or liability for damages, any of which could materially adversely affect our business, results of operations, prospects and financial condition.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liability, or otherwise adversely affect our business.

In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our customers, employees and third parties with whom we conduct business, including names, accounts, driver license information, user IDs and passwords, and payment or transaction related information. Additionally, we will use our vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, geolocation, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help us customize and improve the driving and riding experience.

Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, transmission, sharing, disclosure and other processing of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective in May 2018, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020, Canada adopted the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and continues to amend the statute, the United Arab Emirates adopted the Data Protection Law (“DPL”), which became effective in January 2022, and the Kingdom of Saudi Arabia enacted the Personal Data Protection Law (“PDPL”) which will take effect in March 2023. Each of the GDPR, the CCPA, the PIPEDA, the DPL and the PDPL impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR, CCPA, PIPEDA, DPL and PDPL) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Specifically, failure to comply with the GDPR can result in significant fines and other liability, including, under the GDPR, fines of up to EUR 20 million or four percent (4%) of global revenue, whichever is greater. The cost of compliance, and the potential for fines and penalties for non-compliance, with GDPR may have a significant adverse effect on our business and operations. Recent legal developments in the European Economic Area (“EEA”), including recent rulings from the Court of Justice of the European Union and from various EU member state data protection authorities, have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other so-called third countries outside the EEA. Similar complexities and uncertainties also apply to transfers from the United Kingdom to third countries. While we have taken steps to mitigate the impact on us, the efficacy and longevity of these mechanisms remains uncertain.

At the state level, we are subject to law and regulations such as the CCPA. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California residents with new privacy-related disclosures and new ways to opt-out of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective in most material respects starting on January 1, 2023, the California Privacy Rights Act (“CPRA”), will significantly modify the CCPA, including by expanding California residents’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with the authority to implement and enforce the CCPA and the CPRA.

Other states, including Virginia and Colorado, have enacted or are in the process of enacting, or considering similar laws. Compliance with these state statutes, other similar state or federal laws that may be enacted in the future, and other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.

We post public privacy policies and other documentation regarding our collection, use, disclosure and other processing of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. For example, laws in all 50 U.S. states generally require business to provide notice under certain circumstances to consumers whose personal information has been disclosed as a result of a breach. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and could require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Risks Related to Our Employees and Human Resources

The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair our ability to expand our business.

Our success is substantially dependent upon the continued service and performance of our senior management team and key technical and vehicle management personnel. Our employees, including our senior management team, are at-will employees, and therefore may terminate employment with us at any time with no advance notice. Although we do not currently anticipate widespread departure of our senior leadership team or other key employees, it is always possible that we could lose some key personnel, especially if we are unable to grant equity awards or if the volatility of our stock price increases. The replacement of any members of our senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our future success also depends, in part, on our ability to continue to attract, integrate and retain highly skilled personnel. Competition for personnel is frequently intense, especially in the San Francisco Bay Area, where we have a substantial presence and need for highly skilled personnel, including, in particular, engineers and Arizona, where we have a substantial presence and a need for a large skilled repair, logistics, and manufacturing workforce. As with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into our profitability. Because we operate in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for us. This challenge may be exacerbated for us as we attempt to transition from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under the unforeseeable business conditions which continue to evolve as a result of the impact of COVID-19 and the recent conflict in Ukraine. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement and manage the changes required to sustain our growth would have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer.

We are highly dependent on the services of Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer. Mr. Rawlinson is a significant influence on and driver of our technology development and business plan. If Mr. Rawlinson were to discontinue his service with us due to death, disability or any other reason, we would be significantly disadvantaged.

We will need to hire and train a significant number of employees to engage in full-scale commercial manufacturing operations, and our business could be adversely affected by labor and union activities.

We will need to hire and train a significant number of employees to engage in full capacity commercial manufacturing operations. This needs to be accomplished in a very short period of time in order for us to scale commercial production and sales and service operations. There are various risks and challenges associated with hiring, training and managing a large workforce, such as establishing efficient communication channels, procedures and rules of conduct, hiring an adequate number of experienced manufacturing, supply chain management and logistics managerial personnel and creating an effective company culture, and these risks and challenges may be exacerbated by the short period of time in which we intend to scale up our hourly workforce. Although the area surrounding our Casa Grande, Arizona manufacturing facilities is home to a highly trained workforce with experience in engineering and manufacturing, this workforce does not have significant experience with electric vehicle manufacturing, and many jobs will require significant training. Further, competition for employees in the Casa Grande, Arizona has increased and may continue to increase in the future, which may impact the ability or cost to hire in the area. If we are unsuccessful in hiring and training a workforce in a timely and cost-effective manner, our business, financial condition and results of operations could be adversely affected.

Furthermore, although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Moreover, regulations in some jurisdictions outside of the U.S. mandate employee participation in industrial collective bargaining agreements, work councils, or similar activities with certain consultation rights with respect to the relevant companies’ operations. In the event our employees seek to join or form a labor union, we could be subject to risks as we engage in an attempt to finalize negotiations with any such union, including potential work slowdowns or stoppages, delays and increased costs. Furthermore, we may be directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers, construction contractors, and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition, ability to expand our facilities, or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of our products and have a material adverse effect on our business, prospects, results of operations or financial condition.

Misconduct by our employees and independent contractors during and before their employment with us could expose us to potentially significant legal liabilities, reputational harm and/or other damages to our business.

Many of our employees play critical roles in ensuring the safety and reliability of our vehicles and/or our compliance with relevant laws and regulations. Certain of our employees have access to sensitive information and/or proprietary technologies and know-how. While we have adopted codes of conduct for all of our employees and implemented detailed policies and procedures relating to intellectual property, proprietary information and trade secrets, we cannot assure you that our employees will always abide by these codes, policies and procedures nor that the precautions we take to detect and prevent employee misconduct will always be effective. If any of our employees engage in any misconduct, illegal or suspicious activities, including but not limited to misappropriation or leakage of sensitive customer information or proprietary information, we and such employees could be subject to legal claims and liabilities and our reputation and business could be adversely affected as a result.

In addition, while we have screening procedures during the recruitment process, we cannot assure you that we will be able to uncover misconduct of job applicants that occurred before we offered them employment, or that we will not be affected by legal proceedings against our existing or former employees as a result of their actual or alleged misconduct. Any negative publicity surrounding such cases, especially in the event that any of our employees is found to have committed any wrongdoing, could negatively affect our reputation and may have an adverse impact on our business.

Furthermore, we face the risk that our employees and independent contractors may engage in other types of misconduct or other illegal activity, such as intentional, reckless or negligent conduct that violates production standards, workplace health and safety regulations, fraud, abuse or consumer protection laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and results of operations.

Risks Related to Litigation and Regulation

We are subject to substantial laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations or products, and any failure to comply with these laws and regulations, including as they evolve, could substantially harm our business and results of operations.

We are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining our facilities. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. We may also face unexpected delays in obtaining permits and approvals required by such laws in connection with our manufacturing facilities, which would hinder our ability to continue our commercial manufacturing operations. Such costs and delays may adversely impact our business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of our operations.

In addition, motor vehicles are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to continue to incur, significant costs in complying with these regulations. Any failures to comply could result in significant expenses, delays or fines. In the United States, vehicles must meet or exceed all federally mandated motor vehicle safety standards to be certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. The Lucid Air and any future vehicles will be subject to substantial regulation under federal, state and local laws and standards. These regulations include those promulgated by the U.S. Environmental Protection Agency, NHTSA, other federal agencies, various state agencies and various state boards, and compliance certification is required for each individual vehicle we manufacture for sale. These laws and standards are subject to change from time to time, and we could become subject to additional regulations in the future, which would increase the effort and expense of compliance. In addition, federal, state and local laws and industrial standards for electric vehicles are still developing, and we face risks associated with changes to these regulations, which could have an impact on the acceptance of our electric vehicles, and increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, our business could be adversely affected.

We also expect to become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of automobiles internationally, including in Europe, the Middle East and China. Applicable regulations in countries outside of the U.S., such as standards relating to vehicle safety, fuel economy and emissions, among other things, are often materially different from requirements in the United States. Compliance with such regulations will therefore require additional time, effort and expense to ensure regulatory compliance in those countries. This process may include official review and certification of our vehicles by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements. There can be no assurance that we will be able to achieve foreign regulatory compliance in a timely manner and at our expected cost, or at all, and the costs of achieving international regulatory compliance or the failure to achieve international regulatory compliance could harm our business, prospects, results of operations and financial condition.

We may face regulatory limitations on our ability to sell vehicles directly, which could materially and adversely affect our ability to sell our vehicles.

Our business plan includes the direct sale of vehicles to retail consumers, both at retail locations and over the internet. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers or their affiliates from becoming licensed dealers and directly selling new motor vehicles to retail consumers from within that state. In addition, most states require that we have a physical dealership location in the state before we can be licensed as a dealer. We are currently licensed as a motor vehicle dealer in several states and anticipate that we can become a licensed dealer in additional states as we open retail locations in those states. In some states, we have also opened or expect to open Lucid Studios to educate and inform customers about our vehicles, but those Lucid Studios will not actually transact in the sale of vehicles. The application of these state laws to our operations continues to be difficult to predict. Laws in some states have limited our ability to obtain dealer licenses from state motor vehicle regulators and may continue to do so.

We may face legal challenges to this distribution model. For instance, in states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that we are acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit us from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Even if regulators decide to permit us to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle industry laws. Further, even in jurisdictions where we believe applicable laws and regulations do not currently prohibit our direct sales model or where we have reached agreements with regulators, legislatures may impose additional limitations. Because the laws vary from state to state, our distribution model must be carefully established, and our sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of our business.

We have in the past and may choose in the future, or we may be compelled, to undertake product recalls or take other actions, which could adversely affect our business, prospects, results of operations, reputation and financial condition.

Product recalls may result in adverse publicity, damage our reputation and adversely affect our business, prospects, results of operations and financial condition. For example, in February 2022, we voluntarily recalled certain vehicles due to a potential issue regarding the manufacture of the front strut damper by our supplier, or we may in the future voluntarily or involuntarily initiate additional recalls if any of our electric vehicles or components (including our batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, we may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our electric vehicles and could also result in the loss of business to our competitors. Such recalls, whether caused by systems or components engineered or manufactured by us or our suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect our brand image in our target market and our business, prospects, results of operations and financial condition.

We are subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert our management’s attention, and adversely affect our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, our direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition. In the ordinary course of business, we have been the subject of complaints or litigation, including claims related to employment matters.

For example, beginning on April 18, 2021, two individual actions and two putative class actions were filed in federal courts in Alabama, California, New Jersey and Indiana, asserting claims under the federal securities laws against the Company (f/k/a Churchill Capital Corp IV), its wholly owned subsidiary, Atieva, Inc. (“Lucid Motors”), and certain current and former officers and directors of the Company, generally relating to the Merger. On September 16, 2021, the plaintiff in the New Jersey action voluntarily dismissed that lawsuit. The remaining actions were ultimately transferred to the Northern District of California and consolidated under the caption, In re CCIV / Lucid Motors Securities Litigation, Case No. 4:21-cv-09323-YGR (the “Consolidated Class Action”). On December 30, 2021, lead plaintiffs in the Consolidated Class Action filed a revised amended consolidated complaint (the “Complaint”), which asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of shareholders who purchased stock in CCIV between February 5, 2021 and February 22, 2021. The Complaint names as defendants Lucid Motors and the Company’s chief executive officer, and generally alleges that, prior to the public announcement of the Merger, defendants purportedly made false or misleading statements regarding the expected start of production for the Lucid Air and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company moved to dismiss the Complaint on February 14, 2022. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the Complaint will be successful or that it will avoid liability in these matters.

On December 3, 2021, we received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the merger between Churchill and Lucid and certain projections and statements. We are cooperating fully with the SEC in its review.

In addition, two separate purported shareholders of the Company filed shareholder derivative actions, purportedly on behalf of the Company, against certain of the Company’s officers and directors in California federal court, captioned Sahr Lebbie v. Peter Rawlinson, et al., Case No. 4:22-cv-00531-YGR (N.D. Cal.) (filed on January 26, 2022) and Zsata Williams-Spinks v. Peter Rawlinson, et al, Case No. 4:22-cv-01115-YGR (N.D. Cal.) (filed on February 23, 2022). The complaint also names the Company as a nominal defendant. Based on allegations that are similar to those in the Consolidated Class Action, the Lebbie complaint asserts claims for unjust enrichment, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, abuse of control, gross mismanagement and waste of corporate assets and a claim for contribution under Sections 10(b) and 21D of the Exchange Act in connection with the Consolidated Class Action and the Williams-Spinks complaint asserts claims for breach of fiduciary duty, gross mismanagement, abuse of control, unjust enrichment, contribution under Sections 10(b) and 21D of the Exchange Act, and aiding and abetting breach of fiduciary duty in connection with the Consolidated Class Action. The complaints seek compensatory damages, interest thereon, certain corporate governance reforms, and attorneys’ fees and expenses. The Company is advancing defendants’ fees and expenses incurred in their defense of the actions.

On April 1, 2022, a putative class action was filed by purported shareholder Victor Mangino under federal securities laws against Lucid Group, Inc. and certain officers of the Company relating to statements updated projections and guidance provided in the late 2021 to early 2022 timeframe. The complaint was filed in the Northern District of California, captioned Victor W. Mangino v. Lucid Group, Inc., et al., Case No. 3:22-cv-02094-JD. The complaint names as defendants Lucid Group, Inc. and the Company’s chief executive officer and chief financial officer, and generally alleges that defendants purportedly made false or misleading statements regarding delivery and revenue projections and related matters. The Complaint seeks certification of the action as a class action as well as compensatory damages, interest thereon, and attorneys’ fees and expenses. The Company believes that the plaintiffs’ claims are without merit and intends to defend itself vigorously, but the Company cannot ensure that defendants’ efforts to dismiss the complaint will be successful or that it will avoid liability in these matters.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our vehicles in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

The results of litigation, investigations, claims and regulatory proceedings cannot be predicted with certainty, and determining reserves for pending litigation and other legal and regulatory matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results of operations, cash flows and financial condition. In addition, the threat or announcement of litigation or investigations by governmental authorities or other parties, irrespective of the merits of the underlying claims, may itself have an adverse impact on the trading price of our common stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and we face inherent risks of exposure to claims in the event our production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury or death. We also expect that, as is true for other automakers, our vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of our vehicles, we may face product liability claims and adverse publicity in connection with such incidents. In addition, we may face claims arising from or related to failures, claimed failures or misuse of new technologies that we expect to offer, including ADAS features in our vehicles. See “— Risks Related to Litigation and Regulation — ADAS technology is subject to uncertain and evolving regulations.” In addition, the battery packs that we produce make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While we have designed our battery packs to passively contain a single cell’s release of energy without spreading to neighboring modules, there can be no assurance that a field or testing failure of our vehicles or other battery packs that we produce will not occur, in particular due to a high-speed crash. In addition, although we equip our vehicles with systems designed to detect and warn vehicle occupants of such thermal events, there can be no assurance that such systems will function as designed or will provide vehicle occupants with sufficient, or any, warning in all circumstances. Any such events or failures of our vehicles, battery packs or warning systems could subject us to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against us could require us to pay a substantial monetary award. Our risks in this area are particularly pronounced in light of the limited field experience of our vehicles. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of our future vehicles, which would have material adverse effect on our brand, business, prospects and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to us or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on our reputation, business and financial condition.

We may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate our manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. While we believe that we have the permits necessary to carry out and perform our current plans and operations at our Casa Grande, Arizona manufacturing facilities based on our current target production capacity, we plan to expand our manufacturing facilities and construct additional manufacturing facilities over time to achieve a future target production capacity and will be required to apply for and secure various environmental, wastewater, and land use permits and certificates of occupancy necessary for the commercial operation of such expanded and additional facilities. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate our manufacturing facilities could adversely affect our ability to execute on our business plans and objectives based on our current target production capacity or our future target production capacity. See “— Risks Related to Manufacturing and Supply Chain — We have experienced and may in the future experience significant delays in the design, manufacture, launch and financing of our vehicles, including the Lucid Air and Project Gravity, which could harm our business and prospects.”

We are subject to various environmental, health and safety laws and regulations that could impose substantial costs on us and cause delays in expanding our production facilities.

Our operations are subject to federal, state and local environmental laws and regulations and will be subject to international environmental laws, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental, health and safety laws and regulations are complex, and we have limited experience complying with them. Moreover, we may be affected by future amendments to such laws or other new environmental, health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, results of operations and financial condition. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations could result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own or operate, properties we formerly owned or operated or properties to which we sent hazardous substances may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or results of operations.

Our operations are also subject to federal, state, and local workplace safety laws and regulations, including, but not limited to, the Occupational Health and Safety Act, which require compliance with various workplace safety requirements, including requirements related to environmental safety. These laws and regulations can give rise to liability for oversight costs, compliance costs, bodily injury (including workers’ compensation), fines, and penalties. Additionally, non-compliance could result in delay or suspension of production or cessation of operations. The costs required to comply with workplace safety laws can be significant, and non-compliance could adversely affect our production or other operations, including with respect to the production of the Lucid Air, which could have a material adverse effect on our business, prospects and results of operations.

ADAS technology is subject to uncertain and evolving regulations.

We expect to introduce certain ADAS technologies into our vehicles over time. ADAS technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond our control. There is a variety of international, federal and state regulations that may apply to self-driving and driver-assisted vehicles, which include many existing vehicle standards that assume a human driver will be controlling the vehicle at all times. There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the United States and foreign countries, which increases the likelihood of a patchwork of complex or conflicting regulations or may delay products or restrict self-driving features and availability, which could adversely affect our business. Our vehicles may not achieve compliance with the regulatory requirements in some countries or jurisdictions for certification and rollout to consumers or satisfy changing regulatory requirements which could require us to redesign, modify or update our ADAS hardware and related software systems. Any such requirements or limitations could impose significant expense or delays and could harm our competitive position, which could adversely affect our business, prospects, results of operations and financial condition.

We are subject to U.S. and foreign anti-corruption, anti-money laundering and anti-boycott laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we expect to conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our vehicles and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. In addition, we may in the future establish international operations for the reassembly or manufacture of our vehicles, which could subject us to additional constraints under applicable export and import controls and laws.

In addition, changes to our vehicles, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of our vehicles and solutions or, in some cases, prevent the export or import of our vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our vehicles, as well decreasing our ability to export or market our vehicles to potential customers. Any decreased use of our vehicles or limitation on our ability to export or market our vehicles could adversely affect our business, prospects, results of operations and financial condition.

Changes in U.S. trade policy, including the imposition of tariffs or revocation of normal trade relations and the resulting consequences, could adversely affect our business, prospects, results of operations and financial condition.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which could make it costlier for us to export our vehicles to those countries. If we are unable to pass the costs of such tariffs on to our customer base or otherwise mitigate such costs, or if demand for our exported vehicles decreases due to the higher cost, our results of operations could be materially adversely affected. In addition, further tariffs have been proposed by the United States and its trading partners, and additional trade restrictions could be implemented on a broad range of products or raw materials. The resulting environment of retaliatory trade or other practices could harm our ability to obtain necessary inputs or sell our vehicles at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

In December, the United States adopted the Uyghur Forced Labor Prevention Act (“UFLPA”) which creates a rebuttable presumption that any goods, wares, articles, and merchandise mined, produced, or manufactured in whole or in part in the Xinjiang Uyghur Administrative Region of China or that are produced by certain entities are prohibited from importation into the United States and are not entitled to entry. These import restrictions come into effect on June 21, 2022. While we are not presently aware of any direct impacts these restrictions will have on its supply chain, the UFLPA may materially and negatively impact our ability to import the goods and products we rely on to manufacture our products and operate our business. The UFLPA may further impact our supply chain and costs of goods as it may restrict the available supply of goods and products eligible for importation into the United States, including among other things, electronics assemblies, extractives (including coal, copper, hydrocarbons, oil, uranium, and zinc), textiles and fabrics (in particular, cotton) and renewable energy products (including polysilicon, ingots, wafers, crystalline silicon solar cells, and crystalline silicon solar photovoltaic modules). The full potential impact to us of the UFLPA remains uncertain and could have an adverse effect on our business and results of operations.

In early 2022, in response to actions taken by the Russia against Ukraine, the United States and other countries around the world undertook rapidly evolving and escalating campaigns targeting Russia and Belarus, and Russian and Belarussian entities and persons, with significant new economic sanctions designations and embargoes, financial restrictions, trade controls and other government restrictions.

Although we are not aware of any company-related operations or activities in these jurisdictions, these economic sanctions and other laws and regulations could disrupt our supply chains, impair our ability to compete in current or future markets, or otherwise subject us to potential liability. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations in connection with the growing sanctions and trade control programs around the globe related to Russia and Belarus, we cannot be assured that these procedures are always effective or that we, or third parties, many of whom we do not control, have complied with all laws or regulations in this regard. Failure by our employees, representatives, contractors, agents, intermediaries, or other third parties to comply with applicable laws and regulations could also have negative consequences for us, including reputational harm, government investigations, loss of export privileges, and penalties or fines. These economic sanctions and other restrictions continue to evolve, and the long-term potential impact on our operations and business is still unclear.

In addition, the United States recently enacted federal legislation that revokes normal trade relations between Russia and Belarus. As a result, imports of merchandise that is of Russian- or Belarussian-origin are subject to potentially higher import duty rates. To the extent such merchandise is found in our cross-border supply chains and subject to higher duties, the suspension of normal trade relations with Russian and Belarus could increase our input costs, which could have adverse impacts on our business and financial condition.

A failure to properly comply with foreign trade zone laws and regulations could increase the cost of our duties and tariffs.

We have established a foreign trade zone with respect to certain of our facilities in Casa Grande, Arizona, through qualification with U.S. Customs and Border Protection. Materials received in a foreign trade zone are not subject to certain U.S. duties or tariffs until the material enters U.S. commerce. We expect to benefit from the adoption of a foreign trade zone by reduced duties, deferral of certain duties and tariffs, and reduced processing fees, which we expect to help us realize a reduction in duty and tariff costs. However, the operation of our foreign trade zone requires compliance with applicable regulations, including with respect to the physical security of the foreign trade zone, and continued support of U.S. Customs and Border Protection with respect to the foreign trade zone program. If we are unable to maintain the qualification of our foreign trade zone, or if foreign trade zones are limited or unavailable to us in the future, our duty and tariff costs could increase, which could have an adverse effect on our business and results of operations.

Risks Related to Intellectual Property

We may fail to adequately obtain, maintain, enforce and protect our intellectual property and may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology. If we are unsuccessful in any of the foregoing, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, enforce and protect our intellectual property and proprietary technology, but we may not be able to prevent third parties from unauthorized use of our intellectual property and proprietary technology, which could harm our business and competitive position. We establish and protect our intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and other jurisdictions. Despite our efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering or otherwise obtaining and using our technology or products or seeking court declarations that they do not infringe, misappropriate or otherwise violate our intellectual property. Failure to adequately obtain, maintain, enforce and protect our intellectual property could result in our competitors offering identical or similar products, potentially resulting in the loss of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and results of operations.

The measures we take to obtain, maintain, protect and enforce our intellectual property, including preventing unauthorized use by third parties, may not be effective for various reasons, including the following:

•	any patent applications we file may not result in the issuance of patents;

•	we may not be the first inventor of the subject matter to which we have filed a particular patent application, and we may not be the first party to file such a patent application;

•	the scope of our issued patents may not be broad enough to protect our inventions and proprietary technology;

•	our issued patents may be challenged or invalidated by our competitors or other third parties;

•	patents have a finite term, and competitors and other third parties may offer identical or similar products after the expiration of our patents that cover such products;

•	our employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;

•	competitors and other third parties may independently develop technologies that are the same or similar to ours;

•	the costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and

•	competitors and other third parties may circumvent or otherwise design around our patents or other intellectual property.

Patent, trademark, copyright and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which our products are sold, may not be as protective of intellectual property rights as those in the United States, and mechanisms for obtaining and enforcing intellectual property rights may be inadequate. Therefore, our intellectual property may not be as strong or as easily obtained or enforced outside of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights, trade secrets or other intellectual property, or applications for any of the foregoing, which could permit our competitors or other third parties to develop and commercialize products and technologies that are the same or similar to ours.

While we have registered and applied for trademarks in an effort to protect our brand and goodwill with customers, competitors or other third parties have in the past and may in the future oppose our trademark applications or otherwise challenge our use of the trademarks and other brand names in which we have invested. Such oppositions and challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark. In addition, we may lose our trademark rights if we are unable to submit specimens of use by the applicable deadline to perfect such trademark rights.

It is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors that have developed material intellectual property for us, but these agreements may not be self-executing and may not otherwise adequately protect our intellectual property, particularly with respect to conflicts of ownership relating to work product generated by the employees and contractors. Furthermore, we cannot be certain that these agreements will not be breached and that third parties will not gain access to our trade secrets, know-how and other proprietary technology. Third parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of our intellectual property is difficult and costly, as are the steps we have taken or will take to prevent misappropriation.

We have licensed and plan to further license patents and other intellectual property from third parties, including, but not limited to, suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third parties. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses. Furthermore, disputes may arise with our licensors regarding the intellectual property subject to, and any of our rights and obligations under, any license or other commercial agreement.

To prevent unauthorized use of our intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of our intellectual property against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in any such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property. Any of the foregoing could adversely affect our business, prospects, financial condition and results of operations.

We may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property, which could be time-consuming and costly and result in significant legal liability.

There is considerable patent and other intellectual property development activity in our industry. Companies, organizations and individuals, including our competitors, may hold or obtain patents, trademarks or other intellectual property that would prevent, limit or interfere with our ability to make, use, develop, sell, lease, market or otherwise exploit our vehicles, components or other technology, which could make it more difficult for us to operate our business. Our success depends in part on not infringing, misappropriating or otherwise violating the intellectual property of third parties. From time to time, we may receive communications from third parties, including our competitors, alleging that we are infringing, misappropriating or otherwise violating their intellectual property or otherwise asserting their rights and urging us to take licenses, and we may be found to be infringing, misappropriating or otherwise violating such rights. There can be no assurance that we can adequately mitigate the risk of potential suits or other legal demands by our competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or at all or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. We may be unaware of the intellectual property and other proprietary rights of third parties that may cover some or all of our products or technologies. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against it, could have adverse effects on our business, including requiring that it:

•	pay substantial damages, including treble damages for willful infringement, or ongoing royalty payments;

•	cease developing, selling, leasing, using or incorporating certain components into vehicles or offering goods or services that incorporate or use the asserted intellectual property;

•	seek a license from the owner of the asserted intellectual property, which license may not be available on reasonable terms, or at all;

•	comply with other unfavorable terms; or

•	establish and maintain alternative branding for our products and services.

If any of our customers or indemnitees are alleged to have infringed, misappropriated or otherwise violated any third-party intellectual property, we would in general be required to defend or settle the litigation on their behalf. In addition, if we are unable to obtain licenses or modify our products or technologies to make them non-infringing, we might have to refund a portion of license fees paid to us and terminate those agreements, which could further exhaust our resources. In addition, we may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation, whether or not legitimately or successfully asserted against us. Even if we were to prevail in the actual or potential claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention and resources of our management and key personnel from our business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing our products or otherwise cause us reputational harm and negative publicity.

Furthermore, many of our employees were previously employed by other automotive companies or by suppliers to automotive companies. We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of these employees’ former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel. A loss of key personnel, our trade secrets, or our other work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources. Any of the foregoing could materially adversely affect our business, prospects, results of operations and financial condition.

Some of our products contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could harm our business.

We use open source software in our products and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. While we monitor our use of open source software, compliance with open source licenses by us and third party suppliers of software to us, and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and we may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities. Moreover, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “ as-is” basis. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Financing and Strategic Transactions

We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

We have funded our operations since inception primarily through equity and convertible debt financings. For example, in December 2021, we issued approximately $2 billion of 1.25% convertible senior notes due 2026 (the “2026 Notes”). We anticipate that we will need to raise additional funds through equity, equity-linked or debt financings. Our business is capital-intensive, and we expect the costs and expenses associated with our planned operations will continue to increase in the near term. We do not expect to achieve positive cash flow from operations for several years, if at all. In addition, during fiscal year 2022, we have and we expect to settle tax withholding obligations in connection with vesting of the restricted stock units granted to Peter Rawlinson, our Chief Executive Officer and Chief Technology Officer, that were previously granted to him in March 2021 through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting date will be based on the fair value of our common stock on such vesting date. Depending on the fair value of our common stock and the number of restricted stock units vesting on any applicable vesting date, such net settlement could require us to expend substantial funds to satisfy tax withholding. Our plan to continue the commercial production of our vehicles and grow our business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that we have a limited operating history means that we have limited historical data on the demand for our vehicles. As a result, our future capital requirements are uncertain, and actual capital requirements may be greater than what we currently anticipate.

If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to obtain additional financing on terms favorable to us, if at all. Our ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of the ongoing COVID-19 pandemic, inflation, interest rate changes and the ongoing conflict between Ukraine and Russia, or investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure, and we might not have sufficient resources to conduct or support our business as projected, which would have a material adverse effect on our results of operations, prospects and financial condition.

The accounting method for reflecting the 2026 Notes on our consolidated balance sheet, accruing interest expense for the 2026 Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In August 2020, the Financial Accounting Standards Board published an Accounting Standards Update, which we refer to as ASU 2020-06, which simplifies certain of the accounting standards that apply to convertible notes. ASU 2020-06 will be effective for SEC-reporting entities for fiscal years beginning after December 15, 2021 (or, in the case of smaller reporting companies, December 15, 2023), including interim periods within those fiscal years. However, early adoption is permitted in certain circumstances for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We adopted ASU 2020-06 for the year ended December 31, 2021, including interim periods within that fiscal year.

In accordance with ASU 2020-06, we expect that the 2026 Notes we issued will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the 2026 Notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the 2026 Notes. As a result of this amortization, the interest expense that we expect to recognize for the 2026 Notes for accounting purposes will be greater than the cash interest payments we will pay on the 2026 Notes, which will result in higher reported loss.

In addition, the shares underlying the 2026 Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the 2026 Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share, and accounting standards may change in the future in a manner that may adversely affect our diluted earnings per share.

Furthermore, if any of the conditions to the convertibility of the 2026 Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the 2026 Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their 2026 Notes and could materially reduce our reported working capital.

Servicing our current and future debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business or otherwise adversely affect our results of operations.

In December 2021, we issued approximately $2.0 billion principal amount of 2026 Notes. See Note 6 - Long-Term Debt to our condensed consolidated financial statements included elsewhere in this Quarterly Report for further information on our outstanding debt obligations. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional debt financing or equity capital on terms that may be onerous or highly dilutive. Our ability to refinance any future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. In addition, any of our future debt agreements may contain restrictive covenants that may prohibit us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

In addition, our indebtedness, combined with our other existing and future financial obligations and contractual commitments, could have other important consequences. For example, it could:

•	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a disadvantage compared to our competitors who have less debt;

•	limit our ability to borrow additional amounts to fund acquisitions, for working capital and for other general corporate purposes; and

•	make an acquisition of our company less attractive or more difficult.

In addition, under certain of our future debt instruments, we may be subject to customary affirmative and negative covenants regarding our business and operations, including limitations on our ability to enter into certain acquisitions or consolidations or engage in certain asset dispositions. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay our indebtedness immediately, and may limit our ability to obtain additional financing, which in turn may have an adverse effect on our cash flows and liquidity.

Further, shares of our common stock are subordinate in right of payment to all of our current and future debt. We cannot assure that there would be any remaining funds after the payment of all of our debt for any distribution to our stockholders.

Any of these factors could harm our business, results of operations and financial condition. In addition, if we incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on our 2026 Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We are not restricted under the terms of the indenture governing our 2026 Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of such indenture governing our 2026 Notes that could have the effect of diminishing our ability to make payments on our 2026 Notes when due.

The conditional conversion feature of the 2026 Notes, if triggered, may adversely affect our financial condition and operating results.

From and after September 15, 2026, noteholders may convert their 2026 Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. In the event the conditional conversion feature of the 2026 Notes is triggered, holders of such 2026 Notes will be entitled under the indenture governing such 2026 Notes to convert their 2026 Notes at any time during specified periods at their option. If one or more holders of 2026 Notes elect to convert such 2026 Notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, in certain circumstances, such as conversion by holders or redemption, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the 2026 Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

We may be unable to raise the funds necessary to repurchase the notes for cash following a fundamental change, or to pay any cash amounts due upon conversion, and our other indebtedness may limit our ability to repurchase the notes or pay cash upon their conversion.

Noteholders may, subject to a limited exception, require us to repurchase their notes following a fundamental change at a cash repurchase price generally equal to the principal amount of the 2026 Notes to be repurchased, plus accrued and unpaid interest, if any. In addition, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in shares of our common stock. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the 2026 Notes or pay any cash amounts due upon conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the 2026 Notes or pay any cash amounts due upon conversion. Our failure to repurchase 2026 Notes or pay any cash amounts due upon conversion when required will constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the 2026 Notes.

A rating agency may not rate the 2026 Notes or may assign a rating that is lower than expected.

We do not intend to seek to have the 2026 Notes rated by any rating agency. However, if one or more rating agencies rate the 2026 Notes and assign a rating that is lower than the rating that investors expect, or reduce their rating in the future, then the trading price of our common stock and the 2026 Notes could significantly decline.

In addition, market perceptions of our creditworthiness will directly affect the trading price of the 2026 Notes. Accordingly, if a ratings agency rates any of our indebtedness in the future or downgrades or withdraws the rating, or puts us on credit watch, then the trading price of the 2026 Notes will likely decline.

We may not be able to identify adequate strategic relationship opportunities or form strategic relationships, in the future.

We expect that strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. For example, we have partnered with Electrify America to provide our customers with access to Electrify America’s charging infrastructure, and we will rely on ongoing access to such infrastructure to provide our customers with charging solutions. If Electrify America terminates this partnership or otherwise fails to deliver the anticipated benefits of this partnership, our ability to provide a satisfactory customer experience will be harmed, and we will be required to identify alternate charging partners or invest in our own charging network. Our current and future alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Moreover, identifying and executing on such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and results of operations could be materially adversely affected.

We may acquire other businesses, which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our results of operations.

As part of our business strategy, we may make investments in complementary companies, solutions or technologies. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals. In addition, if we are unsuccessful at integrating such acquisitions or developing the acquired technologies, the revenue and results of operations of the combined company could be adversely affected. Further, the integration of acquired businesses or assets typically requires significant time and resources, which could result in a diversion of resources from our existing business, which could have an adverse effect on our operations, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our common stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and exposure to potential unknown liabilities of the acquired business and could also include covenants or other restrictions that would impede our ability to manage our operations.

Our financial results may vary significantly from period to period due to fluctuations in our production levels, operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our production levels, operating costs and product demand, which we anticipate will fluctuate as we continue to design, develop and manufacture new vehicles, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Our revenues from period to period may fluctuate as we identify and investigate areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new vehicles or introduce existing vehicles to new markets for the first time. Our production levels also depend on our ability to obtain vehicle components from our suppliers, the effective operation of our manufacturing facilities, our ability to expand our production capacity, and our ability to timely deliver finished vehicles to customers. In addition, automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter, and we expect to experience similar seasonality as we scale commercial production and sale of the Lucid Air and future vehicles. Our period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; profitability of our vehicles, especially in new markets; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to our vehicles; changes in consumer preferences and competitive conditions; or investment in expansion to new markets. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in our quarterly performance could significantly and adversely affect the trading price of our common stock.

Risks Related to Tax

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited.

We have accumulated U.S. federal and state net operating loss (“NOL”) carryforwards and research and development credits which may be available to offset and reduce future taxable income. While our U.S. federal NOL carryforwards arising in taxable years beginning after December 31, 2017, will not be subject to expiration, some of our U.S. federal and state NOL carryforwards from taxable years prior to 2018 will begin to expire in 2028. As of March 31, 2022, we also had U.S. federal research and development credit carryforwards which will begin to expire in 2034 and state research and development credit carryforwards with no expiration. As of March 31, 2022, we maintain a full valuation allowance for our net deferred tax assets.

Our U.S. federal and state NOL carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. tax code, respectively, and similar provisions of state law. Under those sections of the U.S. tax code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOL carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited.

In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have completed a formal Section 382 study of our equity transactions through December 31, 2020. The study determined that we experienced an “ownership change” in 2016, and we will not be able to utilize approximately $12 million of our gross U.S. federal NOL and $15 million of gross U.S. federal research and development tax credit (or $3 million in net credit) carryforwards. Similar provisions of state law may also apply to limit our use of accumulated state tax attributes from the same period.

We have not yet completed an analysis of whether the business combination also caused an “ownership change.” In addition, future changes in our stock ownership may be outside of our control. If we undergo an ownership change, we may be prevented from fully utilizing the NOL carryforwards and tax credits existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize NOL carryforwards and tax credits. To the extent we are not able to offset future taxable income with our NOL carryforwards and tax credits, our net income and cash flows may be adversely affected.

It is possible that we will not generate taxable income in time to use any of our NOL carryforwards and research and development credits before their expiration.

Unanticipated tax laws or any change in the application of existing tax laws to us or our customers or any change to our corporate structure may adversely impact our profitability and business.

We are subject to income and other taxes in the United States and a growing number of foreign jurisdictions. Existing domestic and foreign tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect), which could require us to change our transfer pricing policies and pay additional tax amounts, fines or penalties, surcharges, and interest charges for past amounts due, the amounts and timing of which are difficult to discern. Existing tax laws, statutes, rules, regulations, or ordinances could also be interpreted, changed, modified, or applied adversely to our customers (possibly with retroactive effect) and, if our customers are required to pay additional surcharges, it could adversely affect demand for our vehicles.

Furthermore, changes to federal, state, local, or international tax laws on income, sales, use, import/export, indirect, or other tax laws, statutes, rules, regulations, or ordinances on multinational corporations continue to be considered by the United States and other countries where we currently operate or plan to operate.

These contemplated tax initiatives, if finalized and adopted by the United States or other countries where we do business, and the other tax issues described above may materially and adversely impact our operating activities, transfer pricing policies, effective tax rate, deferred tax assets, operating income, and cash flows.

We may change our corporate structure, our business operations or certain agreements that we have entered into relating to taxes in a particular jurisdiction. These changes may materially and adversely impact our consolidated financial statements.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPACs”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” In light of the SEC Warrant Accounting Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” Churchill’s management evaluated the terms of the Warrant Agreement entered into in connection with the Churchill IPO and concluded that the warrants include provisions that, based on the SEC Warrant Accounting Statement, preclude the warrants from being classified as components of equity. As a result, Churchill classified the warrants as liabilities. Under this accounting treatment, we are required to measure the fair value of the Private Placement Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.

In addition, following the issuance of the SEC Warrant Accounting Statement, and after consultation with Churchill’s independent registered public accounting firm and Churchill’s management team, Churchill concluded that, in light of the SEC Warrant Accounting Statement, it was appropriate to restate its financial statements for the period ended December 31, 2020, and the financial statements as of August 3, 2020 and as of and for the period ended September 30, 2020, in the financial statements accompanying Churchill’s Annual Report on Form 10-K/A.

Risks Related to Public Company Requirements

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC and Nasdaq. Complying with these reporting and other regulatory requirements is time-consuming and will result in increased costs to us and could have a negative effect on our results of operations, financial condition or business. Those requirements and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our results of operations, financial condition or business. A failure to comply with such requirements, as interpreted and applied, could also have a material adverse effect on our results of operations, financial condition or business. In addition, most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations, cash flows, and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

To implement, maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. To comply with the requirements of being a public company, we have undertaken, and expect to continue to further undertake in the future, various actions, such as, hiring additional accounting staff and implementing new internal controls and procedures for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join us and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

We recently ceased to be an emerging growth company, and now are required to comply with certain heightened reporting requirements, including those relating to auditing standards and disclosure about our executive compensation.

The Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. Prior to December 31, 2021, we were classified as an emerging growth company. As an emerging growth company, we were not required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosures regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. When we were an emerging growth company, we followed the exemptions described above. We also elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allowed us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not have been comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our historical operating results if comparing us to such companies. In addition, because we relied on exemptions available to emerging growth companies, our historical public filings contained less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies.

We expect to incur additional costs associated with the heightened reporting requirements described above, including the requirement to provide auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, as well as additional audit costs resulting from PCAOB requirements. In addition, our auditors may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls.

If we identify material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock.

We are subject to the SEC’s internal control over financial reporting requirements. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules.

As part of such requirements, we are required to provide management’s attestation on the report on internal control over financial reporting by our independent registered public accounting firm. Prior to the Transactions, we were a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as Churchill’s operations prior to the Transactions were insignificant compared to those of the consolidated entity post-Transactions. The design of internal controls over financial reporting for our business post-Transactions has required and will continue to require significant time and resources from management and other personnel.

In addition, we are required to report any control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We had previously identified material weaknesses in our internal control over financial reporting. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that our internal control over financial reporting was effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal control over financial reporting may result in material misstatements in our consolidated financial statements, cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. This could materially adversely affect us by, for example, leading to a decline in our stock price and impairing our ability to raise capital.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, any of our stockholders could suffer a reduction in the value of their shares.

Risks Related to Our Common Stock

There is no guarantee that an active and liquid public market for our securities will be sustained.

Our common stock has been trading on a national securities exchange for less than 12 months. Prior to the Merger, Churchill was a blank check company and there was no public market for Legacy Lucid Common Shares since Legacy Lucid was a private company. A liquid trading market for our common stock may not be sustained. In the absence of a liquid public trading market for our common stock:

•	holders of our common stock may not be able to liquidate their investment in shares of our common stock;

•	holders of our common stock may not be able to resell their shares of our common stock at favorable prices, or at all;

•	the market price of shares of our common stock may experience significant price volatility; and

•	there may be less efficiency in carrying out purchase and sale orders with respect to our common stock.

Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The price of our common stock is volatile, and this volatility may negatively impact the market price of our common stock and the trading price of the 2026 notes.

The trading price of our common stock has fluctuated substantially. The trading price of our securities depends on many factors, including those described elsewhere in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause investors to lose all or part of the investment in our securities since investors might be unable to sell them at or above the price the investor paid for them. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the public’s reaction to the number of unit reservations, financial projections and any other guidance or metrics that we may publicly disclose from time to time;

•	speculation in the press or investment community;

•	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	the timing of the achievement of objectives under our business plan and the timing and amount of costs we incur in connection therewith;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation or investigations involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our common stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur, including the expiration of the lock-up periods applicable to certain holders of our common stock pursuant to the Sponsor Agreement;

•	general economic and political conditions, such as recessions, interest rates, pandemics (such as COVID-19), inflation, changes in diplomatic and trade relationships and acts of war or terrorism, and natural disasters; and

•	other risk factors listed in this section “Risk Factors.”

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our stock price and the trading price of the 2026 Notes regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the conflict between Ukraine and Russia, natural disasters, the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions, inflation, or interest rate changes, may seriously affect the market price of our common stock and other securities, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the Transactions. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Furthermore, the stock markets in general, and the markets for technology and electric vehicle stocks in particular, have experienced extreme volatility, including as a result of the COVID-19 pandemic, that has sometimes been unrelated to the operating performance of the issuer. The trading price of our common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, hedging activity by holders of the 2026 Notes may impact the market price of our common stock, in particular during any redemption conversion period in connection with a redemption of 2026 Notes or any observation period for a conversion of 2026 Notes.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

The issuance of additional shares of our common stock or other equity or equity-linked securities, or sales of a significant portion of our common stock, could depress the market price of our common stock.

Future issuances of shares of our common stock, or of securities convertible into or exercisable for our common stock, could depress the market price of our common stock and result in significant dilution for holders of our common stock. The exercise of our outstanding warrants and options, the vesting and settlement of our restricted stock units, or the conversion of our 2026 Notes would result in additional dilution to holders of our common stock. In the future, we may issue additional shares of our common stock, or securities convertible into or exercisable for common stock, in connection with generating additional capital, future acquisitions, repayment of outstanding indebtedness, under our Incentive Plan, or for other reasons.

The market price of shares of our common stock could decline as a result of substantial sales of common stock, particularly by our significant stockholders, a large number of shares of common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

Pursuant to the Investor Rights Agreement, the Sponsor has agreed to restrictions on the sale or transfer of shares of common stock and Private Placement Warrants held by it for a period of 18 months after the Closing of the Transactions. However, following the expiration of this lock-up period, the Sponsor will not be restricted from selling our securities held by it, other than by applicable securities laws. In addition, pursuant to the Investor Rights Agreement, Ayar, the Sponsor, and certain other parties thereto are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights. If one or more of these stockholders were to sell a substantial portion of the shares they hold, it could cause the trading price of our common stock to decline.

We are a “controlled company” within the meaning of the applicable Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies.

As of March 31, 2022, Ayar held approximately 60.9% of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq rules, and as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although currently we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Ayar also has the ability to nominate five of the nine directors to our Board.

Further, this concentration of ownership and voting power allows Ayar to control our decisions, including matters requiring approval by our stockholders (such as, subject to the Investor Rights Agreement, the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock and the trading price of the 2026 Notes.

The Sponsor and Ayar beneficially own a significant equity interest in us and may take actions that conflict with your interests.

The interests of the Sponsor and Ayar may not align with our interests and the interests of our other stockholders or securityholders. The Sponsor and Ayar are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsor and Ayar and their respective affiliates, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We do not anticipate paying any cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business.

Any future determination to pay dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the Board may deem relevant. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in this Quarterly Report.

Our current bylaws designate a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.

Under our current bylaws, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum will be a state court within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders;

•	any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); or

•	any action asserting a claim against us or any of our directors or officers or other employees governed by the internal affairs doctrine.

For the avoidance of doubt, the foregoing provisions of our current bylaws will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our current bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our current bylaws described in the preceding sentences. These provisions of our current bylaws could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our current bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.

Some provisions of Delaware law and our current certificate of incorporation and our current bylaws may deter third parties from acquiring us and diminish the value of our common stock and the 2026 Notes.

Our current certificate of incorporation and our current bylaws provide for, among other things:

•	the ability of our Board to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change in control;

•	subject to the Investor Rights Agreement, advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings; and

•	certain limitations on convening special stockholder meetings.

In addition, in our current certificate of incorporation, we have not opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least two-thirds of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions in our current certificate of incorporation and our current bylaws, as well as Delaware law, may discourage, delay or prevent a transaction involving a change in our control that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock or the trading price of the 2026 Notes if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our Board and take other corporate actions, which could also affect the price investors are willing to pay for our common stock or the 2026 Notes.

Securities or industry analysts may not publish or cease publishing research or reports about us, our business, our market, or change their recommendations regarding our common stock adversely, which could cause the price and trading volume of our common stock to decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business and operations, our market, or our competitors. Similarly, if any of the analysts who do cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who covers us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Item 5. Other Information

Saudi Industrial Development Fund (“SIDF”) Loan Agreement

On February 27, 2022, Lucid LLC, a limited liability company established in the Kingdom of Saudi Arabia and a subsidiary of the Company (“Lucid LLC”) entered into a loan agreement (as subsequently amended, the “SIDF Loan Agreement”) with the SIDF. See Note 6 – Long-Term Debt – Saudi Industrial Development Fund (“SIDF”) Loan Agreement in our condensed consolidated financial statements included elsewhere in this Quarterly Report, which is incorporated herein by reference, for more information.

The foregoing description of the SIDF Loan Agreement is only a summary and is qualified in its entirety by reference to the full texts of the Exhibits 10.1 and 10.2 to this Quarterly Report on Form 10-Q, which are incorporated herein by reference.

GIB Facility Agreement

On April 29, 2022, Lucid LLC entered into a revolving credit facility agreement (the “GIB Facility Agreement”) with Gulf International Bank, an affiliate of PIF, which is an affiliate of Ayar, our controlling stockholder. See Note 20 – Subsequent Events in our condensed consolidated financial statements included elsewhere in this Quarterly Report, which is incorporated herein by reference to the extent it describes the GIB Facility Agreement, for more information.

The foregoing description of the GIB Facility Agreement is only a summary and is qualified in its entirety by reference to the full text of the GIB Facility Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 6. Exhibits.

The exhibits listed on the Exhibit Index to this Form 10-Q are filed herewith or incorporated by reference herein:

EXHIBIT INDEX

Incorporation by Reference
Exhibit Number		Form	File Number	Filing Date	Exhibit Number	Filed Herewith

10.1#	Loan Agreement, dated as of February 27, 2022, between Lucid LLC and Saudi Industrial Development Fund (English version only)					X

10.2#	Side Letter to Loan Agreement, dated as of February 27, 2022, between Lucid LLC and Saudi Industrial Development Fund (English version only)					X

10.3	Letter of Undertaking, dated as of April 20, 2022, between Lucid LLC and Ministry of Finance of the Kingdom of Saudi Arabia (English version only)					X

31.1	Certification of Principal Executive Officer Required Under Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended					X

31.2	Certification of Principal Financial Officer Required Under Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as amended					X

32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X

32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					X

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)					X

101.SCH	Inline XBRL Taxonomy Schema Linkbase Document					X

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document					X

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document					X

101.LAB	Inline XBRL Taxonomy Labels Linkbase Document					X

101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document					X

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)					X

#            Certain identified information has been excluded from the exhibit because such information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUCID GROUP, INC.

Date: May 5, 2022	By:	/s/ Sherry House
Name: Sherry House
Title: Chief Financial Officer

Exhibit 10.1

Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

In the Name of Allah, The Merciful, The Beneficent

LOAN AGREEMENT NO. (6400) (SAU7135)

On this day 26/07/1443H Corresponding to 27/02/2022Gr The contract is signed between:

1)	Saudi Industrial Development Fund

A public financial organization, established and existing under the laws and regulations of the Kingdom of Saudi Arabia, National Address: Building No. (3015) Al Aqeeq Dist., Unit No: (2), Riyadh13519-6483 Kingdom of Saudi Arabia.

Represented in this Loan Agreement by: Name: Mohammed Bin Abdullah Al-Jasser Position: VP/ Legal and Compliance

Hereinafter referred to as “THE FUND”

2)	Lucid Limited Company

A foreign limited liability company - One Person Co.-, established and organized under the Laws and Regulations of the Kingdom of Saudi Arabia. National Address: Building No. (3074) Prince Mohammed Bin Abdulaziz Rd - Al-Olaya Unit No. (265) Riyadh 12213 - 8022 Kingdom of Saudi Arabia.

Registered in the Commercial Registration of Riyadh under unified No. (             ) dated: 24/09/1442H.

Represented by:

Name:. Faisal Sultan

Nationality: American

Iqama No: (                )

Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No.(        ) dated 17/09/1442H

Hereinafter referred to as “THE BORROWER”

The Loan:

The Maximum amount of the Loan: SR5,190,000,000 (Five Billion, One Hundred Ninety Million Saudi Riyals)

Drawdown Termination Date: 29/06/1448H

Name of the Project: Lucid Limited Company

Purpose of the Project: To Produce Electric Vehicles

Location of the Project: King Abdullah Economic City – Rabigh

Loan Installment

Amount	Date	No.
25,000,000	15/10/1447H	01
25,000,000	15/04/1448H	02
40,000,000	15/10/1448H	03
40,000,000	15/04/1449H	04
80,000,000	15/10/1449H	05
80,000,000	15/04/1450H	06
100,000,000	15/10/1450H	07
100,000,000	15/04/1451H	08
100,000,000	15/10/1451H	09
100,000,000	15/04/1452H	10
150,000,000	15/10/1452H	11
150,000,000	15/04/1453H	12
200,000,000	15/10/1453H	13
200,000,000	15/04/1454H	14
200,000,000	15/10/1454H	15
200,000,000	15/04/1455H	16
200,000,000	15/10/1455H	17
200,000,000	15/04/1456H	18
300,000,000	15/10/1456H	19
300,000,000	15/04/1457H	20
300,000,000	15/10/1457H	21
350,000,000	15/04/1458H	22
350,000,000	15/10/1458H	23
350,000,000	15/04/1459H	24
350,000,000	15/10/1459H	25
350,000,000	15/04/1460H	26
350,000,000	15/10/1460H	27
5,190,000,000

COVENANTS

At all times during the tenure of the Fund’s loan the Borrower, without the prior written approval of the Fund to the contrary, undertakes to the following:

1- Minimum Current Ratio of 1:1 to be maintained throughout the lifetime of SIDF loan.

2- Total Liabilities/tangible net worth ratio not to be greater than 4:1 in the first two years of operations and then not to be greater than 3:1 throughout the remaining lifetime of the SIDF loan.

3- Dividends: Maximum dividend/ withdrawal not to exceed the lesser of (25%) of the paid -in capital or the Fund’s loan Maturities in any fiscal years.

4- Maximum capital expenditures not to exceed SR 305,000,000 per annum.

5- Maximum lease rental not to exceed SR 152,500,000 per annum.

6- Operation Date: 4th Quarter 1445H (2nd Quarter 2024).

Special Covenants

1- The Borrower undertakes to comply with the SIDF Industrial Safety requirement s, the standards of the Saudi Standards, Metrology & Quality Organization (SASO), the requirements of the General Authority of Meteorology and Environmental Protection and any other related Authority, whenever there are specifications or requirements applicable to the project and its products.

2- The Borrower undertakes to maintain the requirements of the Ministry of Human Resources and Social Development throughout the term of SIDF’s loan.

3- The Borrower undertakes that all dealings between the project and any other related parties are to be conducted at an arms’ length basis.

4- The Borrower undertakes to submit Quarterly In-house and Annual Audited Financial Statements for project.

5- The Borrower undertakes to submit Quarterly project progress report for SIDF review and satisfaction.

Special Conditions

1- Any changes / amendments in the approved items should receive the Fund’s prior approval before disbursement for the amended / changed items.

2- Prior to any disbursement of the loan, SIDF to receive a Letter of Comfort from the Public Investment Fund to cover Lucid Limited Co loan acceptable to SIDF.

3- Prior to any disbursement of the loan, the borrower to submit a valid Land Lease Agreement to the satisfaction of SIDF.

4- Prior to any disbursement of the loan, SIDF to receive the signed government incentive agreement(s) for the subject project.

5- Prior to any disbursement of the loan, SIDF to amend the loan amount and any adjustments where applicable for any grants provided by the Saudi government.

6- At any disbursement of the Loan, the Borrower to submit an amended Commercial Registration reflecting a minimum Paid-in Capital of 25% of the submitted project costs acceptable to SIDF.

7- Prior to any disbursement, the borrower to hire a Project Management Consul t ant to the satisfaction of SIDF.

8- Prior to any disbursement against Building and Civil works, SIDF to be satisfied with their cost and the scope.

9- Prior to any disbursement against Machinery and Equipment, SIDF to be satisfied with machinery and equipment suppliers, costs and specification.

10- Prior to any disbursement against IT and Office Equipment, SIDF to be satisfied with its cost and scope.

11- Prior to any disbursement against Vendor Tooling Assets, SIDF to be satisfied with the supplier plan, tooling agreement(s), and cost.

12- Prior to the disbursement of the final 20% of the loan, the borrower to hire a Qualified Operation Management team to the satisfaction of SIDF.

13- Prior to the disbursement of the final 20% of the loan, the borrower to obtain all relevant Market Certifications for the proposed products to the satisfaction of SIDF.

14- Prior to the disbursement of the final 20% of the loan, the borrower to submit a Marketing Plan to the satisfaction of SIDF.

15- Prior to the disbursement of the final 20% of the loan, the borrower to submit a plan to Recruit and Train Saudi Nationals to the satisfaction of SIDF.

16- Prior to the disbursement of the final 20% of the loan, the borrower to submit a valid Industrial License reflecting the proposed products and installed capacities as appraised by SIDF.

17- Prior to the disbursement of the final 20% of the loan, the borrower to comply with SIDF Industrial Safety and Environmental requirements to the satisfaction of SIDF.

18- Prior to disbursement of the final 20% of the Loan, the parties hereto will make an Inventory over the Borrower’s Fixed Assets and prepare a check list thereof showing their type, description, serial number and origin; to be duly signed by both the Borrower and the Fund’s Credit Consultant.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Clause l. (Firstly) :- The introduction of this agreement will be considered an integral part of it.

(Secondly):- DEFINITIONS AND INTERPRETATION

(1) The main terms used in this agreement, will unless otherwise explicitly contradicting with the context mean :-

(A) “Business Day” means any day other than Friday, Saturday and the official holidays in Saudi Arabia.

(B) “Drawdown Period” means the period commencing on the date hereof and ending on the Drawdown Termination Date (stated on page 1) both dates inclusive.

(C) “Loan” means the aggregate principal amount borrowed hereunder and for the time being outstanding.

(D) “Mortgage Note” means the Mortgage Note in the form annexed hereto (Exhibit C).

(E) “Note” or “Notes” means the Order Note or Notes executed by the Borrower delivered pursuant to the Fund pursuant to this Agreement in the form annexed hereto (Exhibit B).

(F) “Office of the Fund” means the office of the Fund in Riyadh, Saudi Arabia.

(G) “Project” means the project described in (Exhibit A) hereto and “Project Description” means such description in the said (Exhibit A).

(2) In this Agreement, unless the context otherwise dictates, words denoting the singular shall include the plural and vice versa, words denoting any gender shall include the other gender and the headings herein are for the purpose of reference only and shall not affect the construction hereof.

Clause 2. AGREEMENT:

Upon and subject to the terms and conditions of this agreement, the Fund agrees to lend and the Borrower agrees to borrow, an aggregate principal amount of up to but not exceeding the Maximum Loan stated on page 1. There is no obligation on the Fund’s part to disburse the entire amount of the loan unless the terms and conditions regarding disbursement have been complied with. In this regard the Fund has the right either to suspend the loan disbursement until the Borrower fulfills the Fund’s required conditions to accept the financeable costs or to reduce the loan to the limit of such accepted costs.

Clause 3. DRAWDOWN:

1. Disbursement will be made from time to time to compensate the Borrower for project costs incurred and paid all in accordance with the Fund’s disbursement policies. The Fund shall be satisfied that the costs incurred by the Borrower are true and valid.

2. The Borrower should, wherever he decides to draw a portion of the loan amount subject to the terms and conditions of this agreement, send to the Fund, five Business days before the date he propose for such a drawing, within the Draw-dawn period, a written notice, by mail, Fax or telex, valid on delivery, setting forth the amount and date proposed for such drawing.

3. Each drawing shall be paid by the Fund against the issue and delivery by the Borrower in favor of the Fund of a Note in an amount equal to the drawing concerned and with a maturity falling on the Drawdown Termination Date stated on page 1. Such Notes are hereinafter called “the Interim Notes”. Upon the Drawdown Termination Date each Interim Note shall be surrendered at the Office of the Fund and cancelled against issue and delivery by the Borrower in favor of the Fund of a series of Notes (“the Final Notes”) which remain in the Fund’s possession with aggregate face value equal to the aggregate face value of the surrendered Interim Notes and such series of Final Notes being in amounts and with maturities corresponding precisely to the repayment installments on the Loan to become due under Clause 4 below.

Clause 4. PREPAYMENT:

The Borrower will repay the aggregate principal amount of the Loan outstanding at the expiration of the Drawdown Period on installments on the dates and in the Drawdown Period on installments on the dates and in the amounts shown on page 2, each such payment being made against surrender of the Final Note maturing on that date, provided that the amounts so shown shall be reduced pro rata in the event that the Maximum amount of the Loan is not drawn or the Loan outstanding is reduced by one or more prepayments during the Drawdown Period.

Clause 5. PREPAYMENT: (PREMATURED PAYMENT)

The Borrower may on any Business Day prepay the Loan in whole or in part without any penalty. However, amounts so prepaid may not be re-borrowed hereunder. Such amounts prepaid during the Drawdown Period shall be applied pro rata against the repayment installments referred to in Clause 4 above but such amounts prepaid after the Drawdown Period shall be applied against such installments in inverse order of maturity. Each prepayment shall be made against surrender and cancellation of such Interim or Final Notes as may be appropriate, and if the prepayment covers part only of any Note (whether Interim or Final) the Borrower shall at the time of making the payment, issue and deliver to the Fund a substitute Note for the part not so covered.

Clause 6. [***]

Clause 7. PAYMENTS:

All payments to be made by the Borrower hereunder shall be made in immediately available funds and in legal money of Saudi Arabia without any deduction or withholding whatsoever either to the Office of the Fund or (if the Fund shall from time to time so specify) to such bank account as may be so specified with direct telex/telegraphic or Fax advice to the Fund.

Clause 8. CONDITIONS PRECEDENT:

The obligation of the Fund to make the Loan available hereunder is subject to the conditions precedent that the Fund shall have received all of the following in the form and substance satisfactory to the Fund.

(l)  At or before signing this Agreement:

(A) Copy of the Commercial Registration, Articles of Association and copy of the Industrial License for the Project or other corporate documentation of the Borrower as may be requested by the Fund.

(B) Copy of the Borrower’s resolution to enter into this Agreement and the Mortgage Note;

(C) Copies of all relevant agreements and documents necessary for signing this agreement and mortgage Deed.

(2) At the time of submitting first request disbursement under Clause 3-1 above.

(A) The original of the Mortgage Note duly executed by the Borrower together with evidence that the Mortgage Note has been notarized and recorded with a Notary Public and that the title deeds or documents of any land concerned with the Project have been deposited with the Fund or its nominee;

(B) Such other information and documents including financial information concerning the Borrower and / or the Project as the Fund may request.

(3) At the time of submitting subsequent disbursement requests: –

The Borrower shall represent, warrant and agree to and with the Fund that: –

(A) The representations and warranties set out in Clause 9 below are true and accurate at that time as if made at that time; and undertakes to submit the original documents thereof if requested for identification and;

(B) No event of default as specified in Clause 11 below or event which with the giving of notice, lapse of time or other conditions would constitute such an event of default has occurred and is continuing or would result from the drawing then proposed to be made;

(C) The Borrower shall present to the Fund with such evidence as the Fund deems satisfactory of project expenditures.

(4) All requirements of the special conditions mentioned in the preamble shall be satisfied at the specific date limited in such conditions

Clause 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS:

The Borrower hereby represents and warrants to and agrees with the Fund as follows: -

(1) The Firm is established and registered as shown on the introduction and the Borrower has the corporate power for, has taken all corporate action necessary and received all governmental permits necessary to authorize and operate the Project and for entry into and performance of this Agreement, that the Order Notes, the Mortgage Note and such other documents constitute legally valid and binding obligations of the Borrower and enforceable against it in accordance with their terms;

(2) Operate the Project in accordance with the plans and specifications contained or referred to in the Project Description and the proceeds of the Loan shall be used exclusively for the Project;

(3) The execution, delivery and performance of this Agreement, the Order Notes and the Mortgage Deed by the Borrower will not conflict with any legal or contractual obligation of the Borrower;

(4) The Borrower is not in default under any contractual obligations relating to the project and no event which, in association with the giving of notice, lapse of time or other conditions, would constitute such a default as aforesaid and no litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of the Borrower acquaint and;

(5) All information concerning the Borrower and the project introduced to the Fund are true and correct and the Borrower is not aware of any facts, matter or thing which ought to be disclosed to the Fund or which if disclosed to the Fund might materially affect the decision of the Fund to make the Loan.

(6) SIDF is authorized to disclose and share SIDF-related information with government departments and agencies which shall be permitted to share such information with any other agency as per the regulations.

(7) SIDF shall have the right to access clients’ financial statements and information on the Ministry of Commerce and Investment (Qawaem).

Clause 10. COVENANTS:

So long as the Loan shall remain outstanding or any other amount shall remain payable hereunder the Borrower covenants and agrees that unless the Fund shall have first otherwise consented in writing: -

(1) Furnishing Financial Statements:

The Borrower shall furnish to the Fund (A) as soon as possible, but in no event later than 90 days after the end of its financial year, a balance sheet of the Borrower as at the end of such year together with a profit and loss account of the Borrower covering such year and such balance sheet and profit and loss account shall be certified by independent auditors selected by the Borrower and satisfactory to the Fund; (B) within 30 days after the end of each period of three months from the date hereof, interim financial statements including a statement of the application of all amounts disbursed by the Fund; (C) forthwith upon request from the Fund such further financial and other information and documents concerning the affairs and financial conditions of the project or the Borrower as the Fund may from time to time request.

(2) Access to Books and Inspection:

The Borrower shall keep proper books of record and account, and upon request of the Fund shall give any representative or agent of the Fund full and free access during normal business hours to examine, audit and make copies of and take extracts from all or any of its books, records, contracts and other documents and to inspect the Project and its site and any other properties or assets of the Project;

(3) Supplemental Mortgages:

The Borrower shall execute further mortgages over the property comprised in the Mortgage Note from time to time as required by the Fund;

(4) Maintenance of, Operations, Compliance with Laws:

The Borrower shall (a) maintain and keep in force its Commercial Registration and the Industrial License for the Project and shall obtain and maintain all authorizations, required in relation to the Project and/or in relation to the making and performance of this Agreement, the Order Notes and the Mortgage Deed (b) not carry on any business or activity contradicting with the Project (c) observe and comply with all laws, regulations, orders, decrees and directives of any governmental authority, agency or court having jurisdiction over the Borrower or its property or assets;

(5) Litigations:

The Borrower shall forthwith notify the Fund in writing and thereafter keep the Fund fully informed of any litigation, arbitration or administrative proceedings.

(6) Taxes - azakat:

The Borrower shall pay and discharge any and all taxes assessments and governmental charges or levies relevant to the project and imposed upon it or its property or assets, prior to the dates on which penalties would otherwise attach thereto;

(7) Insurance:

The Borrower shall take out and maintain at its own expense with insurers acceptable to the Fund such insurance’s in such amounts against such risks and with only such restrictions and exclusions as may be satisfactory to the Fund. The policies relating to the said insurance’s shall contain or be endorsed with loss payee clauses in favour of the Fund if so requested by the Fund and such policies together with the premium receipts and any insurance certificates shall on demand be available for the Fund to inspect and take copies. In the event of any sums of money being received under any insurance in respect of any of the property and assets of the Borrower such sums shall be applied in replacing, restoring or reinstating the property or assets destroyed or damaged unless the Fund otherwise direct in writing.

(8) Rentals:

The Borrower shall not incur obligations in respect of leases or rents requiring expenditures during any financial year of the Borrower aggregating to more than the Maximum Rental Sum stated on the introduction;

(9) Over obligation:

The Borrower shall not (other than as provided in the Mortgage Deed and unless otherwise consented to by the Fund) create, incur or suffer the existence of any mortgage, charge, lien, pledge or other encumbrance on any of its property, revenue or assets now owned or hereafter acquired;

(10) Merger:

The Borrower shall not unless otherwise consented to by the Fund (a) merge or consolidate with or into any person or corporation (b) sell, lease, transfer or otherwise dispose of (whether by a single transaction or by a number of transactions, whether independent or consolidated) the whole or a substantial part of its project or (except in the ordinary course of trading) its assets, whether now owned or hereafter acquired; or (c) acquire or assume all or substantially all of the assets and/or liabilities of any person or corporate;

(11) Substantial Changes:

The Borrower shall not make any substantial change in the Project as described in the Project Description without the written consent of the Fund;

(12) Working Capital:

The Borrower shall at all times after the commencement of the commercial operation of the Project maintain a ratio of Current Assets of the Borrower to Current Liabilities of the Borrower of not less than the Working Capital Ratio stated on the introduction. For this purpose “Current Assets” and “Current Liabilities” shall be determined in accordance with generally accepted accounting principles and practices consistently applied but also include any principal repayments on any indebtedness for borrowed money becoming due within 12 (twelve) months of the date when the accounts should be made (including repayments in respect of the Loan);

(13) Total Liabilities to Tangible Net worth Ratio:

The Borrower shall at all times after the commencement of the commercial operation of the Project, maintain a ratio of Total Liabilities of the Borrower to Tangible Net Worth of the Borrower of no more than Leverage Ratio stated on the introduction. For this purpose “Total Liabilities” shall mean all liabilities of the Borrower which would, in accordance with generally accepted accounting principles consistently applied, be classified as liabilities but specifically including full provision for all contingent liabilities but excluding any indebtedness of the Borrower subordinated in a manner satisfactory to the Fund. Also for this purpose “Tangible Net Worth” which shall be ascertained in accordance with generally accepted accounting principles consistently applied shall mean the current amount for the time being of the paid up share capital of the Borrower plus any indebtedness of the Borrower subordinated in a manner satisfactory to the Fund plus or minus the current amount represents balance of the Reserve Accounts and Profit and Loss Account of the Borrower minus any amount attributable to goodwill or other intangible assets or to the revaluation of assets;

(14) Dividends& other distributions:

Dividends will be distributed after deducting the accumulated losses but the Borrower shall not declare, pay or make any dividend or other distributions of a similar nature to its shareholders in the following cases:

(A) If an event of default as specified in Clause 11 below or an event which with the giving of notice, lapse of time or other conditions would constitute such an event of default has occurred and is continuing; or (B) Prior to the first maturity under Clause 4 above of a Final Order Note; or (C) If and to the extent that the aggregate amount of all such payments, dividends and distributions in relation to any financial year of the Borrower (the Relevant Year”) exceeds the aggregate of (1) the Maximum Dividend percentage (stated on the introduction) of the paid up share capital of the Borrower at the end of its preceding financial year and (2) an amount equal to any prepayment made to the Fund in the Relevant Year under Clause 5 above; (15) Capital Expenditure:

The capital expenditures by the Borrower in any financial year after the year in which commercial operation of the Project commences shall not exceed the Maximum Capital Expenditure stated on the introduction;

(16) Management:

The Borrower will at all times maintain management level acceptable to the Fund.

(17) Change of Entity or Proprietorship:

No change in the legal entity of the Borrower or the persons constituting the Borrower shall occur without the prior written consent of the Fund.

Clause 11. EVENTS OF DEFAULT:

The Borrower will be considered defaulting, If any of the following events set forth hereinafter shall occur, and any of them will be deemed as an “event of default”: -

(1) Default by the Borrower in the payment, when due, of any principal in respect of the Loan or the Order Notes or other amount payable hereunder; (2) Default by the Borrower in the performance of observance of any provisions contained herein or in the Order Notes (not being a default within paragraph (1) of this Clause) or in the Mortgage Note, provided that in any such case in which the default is in the opinion of the Fund liable to prompt remedy but not have been remedied within a period of 30 (thirty) days after notice to the Borrower requiring such remedy; (3) Any presentation or warranty made by the Borrower hereunder or in the Order Notes or the Mortgage Note or in any statement or certificate furnished pursuant to this loan Agreement or these documents shall prove to have been incorrect in any material respect; (4) Any indebtedness for money borrowed or for a deferred purchase price of property for which the Borrower is or may become liable, as principal obligor, guarantor or otherwise, becomes due and payable or is liable of being declared due and payable prior to its stated maturity or any such indebtedness not paid on the stated maturity or at the expiration of any applicable grace period therefore; (5) The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself, or of its property; (b) be unable, or admit in writing its inability to pay its debts as they mature; (c) make a general assignment for the benefit of creditors; be adjudicated as bankrupt or insolvent; or (e) have a liquidator or other guardian of the Borrower appointed; (f) file a voluntary petition in bankruptcy; or (g) the Borrower ceases individually or collectively to be partner or sole proprietor as the case may be without the consent of the Fund, such consent not to be unreasonably withheld; (6) The Project shall be abandoned at any time or commercial operation of the Project shall not commence prior to the Operation Date stated on the introduction; Therefore, and in any such event, the Fund may, immediately terminate its obligations of the Fund hereunder, by Mail, Cable, Telex or Facsimile Notice to the Borrower, declaring the Loan hereunder and under the Order Notes (to be forthwith) payable by the Borrower, whereupon all other amounts matured under this agreement and other related documents shall be forthwith due and payable, without need to further demand, to the Borrower or before any competent authority, protest or other notice whatsoever, as all of claim these are hereby waived by the Borrower.

Clause 12. JURISDICTION AND APPLICABLE LAW:

This agreement, the Order Notes and the Mortgage Deed are subject to, governed by and shall be construed in accordance with both the substantive and procedural laws and regulations of the Kingdom of Saudi Arabia. The Saudi courts of justice shall be the only competent courts to deal with any question arising from this Agreement, the Order Notes or the Mortgage Deed; except on occurrence of any of the events of default provided in Clause 11 herein where the Fund shall collect the amount of the loan pursuant to the “Public Funds Collection Act’ and the preceding and subsequent amendments thereto or any other Regulations as may be decided by the Fund”.

Clause 13. MISCELLANEOUS:

(1) No failure on the part of the Fund to exercise, and no delay in exercising or partial exercise of, any right hereunder or under the Order Notes or the Mortgage Note shall operate as a waiver hereof. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law or regulation.

(2) Except as otherwise specified herein, all notices, requests and demands shall be deemed to have been sufficiently given to or made upon either party hereto by the other party when sent by mail, full postage prepaid, addressed to such party at its address set forth above or at such other address with notified to the other party for the purpose of this paragraph.

(3) The Borrower hereby expressly consents and agrees that the books and records of the Fund (in addition to the executed outstanding Order Notes) shall at all times be conclusive evidence of the facts and matters stated therein with regard to the Loan.

(4) If any payment to be made by the Borrower shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(5) This Agreement shall be binding upon and shall exist for the benefit of the parties hereto and that of their respective heirs, successors and assigns, provided that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Fund.

(6) The Borrower agrees to pay all costs and expenses in connection with the preparation, execution, delivery and enforcement of this Agreement, the Order Notes and the Mortgage Deed including without limitation the performance of the Mortgage Deed and the furnishing of such documents, as the Fund may reasonably request.

(7) In the event of conflict between the Arabic and English versions of this Agreement, the Order Notes or the Mortgage Note the Arabic version shall in all cases prevail but the English version shall be used to assist in any interpretation.

BORROWER	FUND’S SIGNATURE

/s/ Faisal Sultan : Signature	/s/ Mohammed A. Al-Jasser : Signature

Name: Faisal Sultan	Name: Mohammed A. Al-Jasser

Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No( ) dated: 17/09/1442H	Position: VP/Legal and Compliance

EXHIBIT A

(Project Description)

EXHIBIT (B)

Form of Order Notes

Exhibit 10.2

Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

Side Letter

To: Lucid Limited Company, A Limited Liability Company -One Person-, established and organized under the laws and regulations of Saudi Arabia with its National Address: Building No. (3074) Unit No. (265) Riyadh 12213 – 8022 Kingdom of Saudi Arabia. registered in the Commercial Registry of Riyadh under unified No.  (        ) dated: 24/09/1442H. (the Company)

For the attention of: Lucid Limited Company

[26] day of [07] 1443H (corresponding to [27] day of [02] 2022G)

Dear Sirs,

•	Background

We refer to each of the following:

•	the SAR 5,190,000,000 (Five Billion, One Hundred Ninety Million Saudi Riyals loan agreement number (6400, SAU7135) (the Agreement) dated [26-01-1443H, 27-02-2022] between the Company and the Saudi Industrial Development Fund;

•	the follow up agreement number (6400, SAU7135) dated [26-01-1443H, 27-02-2022] between the Company and the Saudi Industrial Development Fund (the Follow up Agreement);

•	This letter is supplemental to and amends the Agreement and Follow up Agreement.

•	Interpretation

Capitalised terms defined in the relevant Amended Agreement have the same meaning when used in this letter unless expressly defined in this letter

•	Amendments and Clarifications

The Amended Agreement is amended and/or clarified (as applicable) in the manner set out in the Schedule to this letter on and from the date on which this letter is signed by both parties as set out below.

•	Miscellaneous

•	From the date of this letter, each Amended Agreement and this letter will be read and construed as a single document, respectively.

•	Except as otherwise provided in this letter, each Amended Agreement remains in full force and effect.

•	Governing law

This letter is subject to, governed by and shall be construed in accordance with, both the substantive and procedural laws and regulations of the Kingdom of Saudi Arabia.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

Signature	/s/ Mohammed Bin Abdullah Al-Jasser

For

SAUDI INDUSTRIAL DEVELOPMENT FUND

Name: Mohammed Bin Abdullah Al-Jasser

Position: VP/ Legal and Compliance

ACKNOWLEDGEMENT

We agree to the terms of this letter.

Signature	/s/ Faisal Sultan

For

Lucid Limited Company

Name: Faisal Sultan

Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No.
dated: 17/09/1442H.

Date: 26/07/1443H (27/02/2022Gr)

“SIDE LETTER”

Amendment of Loan Agreement, Follow Up Agreement

1-Amendments to the Loan Agreement:

Additional clarification related to Special Conditions and Special Covenants:

“In each of the Special Conditions and Special Covenants, where any effort is required to be done to the satisfaction of the Fund, such satisfaction shall not be unreasonably withheld, delayed or conditioned”

Clause 3: DRAWDOWN:

Paragraph 1 Clause 3 is amended to read as follows:

“Disbursement will be made from time to time to compensate the Borrower for project costs incurred and paid all in accordance with the Fund’s disbursement policies. The Fund acting reasonably shall be satisfied that the costs incurred by the Borrower are true and valid.”

Clause 6: [***]

Clause 7: PAYMENTS:

Clause 7 is amended to read as follows:

“All payments to be made by the Borrower hereunder shall be made in immediately available funds and in legal money of Saudi Arabia without any deduction or withholding whatsoever either to the Office of the Fund or (if the Fund shall from time to time so specify) to such bank account as may be so specified with direct telex/telegraphic, Fax or email (                    ) advice to the Fund.”

Clause 8: CONDITIONS PRECEDENT:

Paragraph 2 (B) Clause 8 is amended to read as follows:

“Such other information and documents including financial information concerning the Borrower and / or the Project as the Fund may reasonably request.”

Clause 9: Representations, Warranties and Agreements

1-Paragraph 4 Clause 9 is amended to read as follows:

“The Borrower is not in default under any contractual obligations relating to the project and no event which, in association with the giving of notice, lapse of time or other conditions, would constitute such a default as aforesaid and no material litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of the Borrower expected.”

2-Paragraph 5 Clause 9 is amended to read as follows:

“All information concerning the Borrower and the project introduced to the Fund are true and correct in all material respects and the Borrower is not aware of any facts, matter or thing which ought to be disclosed to the Fund or which if disclosed to the Fund might materially affect the decision of the Fund to make the Loan.”

Clause 10: COVENANTS:

1-Paragraph 1 Clause 10 is amended to read as follows:

“The Borrower shall furnish to the Fund (A) as soon as possible, but in no event later than 90 days after the end of its financial year, a balance sheet of the Borrower as at the end of such year together with a profit and loss account of the Borrower covering such year and such balance sheet and profit and loss account shall be certified by qualified independent auditors in KSA and selected by the Borrower and reasonably acceptable to the Fund; (B) within 45 days after the end of quarter 1, 2 and 3, interim financial statements including a statement of the application of all amounts disbursed by the Fund; (C) forthwith upon request from the Fund such further financial and other information and documents concerning the affairs and financial conditions of the project or the Borrower as the Fund may request from time to time as soon as possible, but in no event later than 30 days.”

2-Paragraph 2 Clause 10 is amended to read as follows:

“The Borrower shall keep proper books of record and account, and upon request of the Fund reasonably acceptable to the Borrower such access as the Fund reasonably requires during normal business hours to examine, audit and make copies of and take extracts from all or any of its books, records, contracts and other documents and to inspect the Project and its site and any other properties or assets of the Project, on reasonable notice and subject to the reasonably requirements of the Borrower in respect of attendance at sites controlled by the Borrower, given that the Borrower does not obstruct the Fund’s inspections.”

3-Paragraph 3 Clause 10 is amended to read as follows:

“The Borrower shall execute further mortgages over the property comprised in the Mortgage Note from time to time as reasonably required by the Fund.”

4-Paragraph 4 Clause 10 is amended to read as follows:

“The Borrower shall (a) maintain and keep in force its Commercial Registration and the Industrial License for the Project and shall obtain and maintain all authorizations, required in relation to the Project and/or in relation to the making and performance of this Agreement, the Order Notes and the Mortgage Deed (b) not carry on any business or activity contradicting with the Project (c) observe and comply in all material respects with all laws, regulations, orders, decrees and directives of any governmental authority, agency or court having jurisdiction over the Borrower or its property or assets.”

5-Paragraph 5 Clause 10 is amended to read as follows:

“The Borrower shall forthwith notify the Fund in writing and thereafter keep the Fund fully informed of any material litigation, arbitration or administrative proceedings.”

6-Paragraph 6 Clause 10 is amended to read as follows:

“The Borrower shall pay and discharge any and all taxes assessments and governmental charges or levies relevant to the project and imposed upon it or its property or assets, prior to the dates on which penalties would otherwise attach thereto save to the extent they are being contested, in which case the Borrower will notify the Fund of the contested matter. Upon providing notice to the Fund, the contested matter will not constitute a breach of this paragraph of the Loan Agreement between the Fund and Borrower, the final verdict will be based on the conclusion of the related authorities.”

7-Paragraph 7 Clause 10 is amended to read as follows:

“The Borrower shall take out and maintain at its own expense with insurers acceptable to the Fund such insurance and permeation from the Saudi central Bank (SAMA)’s on the assets of the project and the total coverage under said policy will not be less than the book value of the project’s fixed assets. In addition, the Borrower will secure reasonable insurance for the facility in accordance with standard practices, and in any event subject to what is available in the market on reasonable commercial terms. The policies relating to the said insurance’s shall contain or be endorsed with loss payee clauses as a first beneficiary and should contain a 30-day cancellation clause in favour of the Fund if so requested by the Fund and such policies together with the premium receipts and any insurance certificates shall on demand be available for the Fund to inspect and take copies. In the event of any sums of money being received under any insurance in respect of any of the property and assets of the Borrower such sums shall be applied in replacing, restoring or reinstating the property or assets destroyed or damaged unless the Fund otherwise direct in writing.”

8-Paragraph 9 Clause 10 is amended to read as follows:

-Increased obligation

“The Borrower shall not (other than as provided in the Mortgage Deed and unless otherwise consented to by the Fund) create, incur or suffer the existence of any mortgage, charge, lien, pledge or other encumbrance on any of its property, revenue or assets now owned or hereafter acquired; the fund consent to such impairment shall not be unreasonably withheld, conditioned or delayed. ”

9-Paragraph 16 Clause 10 is amended to read as follows:

“The Borrower will at all times maintain management level acceptable to the Fund acting reasonably.”

Clause 11: EVENTS OF DEFAULT:

Paragraph 1 Clause 11 is amended to read as follows:

“Default by the Borrower in the payment, when due, of any principal in respect of the Loan or the Order Notes or other amount payable hereunder unless such payment is made with 5 business days of the due date.”

Clause 13: MISCELLANEOUS:

Paragraph 3 Clause 13 is amended to read as follows:

“The Borrower hereby expressly consents and agrees that the books and records of the Fund (in addition to the executed outstanding Order Notes) shall at all times be evidence of the facts and matters stated therein with regard to the Loan.”

2-Amendments to the Follow Up Agreement:

Clause 3 is amended to read as follows:

“the Investor undertakes to pay SIDF in return for the tasks mentioned in clause 2 above charges to be specified by SIDF based on the working hours spent by SIDF employees in executing those tasks, and the Maximum of any individual semi-annual follow-up fees not to exceed SR 52,000,000 (Fifty Two Million Saudi Riyals) and the total of all fees not to exceed SR 1,350,000,000 (One Billion, Three Hundred Fifty Million Saudi Riyals) throughout the term of the loan, of which SIDF will send periodical notices to the Investor. The records of SIDF shall be a true proof and conclusive evidence in this concern. In the event of the extension of the relationship after the final repayment for any reason, the Fund has the right to modify the cap on the follow-up fees identified above. In the event of prepayment of the full loan amount, the Fund will not impose any penalties and follow-up fees, except for the fees due prior to the prepayment date.”

Exhibit 10.3

This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

[Official Letterhead of the Ministry of Finance of the Kingdom of Saudi Arabia]

Letter of Undertaking

15 April 2022

Dear Lucid LLC. (the “Company”),

Subject: The Government of the Kingdom of Saudi Arabia and its entities and corporate subsidiaries (together, the “Kingdom”) need to purchase up to one hundred thousand (100,000) vehicles from the Company and its affiliates.

We refer to the earlier discussions between the Kingdom and the Company with respect to the framework agreement whereunder Lucid will manufacture electric vehicles in the Kingdom and the Kingdom’s initiatives relating to the circular carbon economy and the Saudi Green Initiative. We also refer to the Agreement for the Disclosure of Confidential Information executed 25 November 2021 between Company and the Kingdom.

Therefore,

1 - the Kingdom, hereby, undertakes to purchase, whether through direct procurement or other structures allowing the desired utilization (together, the “Purchase”), (50,000) electric vehicles from the various categories produced by the Company and its affiliates;

2 - the Kingdom may Purchase an additional (50,000) vehicles as it deems appropriate for it;

3 - the Purchase of the vehicles referred to in paragraphs (1) and (2) above shall be at the lower of the following prices at the time of order, unless different pricing is agreed in writing by the Kingdom and the Company at the time of order or prior to it: (i) the standard retail price for the applicable vehicle in the Kingdom; and (ii) the standard retail price for the applicable vehicle in the United States of America plus actual cost of logistics, import, and other actual costs of delivery and homologation to local regulations;

4 - the Purchase and provision of the vehicles referred to in paragraphs (1) and (2) above shall be during a (10) year period commencing from the date of the first order;

5 - the delivery of the vehicles subject to Purchase as referred to in paragraphs (1) and (2) above shall commence promptly after notification by Company that its vehicles are homologated for delivery in the Kingdom, and in any event no later than Q2 2023; and

6 - the annual quantity of the vehicles subject to Purchase as referred to in paragraphs (1) and (2) above shall be determined as follows: the Kingdom will give notice of the desired quantity of each type of vehicle annually, and the Company will not unreasonably object to such quantity and vehicle type in view of the then-current production capacity, status and timeline for homologation of the desired vehicle type(s) in the Kingdom, and its then-current book of reservations and orders; provided, however, that the annual quantity shall be between 1,000 and 2,000 vehicles initially and between 4,000 and 7,000 vehicles starting in 2025 unless later agreed otherwise by the Kingdom and the Company.

Each of the Kingdom and the Company may disclose the material details of this letter to the public without obtaining the consent of the other following the Company’s securities filing disclosing the terms of this letter, which the Company is obligated to use its best endeavours to make the filing immediately after the signing of this letter, and notifying the Kingdom of the same.

This letter and any dispute arising out of, or in connection to it or its formation shall be subject to the laws applicable in the Kingdom of Saudi Arabia and the exclusive jurisdiction of the courts of competent jurisdiction in the Kingdom of Saudi Arabia.

/s/ Mohammed Abdullah Aljadaan

Mohammed Abdullah Aljadaan

The Minister of Finance

The Company hereby confirms its acceptance of its obligation to provide the vehicles referred to in paragraphs (1) and (2) above pursuant to the provisions set out in this letter.

By: Faisal Sultan

Position: Managing Director, Middle East

Signature:	/s/ Faisal Sultan

Date: 20 April, 2022

EXHIBIT 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Peter Rawlinson, certify that:

•	I have reviewed this Quarterly Report on Form 10-Q of Lucid Group, Inc.;

•	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

•	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

•	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

•	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

•	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

•	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

•	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

•	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

•	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

•	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2022	/s/ Peter Rawlinson
Peter Rawlinson
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sherry House, certify that:

•	I have reviewed this Quarterly report on Form 10-Q of Lucid Group, Inc.;

•	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

•	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

•	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

•	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

•	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

•	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

•	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

•	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

•	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

•	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 5, 2022	/s/ Sherry House
Sherry House
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002 (FURNISHED HEREWITH)

I, Peter Rawlinson, Chief Executive Officer of Lucid Group, Inc. (the “Company”), certify, as of the date hereof and solely for purposes of and pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2022 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

•	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: May 5, 2022	/s/ Peter Rawlinson
Peter Rawlinson
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002 (FURNISHED HEREWITH)

I, Sherry House, Chief Financial Officer of Lucid Group, Inc. (the “Company”), certify, as of the date hereof and solely for purposes of and pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

•	The Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2022 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934; and

•	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date: May 5, 2022	/s/ Sherry House
Sherry House
Chief Financial Officer
(Principal Financial Officer)